Exhibit 10.1

EXECUTION VERSION

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of January 4, 2012

among

WOODWARD, INC.,

as the Company

THE FOREIGN SUBSIDIARY BORROWERS FROM TIME TO TIME PARTIES

HERETO

THE INSTITUTIONS FROM TIME TO TIME PARTIES HERETO AS LENDERS

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

as Co-Syndication Agents

BANK OF AMERICA, N.A.

and

U.S. BANK NATIONAL ASSOCIATION

as Co-Documentation Agents

J.P. MORGAN SECURITIES LLC,

WELLS FARGO SECURITIES, LLC

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

as Joint Lead Arrangers and Book Runners

v

EXHIBITS AND SCHEDULES

Exhibits

EXHIBIT A	—	Revolving Loan Commitments (Definitions)
EXHIBIT A-1	—	Eurocurrency Payment Offices (Definitions)
EXHIBIT B	—	Form of Borrowing/Election Notice (Section 2.2, Section 2.7 and Section 2.9)
EXHIBIT C	—	Form of Request for Letter of Credit (Section 3.4)
EXHIBIT D	—	Form of Assignment Agreement (Definitions and Section 13.3)
EXHIBIT E	—	Form of Borrower’s Counsel’s Opinion (Section 5.1)
EXHIBIT F	—	List of Closing Documents (Section 5.1)
EXHIBIT G	—	Form of Officer’s Certificate (Sections 5.2 and 7.1(A)(iii))
EXHIBIT H	—	Form of Compliance Certificate (Sections 5.2 and 7.1(A)(iii))
EXHIBIT I-1	—	Domestic Subsidiary Guaranty (Definitions)
EXHIBIT I-2	—	Form of Foreign Subsidiary Guaranty (Definitions)
EXHIBIT I-3		Amended and Restated Foreign Subsidiary Guaranty (Definitions)
EXHIBIT J	—	Form of Revolving Loan Note (If Requested) (Section 2.12(D))
EXHIBIT K	—	Intercreditor Agreement (Definitions)
EXHIBIT L	—	Form of Designation Agreement (Section 13.1(B))
EXHIBIT M	—	Form of Commitment and Acceptance (Section 2.22)
EXHIBIT N-1	—	Form of Borrowing Subsidiary Agreement (Section 2.23)
EXHIBIT N-2	—	Form of Borrowing Subsidiary Termination (Section 2.23)

Schedules

Schedule 1.1.1	—	Permitted Existing Indebtedness (Definitions)

Schedule 1.1.2	—	Permitted Existing Investments (Definitions)

Schedule 1.1.3	—	Permitted Existing Liens (Definitions)

Schedule 1.1.4	—	Permitted Existing Contingent Obligations (Definitions)

Schedule 1.1.5	—	Agreed Jurisdictions (Definitions)

Schedule 3.2	—	Transitional Letters of Credit (Section 3.2)

Schedule 6.3	—	Conflicts; Governmental Consents (Section 6.3)

Schedule 6.8	—	Subsidiaries, Significant Domestic Incorporated Subsidiaries and Significant Foreign Subsidiaries; Options and Warrants (Section 6.8)

Schedule 6.9	—	ERISA (Section 6.9)

Schedule 6.17	—	Environmental Matters (Section 6.17)

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of January 4, 2012, is entered into by and among Woodward, Inc., a Delaware corporation, as a Borrower, Woodward Governor Germany GmbH, a limited liability company under the laws of the Federal Republic of Germany (“Woodward Germany”), as a Foreign Subsidiary Borrower, the other Foreign Subsidiary Borrowers from time to time parties hereto, the institutions from time to time parties hereto as Lenders, whether by execution of this Agreement or an Assignment Agreement pursuant to Section 13.3, and JPMorgan Chase Bank, N.A., as Administrative Agent for itself and the other Lenders.

PRELIMINARY STATEMENTS

WHEREAS, the Company, Woodward Germany, certain Lenders and the Administrative Agent are parties to that certain Second Amended and Restated Credit Agreement dated as of October 25, 2007 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”); and

WHEREAS, the Company, Woodward Germany, the Lenders and the Administrative Agent have agreed to amend and restate the Existing Credit Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated in its entirety as of the date hereof as follows:

ARTICLE I: DEFINITIONS

1.1. Certain Defined Terms. The following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined.

As used in this Agreement:

“2008 Note Agreement” means that certain Note Purchase Agreement, dated as of October 1, 2008, by and among the Company, as the issuer of the 2008 Senior Notes, and the 2008 Senior Noteholders, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“2008 Senior Noteholder” means a Person holding a 2008 Senior Note.

“2008 Senior Notes” means, collectively, (i) the Series B Senior Notes due October 1, 2013 in an aggregate initial principal amount of $100,000,000, (ii) the Series C Senior Notes due October 1, 2015 in an aggregate initial principal amount of $50,000,000 and (iii) the Series D Senior Notes due October 1, 2018 in an aggregate initial principal amount of $100,000,000, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time, issued by the Company pursuant to the 2008 Note Agreement.

“2009 Note Agreement” means that certain Note Purchase Agreement, dated as of April 3, 2009, by and among the Company, as the issuer of the 2009 Senior Notes, and the 2009 Senior Noteholders, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“2009 Senior Noteholder” means a Person holding a 2009 Senior Note.

“2009 Senior Notes” means, collectively, (i) the Series E Senior Notes due April 3, 2016 in an aggregate initial principal amount of $57,000,000 and (ii) the Series F Senior Notes due April 3, 2019 in an aggregate initial principal amount of $43,000,000, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time, issued by the Company pursuant to the 2009 Note Agreement.

“Accounting Changes” is defined in Section 10.17 hereof.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Company or any of its Subsidiaries (other than transactions involving solely the Company and its Subsidiaries) (i) acquires all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding Equity Interests of another Person.

“Administrative Agent” means JPMorgan Chase, including its Affiliates and Subsidiaries, in its capacity as contractual representative for itself and the Lenders pursuant to Article XI hereof and any successor Administrative Agent appointed pursuant to and in accordance with Article XI hereof.

“Advance” means a borrowing hereunder consisting of the aggregate amount of the several Loans made by the Lenders to any Borrower of the same Type and, in the case of Eurocurrency Rate Advances, in the same currency and for the same Interest Period.

“Affected Lender” is defined in Section 2.19 hereof.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of greater than or equal to twenty percent (20%) or more of any class of voting securities (or other voting interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.

“Aggregate Revolving Loan Commitment” means the aggregate of the Revolving Loan Commitments of all the Lenders, as may be increased or reduced from time to time pursuant to the terms hereof. The initial Aggregate Revolving Loan Commitment is Four Hundred Million and 00/100 Dollars ($400,000,000.00).

“Agreed Currencies” means (i) Dollars, and (ii) so long as such currency remains an Eligible Currency, British Pounds Sterling, Japanese Yen, Canadian Dollars and euro.

“Agreed Jurisdictions” means those jurisdictions set forth on Schedule 1.1.5 hereto, or otherwise approved by the Administrative Agent and 100% of the Lenders as jurisdictions in which Foreign Subsidiary Borrowers may be organized.

“Agreement” means this Third Amended and Restated Credit Agreement, as it may be amended, restated or otherwise modified and in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus one-half of one percent (0.5%) per annum and (iii) the Eurocurrency Base Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, the Eurocurrency Base Rate for any day shall be based on the rate which would then be applicable for any Eurocurrency Rate Loan made on such date (if any such Loan would be made at all). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Base Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate, or Eurocurrency Base Rate, respectively.

“Applicable Eurocurrency Margin” means, as at any date of determination, the rate per annum then applicable to Eurocurrency Rate Loans determined in accordance with the provisions of Section 2.14(D)(ii) hereof.

“Applicable Facility Fee Percentage” means, as at any date of determination, the rate per annum then applicable in the determination of the amount payable under Section 2.14(C)(i) hereof determined in accordance with the provisions of Section 2.14(D)(ii) hereof.

“Applicable Floating Rate Margin” means, as of any date of determination, the rate per annum then applicable to Floating Rate Loans determined in accordance with the provisions of Section 2.14(D)(ii) hereof.

“Applicable L/C Fee Percentage” means, as at any date of determination, a rate per annum used to calculate Letter of Credit fees equal to the Applicable Eurocurrency Margin then in effect.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., each in its capacity as a joint lead arranger and joint book runner for the loan transaction evidenced by this Agreement.

“Assignment Agreement” means an assignment and acceptance agreement entered into in connection with an assignment pursuant to Section 13.3 hereof in substantially the form of Exhibit D.

“Asset Sale” means, with respect to any Person, the sale, lease, conveyance, disposition or other transfer by such Person of any of its assets (including by way of a sale-leaseback transaction, and including the sale or other transfer of any of the Equity Interests of any Subsidiary of such Person) to any Person other than the Company or any of its Subsidiaries other than (i) the sale of inventory in the ordinary course of business, and (ii) the sale or other disposition of any obsolete, excess, damaged, redundant, unnecessary or worn-out equipment disposed of in the ordinary course of business.

“Authorized Officer” means any of the President, Chief Executive Officer, Chief Financial Officer or Treasurer of any Borrower, acting singly, or such other Person as is authorized or designated in writing to act on behalf of such Person.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benefit Plan” means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which the Company or any other member of the Controlled Group is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

“Borrower” means the Company, Woodward Germany, any Foreign Subsidiary Borrower or any other Subsidiary Borrower made a party hereto in accordance with Section 2.23, in each case together with its successors and permitted assigns, including a debtor-in-possession on behalf of such Borrower.

“Borrowing Date” means a date on which an Advance or Swing Line Loan is made hereunder.

“Borrowing/Election Notice” is defined in Section 2.7 hereof.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit N-1.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit N-2.

“British Pounds Sterling” means the lawful currency of Great Britain.

“Business Day” means:

(a)

for the purpose of determining the Eurocurrency Base Rate, a day other than a Saturday or Sunday on which banks are open for the transaction of domestic and foreign exchange business in London, England;

(b)

for the purpose of any payment to be made in Dollars, a day other than a Saturday or Sunday on which (i) banks are open in Chicago, Illinois, and New York, New York for the conduct of substantially all of their commercial lending activities, including the transaction of domestic and foreign exchange business, (ii) interbank wire transfers can be made on the Fedwire system, and (iii) dealings in Dollars are carried on in the London interbank markets; and

(c)

for any other purpose, means a day (i) other than a Saturday or Sunday on which banks are open in Chicago, Illinois, London, and New York, New York for the conduct of substantially all of their commercial lending activities, including the transaction of domestic and foreign exchange business, and interbank wire transfers can be made on the Fedwire system, and (ii) with respect to borrowings, payment or rate selection of Loans denominated in (A) euro, a day on which such clearing system as is determined by the Administrative Agent to be suitable for clearing or settlement of euro is open for business and (B) an Agreed Currency other than Dollars and euro, a day on which the applicable Eurocurrency Payment Office related to such currency is open for the transaction of domestic and foreign exchange business.

“Buying Lender” is defined in Section 2.22 hereof.

“Canadian Dollars” means the lawful currency of Canada.

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a limited liability company, membership interests, (iv) in the case of a partnership, partnership interests (whether general or limited) and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; provided, however, that “Capital Stock” shall not include any debt securities convertible into equity securities prior to such conversion.

“Capitalized Lease” of a Person means any lease of property (real, personal or a combination thereof) by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Cash Equivalents” means (i) marketable direct obligations issued or unconditionally guaranteed by the governments of the United States and backed by the full faith and credit of the United States government; (ii) domestic and Eurocurrency certificates of deposit and time deposits, bankers’ acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies, the long-term indebtedness of which institution at the time of acquisition is rated BBB (or better) by S&P or Fitch or Baa (or better) by Moody’s, and which certificates of deposit and time deposits are fully protected against currency fluctuations for any such deposits with a term of more than ninety (90) days; (iii) shares of money market, mutual or similar funds having assets in excess of $100,000,000 and the investments of which are limited to investment grade securities (i.e., securities rated BBB (or better) by S&P or Fitch or Baa (or better) by Moody’s; and (iv) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-2 (or better) by S&P, P-2 (or better) by Moody’s, or F-2 (or better) by Fitch; provided that the maturities of such Cash Equivalents (other than as described in clause (iii) above) shall not exceed three hundred sixty-five (365) days from the date of acquisition thereof.

“Change” is defined in Section 4.2 hereof.

“Change in Law” means (a) the adoption of any law, rule, regulation or treaty (including any rules or regulations issued under or implementing any existing law) after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 4.2, by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, provided that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of thirty percent (30%) or more of the combined voting power of the Company’s outstanding Capital Stock ordinarily having the right to vote at an election of directors; or

(b) the majority of the board of directors of the Company fails to consist of Continuing Directors; or

(c) the Company conveys, transfers or leases all or substantially all of its property to any Person (other than in a transaction in which the conditions set forth in clauses (a) and (b) would not be violated as they relate to the successor to the Company following such transaction, so long as the successor assumes all obligations and liabilities of the Company hereunder).

“Closing Date” means January 4, 2012.

“Co-Syndication Agents” means each of Wells Fargo Bank, National Association and The Bank of Tokyo-Mitsubishi UFJ, Ltd.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commission” means the Securities and Exchange Commission of the United States of America and any Person succeeding to the functions thereof.

“Commitment and Acceptance” is defined in Section 2.22 hereof.

“Commitment Increase Notice” is defined in Section 2.22 hereof.

“Company” means Woodward, Inc., a Delaware corporation.

“Connection Income Tax” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise taxes.

“Consolidated Assets” means the total assets of the Company and its Subsidiaries on a consolidated basis (determined in accordance with Agreement Accounting Principles).

“Consolidated Net Worth” means, at a particular date, all amounts which would be included under shareholders’ equity (including capital stock, additional paid-in capital and retained earnings) on the consolidated balance sheet for the Company and its consolidated Subsidiaries determined in accordance with Agreement Accounting Principles.

“Consolidated Tangible Assets” means, at a particular date, Consolidated Assets, less the value (net of applicable reserves and accumulated amortization) of all goodwill, tradenames, trademarks, patents and other like intangible assets, all as determined in accordance with Agreement Accounting Principles.

“Contaminant” means any pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance, asbestos, polychlorinated biphenyls (“PCBs”), or any constituent of any such substance, and includes but is not limited to these terms as defined in Environmental, Health or Safety Requirements of Law.

“Contingent Obligation”, as applied to any Person, means any Contractual Obligation, contingent or otherwise, providing for the guarantee of, or having the same economic effect as providing a guarantee of, any Indebtedness of another or other obligation or liability of another, including, without limitation, any such Indebtedness, obligation or liability of another directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received. The amount of any Contingent Obligation shall be equal to the present value of the portion of the obligation so guaranteed or otherwise supported, in the case of known recurring obligations, and the maximum reasonably anticipated liability in respect of the portion of the obligation so guaranteed or otherwise supported assuming such Person is required to perform thereunder, in all other cases; provided that Contingent Obligations shall not include endorsements for collection in the ordinary course of business.

“Continuing Director” means, with respect to any Person as of any date of determination, any member of the board of directors of such Person who (a) was a member of such board of directors on the date of this Agreement, or (b) was nominated for election or elected to such board of directors with the approval of the Continuing Directors who were members of such board at the time of such nomination or election.

“Contractual Obligation”, as applied to any Person, means any provision of any equity or debt securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument, in any case in writing, to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

“Controlled Group” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Credit Party” means the Administrative Agent, any Issuing Bank, the Swing Line Bank or any other Lender.

“Customary Permitted Liens” means:

(i) Liens with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due and payable or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced or any such proceeding after being commenced is stayed) which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained, which reserves and provisions shall be maintained in accordance with generally accepted accounting principles as in effect from time to time, if and to the extent that such generally accepted accounting principles so require;

(ii) statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other similar Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained, which reserves and provisions shall be maintained in accordance with generally accepted accounting principles as may be in effect from time to time, if and to the extent that such generally accepted accounting principles so require;

(iii) Liens (other than Environmental Liens and Liens in favor of the IRS or the PBGC) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, appeal and performance bonds;

(iv) Liens arising with respect to zoning restrictions, easements, encroachments, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges, restrictions or encumbrances on the use of real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary use or occupancy of the real property or with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(v) Liens of attachment or judgment with respect to judgments, writs or warrants of attachment, or similar process against the Company or any of its Subsidiaries which do not constitute a Default under Section 8.1(H) hereof;

(vi) any interest or title of the lessor in the property subject to any operating lease entered into by the Company or any of its Subsidiaries in the ordinary course of business;

(vii) Liens on deposits of cash and Cash Equivalents made to secure permitted Indebtedness in connection with Hedging Agreements permitted hereunder;

(viii) Liens in favor of customs and revenues authorities which secure payment of customs duties in connection with the importation of goods; provided such Lien attaches solely to such goods being so imported and in respect of which such duties are owing;

(ix) any interest, Lien or title of a licensor, sublicensor, lessor or sublessor under any license or lease agreement in the property being leased or licensed as permitted hereunder;

(x) Liens which arise under Article 4 of the UCC on items in collection and documents and proceeds related thereto, as arising in the ordinary course of business;

(xi) Liens arising under contracts to sell goods in the ordinary course of business, including pursuant to Article 2 of the UCC;

(xii) rights of setoff or banker’s liens upon deposits of cash in favor of banks or other depository institutions, but not securing any Indebtedness for money borrowed; and

(xiii) rights of third parties to receive assets to be transferred by the Company or any Subsidiary to such third parties pursuant to Asset Sales permitted under this Agreement.

“Default” means an event described in Article VIII hereof.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Loans, (ii) fund any portion of its participations in Letters of Credit or Swing Line Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Revolving Loans and participations in then outstanding Letters of Credit and Swing Line Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Designated Lender” means, with respect to each Designating Lender, each Eligible Designee designated by such Designating Lender pursuant to Section 13.1(B).

“Designating Lender” means, with respect to each Designated Lender, the Lender that designated such Designated Lender pursuant to Section 13.1(B).

“Designation Agreement” is defined in Section 13.1(B).

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Revolving Loan Termination Date.

“DOL” means the United States Department of Labor and any Person succeeding to the functions thereof.

“Dollar” and “$” means dollars in the lawful currency of the United States of America.

“Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the Equivalent Amount of Dollars if such currency is any currency other than Dollars.

“Domestic Incorporated Subsidiary” means a Subsidiary of the Company organized under the laws of a jurisdiction located in the United States of America.

“Domestic Subsidiary Borrower” means a Subsidiary Borrower organized under the laws of a jurisdiction located in the United States of America.

“Domestic Subsidiary Guarantors” means (i) all of the Company’s Significant Domestic Incorporated Subsidiaries as of the Closing Date and (ii) all new Significant Domestic Incorporated Subsidiaries which become Domestic Subsidiary Guarantors in accordance with Section 7.2(K).

“Domestic Subsidiary Guaranty” means that certain Second Amended and Restated Subsidiary Guaranty, dated as of January 4, 2012, attached hereto as Exhibit I-1, executed by the Domestic Subsidiary Guarantors in favor of the Administrative Agent, for the ratable benefit of the Lenders, the Swing Line Bank and the Issuing Banks (as the same may be amended, restated, supplemented or otherwise modified (including to add new Domestic Subsidiary Guarantors) from time to time), unconditionally guaranteeing all of the indebtedness, obligations and liabilities of the Company and the Foreign Subsidiary Borrowers arising under or in connection with the Loan Documents.

“Drawn Foreign Amount” means on any date the aggregate principal amount of Obligations outstanding under the Agreement that are owed or guaranteed by the Foreign Subsidiaries and the aggregate stated face amount of Letters of Credit issued under the Agreement for the account of Foreign Subsidiaries.

“EBITDA” means, for any period, on a consolidated basis for the Company and its Subsidiaries, the sum of the amounts for such period, without duplication, of (i) Net Income, plus (ii) Interest Expense to the extent deducted in computing Net Income, plus (iii) charges against income for foreign, federal, state and local taxes to the extent deducted in computing Net Income, plus (iv) depreciation expense to the extent deducted in computing Net Income, plus (v) amortization expense, including, without limitation, amortization of goodwill and other intangible assets to the extent deducted in computing Net Income, plus (vi) any unusual non-cash charges to the extent deducted in computing Net Income, minus (vii) any unusual non-cash gains to the extent added in computing Net Income. EBITDA shall be calculated on a pro forma basis giving effect to Material Acquisitions and Material Asset Sales on a last twelve (12) months’ basis using, for any Permitted Acquisition, historical financial statements containing reasonable adjustments satisfactory to the Administrative Agent, broken down by fiscal quarter in the Company’s reasonable judgment.

“Effective Commitment Amount” is defined in Section 2.22 hereof.

“Eligible Currency” means any currency other than Dollars with respect to which the Administrative Agent or any Borrower has not given notice in accordance with Section 2.21 and that is readily available, freely traded, in which deposits are customarily offered to banks in the London interbank market, convertible into Dollars in the international interbank market available to the Lenders in such market and as to which an Equivalent Amount may be readily calculated. If, after the designation by the Lenders at the request of any Borrower of any currency as an Agreed Currency, currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, such country’s currency is, in the determination of the Administrative Agent, no longer readily available or freely traded or (ii) as to which, in the determination of the Administrative Agent, an Equivalent Amount is not readily calculable (each of clause (i) and (ii), a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Lenders and the Borrowers, and such country’s currency shall no longer be an Agreed Currency until such time as the Disqualifying Event(s) no longer exist, but in any event within five (5) Business Days of receipt of such notice from the Administrative Agent, the Borrowers shall repay all Loans in such currency to which the Disqualifying Event applies or convert such Loan into Loans in Dollars or another Agreed Currency, subject to the other terms contained in Articles II and IV.

“Eligible Designee” means a special purpose corporation, partnership, trust, limited partnership or limited liability company that is administered by the respective Designating Lender or an Affiliate of such Designating Lender and (i) is organized under the laws of the United States of America or any state thereof, (ii) is engaged primarily in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and (iii) issues (or the parent of which issues) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s.

“Environmental, Health or Safety Requirements of Law” means all Requirements of Law derived from or relating to foreign, federal, state and local laws or regulations relating to or addressing pollution or protection of the environment, or protection of worker health or safety, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., in each case including any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder, and any state or local equivalent thereof.

“Environmental Lien” means a lien in favor of any Governmental Authority for (a) any liability under Environmental, Health or Safety Requirements of Law, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

“Environmental Property Transfer Act” means any applicable requirement of law that conditions, restricts, prohibits or requires any notification or disclosure triggered by the closure of any property or the transfer, sale or lease of any property or deed or title for any property for environmental reasons, including, but not limited to, any so-called “Industrial Site Recovery Act” or “Responsible Property Transfer Act.”

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equivalent Amount” of any currency at any date shall mean the equivalent in Dollars of such currency, calculated on the basis of the arithmetic mean of the buy and sell spot rates of exchange of the Administrative Agent or an Affiliate of the Administrative Agent in the London interbank market (or other market where the Administrative Agent’s foreign exchange operations in respect of such currency are then being conducted) for such other currency as reported by Reuters or any other generally recognized financial information service at or about 11:00 a.m. (local time applicable to the transaction in question) on the date on which such amount is to be determined, rounded up to the nearest amount of such currency as determined by the Administrative Agent from time to time; provided, however, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent or an Affiliate of the Administrative Agent may use any reasonable method it deems appropriate (after consultation with the Borrower) to determine such amount, and such determination shall be conclusive absent manifest error.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Company or any other member of the Controlled Group of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Company or any other member of the Controlled Group from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by the Company or any other member of the Controlled Group of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (g) the receipt by the Company or any other member of the Controlled Group of any notice, or the receipt by any Multiemployer Plan from the Company or any other member of the Controlled Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“euro” means the lawful currency of the member states of the European Union which adopted the Council Regulation E.C. No. 1103/97 dated 17 June 1997 passed by the Council of the European Union, or, if different, the then lawful currency of the member states of the European Union that participate in the third stage of the Economic and Monetary Union.

“Eurocurrency Base Rate” means, with respect to a Eurocurrency Rate Loan for the relevant Interest Period, the applicable British Bankers’ Association Interest Settlement Rate for deposits in the Agreed Currency as reported by Reuters or any other generally recognized financial information service as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period (or, in the case of any Eurocurrency Rate Loan denominated in British Pounds Sterling, on the first day of such Interest Period), and having a maturity equal to such Interest Period, as adjusted for Reserves, if applicable, provided that, if no such British Bankers’ Association LIBOR rate is available to the Administrative Agent, the applicable Eurocurrency Base Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which JPMorgan Chase or one of its Affiliate banks offers to place deposits in the Agreed Currency with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, in the approximate amount of JPMorgan Chase’s relevant Eurocurrency Rate Loan and having a maturity equal to such Interest Period, as adjusted for Reserves.

“Eurocurrency Payment Office” of the Administrative Agent shall mean, for each of the Agreed Currencies, any agency, branch or Affiliate of the Administrative Agent, specified as the “Eurocurrency Payment Office” for such Agreed Currency on Exhibit A-1 hereto or such other agency, branch, Affiliate or correspondence bank of the Administrative Agent, as it may from time to time specify to the Borrowers and each Lender as its Eurocurrency Payment Office.

“Eurocurrency Rate” means, with respect to a Eurocurrency Rate Loan or Advance for the relevant Interest Period, the Eurocurrency Base Rate applicable to such Interest Period plus the Applicable Eurocurrency Margin then in effect.

“Eurocurrency Rate Advance” means an Advance which bears interest at the Eurocurrency Rate.

“Eurocurrency Rate Loan” means a Loan made on a fully syndicated basis pursuant to Section 2.1, which bears interest at the Eurocurrency Rate.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Company or any Subsidiary hereunder, (a) income or franchise taxes, in each case (i) imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of any Non-U.S. Lender, any United States withholding tax that (i) is resulting from any law in effect on the date such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.14(E), or (ii) is attributable to such Non-U.S. Lender’s failure to comply with Section 2.14(E) and (d) any U.S. federal withholding taxes imposed under FATCA.

“Existing Credit Agreement” is defined in the Preliminary Statements hereto.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any date that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means each of the following fee letters, each dated November 28, 2011, and as each may be amended, restated, supplemented or otherwise modified from time to time: (i) Fee Letter among the Borrower, JPMorgan Chase Bank, N.A., and J.P. Morgan Securities LLC; (ii) Fee Letter among the Borrower, Wells Fargo Bank, National Association and Wells Fargo Securities, LLC; and (iii) Fee Letter among the Borrower and The Bank of Tokyo-Mitsubishi UFJ, Ltd.;

“Fitch” means Fitch Investors Service, L.P., together with its successors and assigns.

“Fixed-Rate Loan” means any Eurocurrency Rate Loan bearing a fixed rate of interest for the applicable Interest Period.

“Floating Rate” means, for any day for any Loan or Advance, a rate per annum equal to the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes, plus the Applicable Floating Rate Margin then in effect.

“Floating Rate Advance” means an Advance which bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan, or portion thereof, which bears interest at the Floating Rate.

“Foreign Guarantor” is defined in Section 7.3(D)(v).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Incorporated Subsidiary.

“Foreign Subsidiary Borrower” means Woodward Germany and any Foreign Subsidiary that has been designated as a Foreign Subsidiary Borrower pursuant to Section 2.23 and that has not ceased to be a Foreign Subsidiary Borrower pursuant to such Section.

“Foreign Subsidiary Guarantor” means, with respect to any Foreign Subsidiary Borrower, each of such Foreign Subsidiary Borrower’s Significant Foreign Subsidiaries to the extent that, in the reasonable judgment of the Company and the Administrative Agent, such guaranty would not result in any unreasonably adverse tax obligations as a result thereof, and to the extent such guaranty is not prohibited by applicable laws or regulations and “Foreign Subsidiary Guarantors” means all such guarantors, collectively.

“Foreign Subsidiary Guaranty” means any of those certain Foreign Subsidiary Guaranties, in the form attached hereto as Exhibit I-2, executed by the Foreign Subsidiary Guarantors in favor of the Administrative Agent, for the ratable benefit of the Lenders, the Swing Line Bank and the Issuing Banks, including, without limitation, the Amended and Restated Foreign Subsidiary Guaranty dated as of January 4, 2012 and attached hereto as Exhibit I-3 (as each of the same may be amended, restated, supplemented or otherwise modified) whereby Foreign Subsidiary Guarantors unconditionally guarantee all of the indebtedness, obligations and liabilities of their Foreign Subsidiary Borrower (parent corporation) arising under or in connection with the Loan Documents.

“Foreign Subsidiary Investment Limitation” means (i) at any time the Leverage Ratio is equal to or greater than 2.50 to 1.00 but less than 3.00 to 1.00, aggregate Investments by the Company and its Subsidiaries in Foreign Subsidiaries, measured by the cash value at the time of Investment, shall not exceed $400,000,000 plus the Drawn Foreign Amount, and (ii) at any time the Leverage Ratio is equal to or greater than 3.00 to 1.00, aggregate Investments by the Company and its Subsidiaries in Foreign Subsidiaries, measured by the cash value at the time of Investment, shall not exceed $200,000,000 plus the Drawn Foreign Amount; provided, however, for any period during which at least 65% of the aggregate voting Equity Interests of a Foreign Subsidiary have been pledged (on a first priority basis and pursuant to agreements, documents and instruments reasonably acceptable to the Required Lenders and the other requisite creditors needed to approve amendments or modifications to the Intercreditor Agreement) to secure the Obligations and the obligations owing under and in connection with the financings subject to the Intercreditor Agreement, Investments in such Foreign Subsidiary shall not be included in any determination of compliance with the then applicable Foreign Subsidiary Investment Limitation; provided, further that any amounts of cash or property distributed as a dividend or otherwise from any Foreign Subsidiary to the Company or any Significant Domestic Incorporated Subsidiary shall be deemed to reduce the aggregate Investments in Foreign Subsidiaries by such amount. In addition to the foregoing, if, within sixty (60) days after any Investment is made in a Foreign Subsidiary and (i) a pledge as described in the first proviso of this definition is entered into with respect to the Equity Interests of the Foreign Subsidiary into which such Investment is made, (ii) the Foreign Subsidiary into which such Investment is made becomes a Foreign Guarantor, or (iii) the Company or any of its Subsidiaries issues additional Equity Interests, the proceeds of which are used to pay down outstanding Indebtedness in an amount sufficient to reduce the Leverage Ratio to a level that permits such Investment, then such Investment shall not be subject to this Foreign Subsidiary Investment Limitation.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Governmental Acts” is defined in Section 3.10(A) hereof.

“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“Hedging Agreements” is defined in Section 7.3(M) hereof.

“Hedging Arrangements” is defined in the definition of “Hedging Obligations” below.

“Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants or any similar derivative transactions (“Hedging Arrangements”), and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Indebtedness” of a person means, without duplication, such Person’s (i) obligations for borrowed money, including, without limitation, subordinated indebtedness, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such person’s business payable on terms customary in the trade and other than earn-outs or other similar forms of contingent purchase prices), (iii) obligations, whether or not assumed, secured by Liens on or payable out of the proceeds or production from property or assets now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) Capitalized Lease Obligations, (vi) Contingent Obligations with respect to the Indebtedness of other Persons, (vii) obligations with respect to letters of credit, (viii) Off-Balance Sheet Liabilities, (ix) Receivables Facility Attributed Indebtedness, (x) Disqualified Stock, and (xi) net Hedging Obligations, calculated on a marked-to-market basis. The amount of Indebtedness of any Person at any date shall be without duplication (i) the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any such Contingent Obligations at such date and (ii) in the case of Indebtedness of others secured by a Lien to which the property or assets owned or held by such Person is subject, the lesser of the fair market value at such date of any asset subject to a Lien securing the Indebtedness of others and the amount of the Indebtedness secured.

“Indemnified Matters” is defined in Section 10.7(B) hereof.

“Indemnitees” is defined in Section 10.7(B) hereof.

“Initial Obligor Group” means each member of the Obligor Group as of the Closing Date.

“Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, dated as of October 1, 2008 (the form of which is attached hereto as Exhibit K), by and among the Administrative Agent, the administrative agent under the Term Loan Credit Facility, the 2008 Senior Noteholders, the 2009 Senior Noteholders and any other credit provider to the Company which may become party thereto from time to time, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Interest Expense” means, without duplication, for any period, the total interest expense of the Company and its consolidated Subsidiaries, whether paid or accrued (including the interest component of Capitalized Leases, commitment, facility and letter of credit fees, Off-Balance Sheet Liabilities and net payments or receipts (if any) pursuant to Hedging Arrangements relating to interest rate protection), all as determined in conformity with Agreement Accounting Principles.

“Interest Period” means, with respect to a Eurocurrency Rate Loan, a period of one (1), two (2), three (3), six (6), or, if requested by a Borrower and consented to by the Administrative Agent, nine (9) or twelve (12) months, commencing on a Business Day selected by such Borrower on which a Eurocurrency Rate Advance is made to such Borrower pursuant to this Agreement. Such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one (1), two (2), three (3) or six (6) months (or, if applicable, nine (9) or twelve (12) months) thereafter; provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth (or, if applicable, ninth or twelfth) succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth (or, if applicable, ninth or twelfth) succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Investment” means, with respect to any Person, (i) any purchase or other acquisition by that Person of any Indebtedness, Equity Interests or other securities, or of a beneficial interest in any Indebtedness, Equity Interests or other securities, issued by any other Person, (ii) any purchase by that Person of all or substantially all of the assets of a business (whether of a division, branch, unit operation, or otherwise) conducted by another Person, and (iii) any loan, advance (other than deposits with financial institutions, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business.

“IRS” means the Internal Revenue Service and any Person succeeding to the functions thereof.

“Issuing Banks” means JPMorgan Chase or any of its Affiliates, or any other Lender in its separate capacity as an issuer of Letters of Credit pursuant to Section 3.1. The designation of any Lender as an Issuing Bank after the date hereof shall be subject to the prior written consent of such Lender and of the Administrative Agent, which consent of the Administrative Agent shall not be unreasonably withheld or delayed.

“Japanese Yen” means the lawful currency of Japan.

“JPMorgan Chase” JPMorgan Chase Bank, N.A., in its individual capacity, and its successors.

“Joint Venture” means any Person in which the Company and its Subsidiaries, collectively, own up to (but not more than) 50% of the Capital Stock thereof.

“Last Twelve-Month Period” means, with respect to any fiscal quarter, the four-fiscal quarter period ending on the last day of such fiscal quarter.

“L/C Documents” is defined in Section 3.4 hereof.

“L/C Draft” means a draft drawn on an Issuing Bank pursuant to a Letter of Credit.

“L/C Interest” shall have the meaning ascribed to such term in Section 3.6 hereof.

“L/C Obligations” means, without duplication, an amount equal to the sum of (i) the aggregate of the Dollar Amount then available for drawing under each of the Letters of Credit and (ii) the aggregate outstanding Dollar Amount of all Reimbursement Obligations at such time. The L/C Obligations of any Lender at any time shall be its Pro Rata Share of the total L/C Obligations at such time.

“Lender Increase Notice” is defined in Section 2.22 hereof.

“Lenders” means the lending institutions listed on the signature pages of this Agreement or parties to Assignment Agreements delivered pursuant to Section 13.3, including the Issuing Banks, the Swing Line Banks and each of their respective successors and assigns.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, any office, branch, subsidiary or affiliate of such Lender or the Administrative Agent.

“Letter of Credit” means the standby letters of credit (i) to be issued by the Issuing Banks pursuant to Section 3.1 hereof or (ii) deemed issued by an Issuing Bank pursuant to Section 3.2 hereof.

“Leverage Ratio” is defined in Section 7.4(A) hereof.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan(s)” means, with respect to a Lender, such Lender’s portion of any Advance made pursuant to Section 2.1 hereof, as applicable, and in the case of the Swing Line Bank, any Swing Line Loan made pursuant to Section 2.2 hereof, and collectively, all Revolving Loans and Swing Line Loans, whether made or continued as or converted to Floating Rate Loans or Fixed-Rate Loans.

“Loan Account” is defined in Section 2.12(A) hereof.

“Loan Documents” means this Agreement, any promissory notes executed pursuant to Section 2.12(D), the Domestic Subsidiary Guaranty, the Foreign Subsidiary Guaranty, the Intercreditor Agreement, and all other documents, instruments, notes and agreements executed in connection therewith or contemplated thereby, in each case, as the same may be amended, restated or otherwise modified and in effect from time to time.

“Margin Stock” shall have the meaning ascribed to such term in Regulation U.

“Material Acquisition” means one or more related acquisitions for net consideration in excess of $50,000,000.

“Material Adverse Effect” means a material adverse effect upon (a) the business, financial condition, operations, assets, or properties of the Company and its Subsidiaries, taken as a whole, (b) the ability of the Company or any of its Subsidiaries to perform its material obligations under the Loan Documents, or (c) the ability of the Lenders or the Administrative Agent to enforce the material Obligations.

“Material Asset Sale” means any Asset Sale or series of Asset Sales the fair market value of which is equal to or greater than $20,000,000 individually or in the aggregate.

“Moody’s” means Moody’s Investors Service, Inc., together with its successors and assigns.

“Multiemployer Plan” means a “Multiemployer Plan” as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by either the Company or any member of the Controlled Group.

“Net Domestic Indebtedness” means, as of any date of determination, the excess, if any, of (i) Indebtedness of the Company, its Domestic Incorporated Subsidiaries and its Foreign Subsidiaries that are not Foreign Subsidiary Borrowers as of such date over (ii) the Unrestricted Domestic Cash Amount as of such date.

“Net Foreign Subsidiary Borrower Indebtedness” means, as of any date of determination, the excess, if any, of (i) Indebtedness of the Foreign Subsidiary Borrowers as of such date over (ii) the Unrestricted Foreign Subsidiary Borrower Cash Amount as of such date.

“Net Income” means, for any period, the net income (or loss) after taxes of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with Agreement Accounting Principles; provided, that (i) no income (or loss) of any Joint Venture shall be included in Net Income other than cash dividends or other distributions actually paid to Company or any of its Subsidiaries by such Joint Venture during such period, and (ii) there shall be excluded from Net Income the income of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Net Indebtedness” means, as of any date of determination, the sum of Net Foreign Subsidiary Borrower Indebtedness and Net Domestic Indebtedness.

“Non-Required Lender” is defined in the definition of “Required Lender”.

“Obligations” means all Loans, L/C Obligations, advances, debts, liabilities, obligations, covenants and duties owing by the Company or any of its Subsidiaries to the Administrative Agent, any Lender, the Swing Line Bank, the Arrangers, any Co-Syndication Agent, any Affiliate of the Administrative Agent or any Lender, the Issuing Bank, or any Indemnitee, of any kind or nature, present or future, arising under this Agreement, the L/C Documents, the Domestic Subsidiary Guaranty, the Foreign Subsidiary Guaranty, or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all Hedging Obligations owing under Hedging Agreements to any Lender or any Affiliate of any Lender, all interest, charges, expenses, fees, attorneys’ fees and disbursements, paralegals’ fees (in each case whether or not allowed), and any other sum chargeable to the Company or any of its Subsidiaries under this Agreement or any other Loan Document.

“Obligor Group” means (a) the Borrowers and (b) the Subsidiary Guarantors.

“Off-Balance Sheet Liabilities” of a person means (a) any Receivables Facility Attributed Indebtedness and repurchase obligations or liabilities of such Person or any of its Subsidiaries with respect to Receivables or notes receivable sold by such Person or any of its Subsidiaries, (b) any liabilities of such Person or any of its Subsidiaries under any sale and leaseback transactions which do not create liabilities on the consolidated balance sheet of such Person, (c) any liabilities of such Person or any of its Subsidiaries under any financing lease or so-called “synthetic” lease transaction, or (d) any obligations of such Person or any of its Subsidiaries arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which, in the case of the foregoing clauses (a) through (d), does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries.

“Original Currency” is defined in Section 2.11(b) hereof.

“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender, or any Issuing Bank, Taxes imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” is defined in Section 2.14(E)(ii) hereof.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Participants” is defined in Section 13.2(A) hereof.

“Payment Date” means the last day of each March, June, September and December and the Termination Date; provided, that if any such date falls on a day other than a Business Day, the Payment Date shall be the immediately succeeding Business Day.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Acquisition” is defined in Section 7.3(G) hereof.

“Permitted Existing Contingent Obligations” means the Contingent Obligations of the Company and its Subsidiaries identified as such on Schedule 1.1.4 to this Agreement.

“Permitted Existing Indebtedness” means the Indebtedness of the Company and its Subsidiaries identified as such on Schedule 1.1.1 to this Agreement.

“Permitted Existing Investments” means the Investments of the Company and its Subsidiaries identified as such on Schedule 1.1.2 to this Agreement.

“Permitted Existing Liens” means the Liens on assets of the Company and its Subsidiaries identified as such on Schedule 1.1.3 to this Agreement.

“Permitted Refinancing Indebtedness” means any replacement, renewal, refinancing or extension of any Indebtedness permitted by this Agreement that (i) does not exceed the aggregate maximum principal amount of and maximum unused commitments under (in each case, giving effect to any permitted increases expressly provided for therein), and accrued interest and any applicable premium and associated fees and expenses of, the Indebtedness being replaced, renewed, refinanced or extended, (ii) does not have a Weighted Average Life to Maturity at the time of such replacement, renewal, refinancing or extension that is less than the Weighted Average Life to Maturity of the Indebtedness being replaced, renewed, refinanced or extended, (iii) does not rank at the time of such replacement, renewal, refinancing or extension senior to the Indebtedness being replaced, renewed, refinanced or extended, and (iv) does not contain terms (including, without limitation, terms relating to security, covenants, subordination, event of default and remedies) materially less favorable to the Company than those applicable to the Indebtedness being replaced, renewed, refinanced or extended.

“Person” means any individual, corporation, firm, enterprise, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company or other entity of any kind, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee benefit plan defined in Section 3(3) of ERISA in respect of which the Company or any member of the Controlled Group is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA (but excluding Multi-Employer Plans).

“Pricing Grid Leverage Ratio” means the Leverage Ratio; provided, that when determining the Unrestricted Domestic Cash Amount and Unrestricted Foreign Subsidiary Borrower Cash Amount components thereof, up to $100,000,000 in the aggregate may be deducted in the calculation of Net Domestic Indebtedness and Net Foreign Subsidiary Borrower Indebtedness (as opposed to the individual $20,000,000 limitations that are otherwise set forth in such definitions).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Proposed New Lender” is defined in Section 2.22 hereof.

“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (x) such Lender’s Revolving Loan Commitment at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) by (y) the Aggregate Revolving Loan Commitment at such time; provided, however, if all of the Revolving Loan Commitments are terminated pursuant to the terms of this Agreement, then “Pro Rata Share” means the percentage obtained by dividing (x) the sum of (A) such Lender’s Revolving Loans, plus (B) such Lender’s share of the obligations to purchase participations in Swing Line Loans and Letters of Credit, by (y) the sum of (A) the aggregate outstanding amount of all Revolving Loans, plus (B) the aggregate outstanding amount of all Swing Line Loans and all Letters of Credit. Notwithstanding the foregoing, in the case of Section 2.24, when a Defaulting Lender shall exist, each Defaulting Lender’s Revolving Loan Commitment, Revolving Loans and share of Swing Line Loans and Letters of Credit shall be disregarded as contemplated by Section 2.24 when determining “Pro Rata Share” hereunder.

“Purchasers” is defined in Section 13.3(A).

“Rate Option” means the Eurocurrency Rate or the Floating Rate, as applicable.

“Receivable(s)” means and includes all of the Company’s and each Subsidiary’s presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of the Company or such Subsidiary to payment for goods sold or leased or for services rendered in the ordinary course of the Company’s or such Subsidiary’s business (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guarantees with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

“Receivables Facility Attributed Indebtedness” means the amount of obligations outstanding under a receivables purchase facility on any date of determination that would be characterized as principal if such facility were structured as a secured lending transaction rather than as a purchase.

“Register” is defined in Section 13.3(D) hereof.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by and to brokers and dealers of securities for the purpose of purchasing or carrying margin stock (as defined therein).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying Margin Stock applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

“Reimbursement Obligation” is defined in Section 3.7 hereof.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Contaminants through or in the air, soil, surface water or groundwater.

“Replacement Lender” is defined in Section 2.19 hereof.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days after such event occurs.

“Request for Letter of Credit” is defined in Section 3.4(A) hereof.

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Revolving Credit Obligations and unused Revolving Loan Commitments representing more than 50% of the sum of the total Revolving Credit Obligations and unused Revolving Loan Commitments at such time.

“Requirements of Law” means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act, the Securities Exchange Act of 1934, Regulations T, U and X, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, rules, regulations and executive orders administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or permit or environmental, labor, employment, occupational safety or health law, rule or regulation, including Environmental, Health or Safety Requirements of Law.

“Reserves” shall mean the maximum reserve requirement, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) with respect to “Eurocurrency liabilities” or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurocurrency Rate Loans is determined or category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents, or any similar reserves required by any other Governmental Authority including, without limitation, requirements imposed by the Bank of England, the Financial Services Authority or the European Central Bank.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any Equity Interests of the Company now or hereafter outstanding, except a dividend payable solely in the Company’s Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock, (ii) any redemption, retirement, purchase or other acquisition for value, direct or indirect, of any Equity Interests of the Company or any of its Subsidiaries now or hereafter outstanding, other than in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than Disqualified Stock), (iii) any redemption, purchase, retirement, defeasance, prepayment or other acquisition for value, direct or indirect, of any Indebtedness subordinated to the Obligations, (iv) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any Indebtedness (other than the Obligations) or any Equity Interests of the Company, or any of its Subsidiaries, or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission and (v) any transaction that has an effect substantially similar to the effect of any of the transactions described in the foregoing clauses (i) through (iv).

“Revolving Credit Availability” means, at any particular time, the amount by which (x) the Aggregate Revolving Loan Commitment at such time exceeds (y) the Dollar Amount of the Revolving Credit Obligations outstanding at such time.

“Revolving Credit Obligations” means, at any particular time, the sum of (i) the outstanding principal Dollar Amount of the Revolving Loans at such time, plus (ii) the outstanding principal amount of the Swing Line Loans at such time, plus (iii) the Dollar Amount of outstanding L/C Obligations at such time.

“Revolving Loan” is defined in Section 2.1 hereof.

“Revolving Loan Commitment” means, for each Lender, the obligation of such Lender to make Revolving Loans and to purchase participations in Letters of Credit and to participate in Swing Line Loans in an aggregate amount not exceeding the amount set forth on Exhibit A to this Agreement opposite its name thereon under the heading “Revolving Loan Commitment” or the signature page of the Assignment Agreement by which it became a Lender, as such amount may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment Agreement.

“Revolving Loan Termination Date” means January 4, 2017.

“S&P” means Standard and Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, together with its successors and assigns.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Selling Lender” is defined in Section 2.22 hereof.

“Significant Domestic Incorporated Subsidiary” means any Domestic Incorporated Subsidiary whose assets or sales represent more than 10% of the Company’s and its Subsidiaries’ Consolidated Assets or consolidated sales, with any determination of Consolidated Assets and consolidated sales based upon amounts shown in the Company’s most recently delivered annual consolidated financial statements.

“Significant Foreign Subsidiary” means the Foreign Subsidiary Borrowers and any other Foreign Subsidiary of the Company whose assets represent more than 10% of the Company’s and its Subsidiaries’ Consolidated Assets, with such determination of such Foreign Subsidiary’s assets and the Consolidated Assets being based upon amounts shown in the Company’s most recently delivered annual consolidated financial statements; provided that (i) with respect to any such Foreign Subsidiary which as of the Closing Date had, and thereafter continues to have, assets representing more than 3% of the Company’s and its Subsidiaries’ Consolidated Assets, such Foreign Subsidiary shall be deemed a Significant Foreign Subsidiary and (ii) solely for purposes of determining those Foreign Subsidiaries of Foreign Subsidiary Borrowers that shall be required to become Foreign Subsidiary Guarantors in accordance with Section 5.3(E), “Significant Foreign Subsidiary” shall be deemed to mean those Foreign Subsidiaries of the Company whose assets represent more than 3% of the Company’s and its Subsidiaries’ Consolidated Assets (as determined as set forth above).

“Significant Subsidiary” means either a Significant Domestic Incorporated Subsidiary or a Significant Foreign Subsidiary.

“Single Employer Plan” means a Plan maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group.

“Stock Repurchase Plan” means a formalized share repurchase plan or program approved by the board of directors of the Company and providing for the repurchase of the Capital Stock of the Company from its shareholders (either directly or through open market purchases).

“Subsidiary” of a Person means (i) any corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than fifty percent (50%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” means a Subsidiary of the Company.

“Subsidiary Guarantors” means the Domestic Subsidiary Guarantors and the Foreign Subsidiary Guarantors, together with their respective successors and assigns.

“Swing Line Bank” means JPMorgan Chase or any other Lender as a successor Swing Line Bank pursuant to the terms hereof.

“Swing Line Commitment” means the obligation of the Swing Line Bank to make Swing Line Loans to any Borrower up to a maximum principal amount of $40,000,000 at any one time outstanding.

“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time. The Swing Line Exposure of any Lender shall be its Pro Rata Share of the total Swing Line Exposure at such time.

“Swing Line Loan” means a Loan made available to a Borrower by the Swing Line Bank pursuant to Section 2.2 hereof.

“Swing Line Repayment Date” is defined in Section 2.2(D).

“Taxes” is defined in Section 2.14(E)(i) hereof.

“Term Loan Credit Facility” means the $150,000,000 Term Loan Credit Facility evidenced by the Term Loan Credit Agreement, dated as of October 1, 2008, by and among the Company, the lenders party thereto and JPMorgan Chase, as administrative agent thereunder, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Termination Date” means the earlier of (a) the Revolving Loan Termination Date, and (b) the date of termination in whole of the Aggregate Revolving Loan Commitment pursuant to Section 2.5 hereof or the Revolving Loan Commitments pursuant to Section 9.1 hereof.

“Termination Event” means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of the Company or any member of the Controlled Group from a Benefit Plan during a plan year in which the Company or such Controlled Group member was a “substantial employer” as defined in Section 4001(a)(2) of ERISA with respect to such Plan; (iii) the imposition of an obligation under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate or appoint a trustee to administer a Benefit Plan; (v) any event or condition which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; or (vi) the partial or complete withdrawal of the Company or any member of the Controlled Group from a Multiemployer Plan.

“Transferee” is defined in Section 13.4.

“Type” means, with respect to any Loan, its nature as a Floating Rate Loan or a Fixed-Rate Loan.

“Unfunded Liabilities” means (i) in the case of Single Employer Plans, the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans, and (ii) in the case of Multiemployer Plans, the withdrawal liability that would be incurred by the Controlled Group if all members of the Controlled Group completely withdrew from all Multiemployer Plans.

“Unmatured Default” means an event which, but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Unrestricted Domestic Cash Amount” means, as of any date of determination, that portion of the Company’s and its consolidated Subsidiaries’ (other than Foreign Subsidiary Borrowers’) aggregate cash and Cash Equivalents in excess of $10,000,000 that is in the United States of America and that is not encumbered by or subject to any Lien (including, without limitation, any Lien permitted hereunder), setoff (other than ordinary course setoff rights of a depository bank arising under a bank depository agreement for customary fees, charges and other account-related expenses due to such depository bank thereunder), counterclaim, recoupment, defense or other right in favor of any Person; provided, however, that notwithstanding the actual amount of the Unrestricted Domestic Cash Amount, no more than $20,000,000 of the Unrestricted Domestic Cash Amount may be deducted in the calculation of Net Domestic Indebtedness.

“Unrestricted Foreign Subsidiary Borrower Cash Amount” means, as of any date of determination, that portion of the Foreign Subsidiary Borrowers’ aggregate cash and Cash Equivalents in excess of $10,000,000 that is not encumbered by or subject to any Lien (including, without limitation, any Lien permitted hereunder), setoff (other than ordinary course setoff rights of a depository bank arising under a bank depository agreement for customary fees, charges and other account-related expenses due to such depository bank thereunder), counterclaim, recoupment, defense or other right in favor of any Person; provided, however, that notwithstanding the actual amount of the Unrestricted Foreign Subsidiary Borrower Cash Amount, no more than $20,000,000 of the Unrestricted Foreign Subsidiary Borrower Cash Amount may be deducted in the calculation of Net Foreign Subsidiary Borrower Indebtedness.

“Weighted Average Life to Maturity” means when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with generally accepted accounting principles as in effect from time to time.

1.2. References. Any references to Subsidiaries of the Company set forth herein with respect to representations and warranties which deal with historical matters shall be deemed to include the Company and its Subsidiaries and shall not in any way be construed as consent by the Administrative Agent or any Lender to the establishment, maintenance or acquisition of any Subsidiary, except as may otherwise be permitted hereunder.

ARTICLE II: REVOLVING LOAN FACILITIES

2.1. Revolving Loans.

(A) Upon the satisfaction of the conditions precedent set forth in Sections 5.1 and 5.2, from and including the Closing Date and prior to the Termination Date, each Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make revolving loans to the Borrowers from time to time, in Dollars or Eurocurrency Rate Loans in any Agreed Currency, in a Dollar Amount not to exceed such Lender’s Pro Rata Share of Revolving Credit Availability at such time (each individually, a “Revolving Loan” and, collectively, the “Revolving Loans”); provided, however, that, after giving effect to any such Revolving Loan, (i) the Dollar Amount of the Revolving Credit Obligations shall not exceed the Aggregate Revolving Loan Commitment and (ii) the Dollar Amount of the aggregate outstanding principal amount of Revolving Loans made hereunder in a currency other than Dollars or made to the Foreign Subsidiary Borrowers shall not exceed $150,000,000. Subject to the terms of this Agreement, the Borrowers may borrow, repay and reborrow Revolving Loans at any time prior to the Termination Date. At the relevant Borrower’s option (so long as such option is exercised in accordance with Sections 2.7 and 2.9 and the other terms and conditions of this Agreement), Revolving Loans shall be either Floating Rate Loans or Eurocurrency Rate Loans. On the Termination Date, the Borrowers shall repay in full the outstanding principal balance of the Revolving Loans. Each Advance under this Section 2.1 shall consist of Revolving Loans made by each Lender ratably in proportion to such Lender’s respective Pro Rata Share.

(B) Borrowing/Election Notice. In accordance with Section 2.13, the applicable Borrower (or the Company on behalf of the applicable Borrower) may telephonically request Advances hereunder, provided, however, that (i) notices relating to Loans in an Agreed Currency other than Dollars may not be delivered telephonically and (ii) immediately following any telephonic request the applicable Borrower (or the Company on behalf of the applicable Borrower) shall deliver to the Administrative Agent a written confirmation of such telephonic request. If a telephonic request is not made with respect to any Advance in accordance with Section 2.13, then the applicable Borrower (or the Company on behalf of the applicable Borrower) shall deliver to the Administrative Agent a Borrowing/Election Notice, signed by it, in accordance with the terms of Section 2.7, in order to request such Advance. In either case, the Administrative Agent shall promptly notify each Lender of such request.

(C) Making of Revolving Loans. Promptly after receipt of the Borrowing/Election Notice under Section 2.7 in respect of Revolving Loans, the Administrative Agent shall notify each Lender by telex or telecopy, or other similar form of transmission, of the requested Revolving Loan. Each Lender shall make available its Revolving Loan in accordance with the terms of Section 2.6. The Administrative Agent will promptly make the funds so received from the Lenders available to the applicable Borrower at the Administrative Agent’s office in Chicago, Illinois or the Administrative Agent’s Eurocurrency Payment Office corresponding with the applicable Borrower on the applicable Borrowing Date and shall disburse such proceeds in accordance with such Borrower’s disbursement instructions set forth in such Borrowing/Election Notice. The failure of any Lender to deposit the amount described above with the Administrative Agent on the applicable Borrowing Date shall not relieve any other Lender of its obligations hereunder to make its Revolving Loan on such Borrowing Date.

2.2. Swing Line Loans.

(A) Amount of Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Section 5.1 and 5.2, from and including the Closing Date and prior to the Termination Date, the Swing Line Bank agrees, on the terms and conditions set forth in this Agreement, to make swing line loans to the Company from time to time, in Dollars, in an amount not to exceed the Swing Line Commitment (each, individually, a “Swing Line Loan” and collectively, the “Swing Line Loans”); provided, however, at no time shall the Dollar Amount of the Revolving Credit Obligations exceed the Aggregate Revolving Loan Commitment; and provided, further, that at no time shall the sum of (a) the Swing Line Lender’s Pro Rata Share of the Swing Line Loans, plus (b) the outstanding Dollar Amount of Revolving Loans made by the Swing Line Bank pursuant to Section 2.1, exceed the Swing Line Bank’s Revolving Loan Commitment at such time. Subject to the terms of this Agreement, the Borrowers may borrow, repay and reborrow Swing Line Loans at any time prior to the Termination Date.

(B) Borrowing/Election Notice. The Company shall deliver to the Administrative Agent and the Swing Line Bank a Borrowing/Election Notice, signed by it, not later than 1:00 p.m. (Chicago time) on the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which date shall be a Business Day and which may be the same date as the date the Borrowing/Election Notice is given), and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $100,000.

(C) Making of Swing Line Loans. Promptly after receipt of the Borrowing/Election Notice under Section 2.2(B) in respect of Swing Line Loans, the Administrative Agent shall notify each Lender by telex or telecopy, or other similar form of transmission, of the requested Swing Line Loan. Not later than 2:00 p.m. (Chicago time) on the applicable Borrowing Date, the Swing Line Bank shall make available its Swing Line Loan, in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Article XIV. The Administrative Agent will promptly make the funds so received from the Swing Line Bank available to the Company on the Borrowing Date at the Administrative Agent’s aforesaid address.

(D) Repayment of Swing Line Loans. Each Swing Line Loan shall be paid in full by the applicable Borrower on or before the later to occur of (x) the fifth (5th) Business Day after the Borrowing Date for such Swing Line Loan and (y) such other Business Day as may be agreed to in writing by the Company and the Swing Line Lender (the “Swing Line Repayment Date”). The Company may at any time pay, without penalty or premium, all outstanding Swing Line Loans or, in a minimum amount of $100,000 and increments of $100,000 in excess thereof, any portion of the outstanding Swing Line Loans, upon same-day notice to the Administrative Agent and the Swing Line Bank. In addition, the Administrative Agent (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan, or (ii) shall on the Swing Line Repayment Date require each Lender (including the Swing Line Bank) to make a Revolving Loan in the amount of such Lender’s Pro Rata Share of such Swing Line Loan, for the purpose of repaying such Swing Line Loan. No later than 2:00 p.m. (Chicago time) on the date of any notice received pursuant to this Section 2.2(D), each Lender shall make available its required Revolving Loan or Revolving Loans, in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Article XIV. Revolving Loans made pursuant to this Section 2.2(D) shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurocurrency Rate Loans in the manner provided in Section 2.9 and subject to the other conditions and limitations therein set forth and set forth in this Article II. Unless a Lender shall have notified the Swing Line Bank, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 5.1 and 5.2 had not then been satisfied, such Lender’s obligation to make Revolving Loans pursuant to this Section 2.2(D) to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Administrative Agent, the Swing Line Bank or any other Person, (b) the occurrence or continuance of a Default or Unmatured Default, (c) any adverse change in the condition (financial or otherwise) of the Company and/or its Subsidiaries, or (d) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.2(D), the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.2(D), such Lender shall be deemed, at the option of the Administrative Agent, to have unconditionally and irrevocably purchased from the Swing Line Bank, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Termination Date, the Company shall repay in full the outstanding principal balance of the Swing Line Loans.

2.3. Rate Options for all Advances; Maximum Interest Periods. The Swing Line Loans shall be Floating Rate Advances or shall bear interest at such other rate as may be agreed to between the Company and the Swing Line Bank at the time of the making of any such Swing Line Loan. The Revolving Loans may be Floating Rate Advances or Eurocurrency Rate Advances, or a combination thereof, selected by the applicable Borrower in accordance with Section 2.9; provided, however, that Revolving Loans denominated in any Agreed Currency other than Dollars may only be Eurocurrency Rate Advances. The applicable Borrower may select, in accordance with Section 2.9, Rate Options and Interest Periods applicable to portions of the Revolving Loans; provided, that there shall be no more than eight (8) Interest Periods in effect with respect to all of the Loans at any time.

2.4. Optional Payments; Mandatory Prepayments.

(A) Optional Payments. Each Borrower may from time to time and at any time upon at least one (1) Business Day’s prior written notice repay or prepay, without penalty or premium all or any part of its outstanding Floating Rate Advances in an aggregate minimum amount of $1,000,000 and in integral multiples of $100,000 in excess thereof; provided that Swingline Advances may be paid on same-day notice. Eurocurrency Rate Advances may be voluntarily repaid or prepaid prior to the last day of the applicable Interest Period, subject to the indemnification provisions contained in Section 4.4 in an aggregate minimum amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof (or, if less, in the full amount of any Loan), provided, that a Borrower may not so prepay Eurocurrency Rate Advances unless it shall have provided at least three (3) Business Days’ prior written notice to the Administrative Agent of such prepayment if the Agreed Currency is Dollars and four (4) Business Days’ prior written notice to the Administrative Agent if the Agreed Currency is a Currency other than Dollars.

(B) Mandatory Prepayments of Revolving Loans.

(i) If at any time and for any reason (other than fluctuations in currency exchange rates) the Dollar Amount of the Revolving Credit Obligations are greater than the Aggregate Revolving Loan Commitment, the Borrowers shall immediately make a mandatory prepayment of the Obligations in an amount equal to such excess.

(ii) If at any time:

(x)

the Dollar Amount of the Revolving Credit Obligations exceeds one hundred five percent (105%) of the Aggregate Revolving Loan Commitment, whether as a result of fluctuations in currency exchange rates, or otherwise, the Borrowers for the ratable benefit of the Lenders shall immediately prepay Loans in an aggregate amount such that after giving effect thereto the Dollar Amount of the Revolving Credit Obligations is less than or equal to the Aggregate Revolving Loan Commitment; or

(y)

the Dollar Amount of the aggregate outstanding principal amount of Revolving Loans made pursuant to Section 2.1(A) in a currency other than Dollars exceeds $150,000,000, whether as a result of fluctuations in currency exchange rates or otherwise, the Borrowers shall on such date prepay loans in an amount sufficient to eliminate such excess.

2.5. Reduction of Commitments. The Borrowers may permanently reduce the Aggregate Revolving Loan Commitment in whole, or in part ratably among the Lenders, in an aggregate minimum amount of $5,000,000 with respect thereto and integral multiples of $1,000,000 in excess of that amount with respect thereto (unless the Aggregate Revolving Loan Commitment is reduced in whole), upon at least three (3) Business Days’ prior written notice to the Administrative Agent (or at least four (4) Business Days if a concurrent prepayment in an Agreed Currency other than Dollars is requested), which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Revolving Loan Commitment may not be reduced below the aggregate principal Dollar Amount of the outstanding Revolving Credit Obligations. All accrued facility fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder.

2.6. Method of Borrowing. Not later than 1:00 p.m. (Chicago time) on each Borrowing Date, each Lender shall make available its Revolving Loan in immediately available funds in the Agreed Currency to the Administrative Agent at its address specified pursuant to Article XIV, unless the Administrative Agent has notified the Lenders that such Loan is to be made available to the applicable Borrower at the Administrative Agent’s Eurocurrency Payment Office, in which case each Lender shall make available its Loan or Loans, in funds immediately available to the Administrative Agent at its Eurocurrency Payment Office, not later than 1:00 p.m. (local time in the city of the Administrative Agent’s Eurocurrency Payment Office) in the Agreed Currency designated by the Administrative Agent. The Administrative Agent will promptly make the funds so received from the Lenders available to the applicable Borrower at the Administrative Agent’s aforesaid address or, with respect to any Loan to a Foreign Subsidiary Borrower, into a designated account in such Foreign Subsidiary Borrower’s jurisdiction of organization, as applicable.

2.7. Method of Selecting Types, Currency and Interest Periods for Advances. The applicable Borrower (or the Company on the applicable Borrower’s behalf) shall select the Type of Advance and, in the case of each Eurocurrency Rate Advance, the Interest Period and Agreed Currency applicable to each Advance from time to time. The applicable Borrower shall give the Administrative Agent irrevocable notice in substantially the form of Exhibit B hereto (a “Borrowing/Election Notice”) not later than 12:00 noon (Chicago time) (a) on the Borrowing Date of each Floating Rate Advance, and (b) three (3) Business Days before the Borrowing Date for each Eurocurrency Rate Advance to be made in Dollars, and (c) four (4) Business Days before the Borrowing Date for each Eurocurrency Rate Advance to be made in any Agreed Currency other than Dollars or each Eurocurrency Rate Advance to be made to a Foreign Subsidiary Borrower, specifying: (i) the Borrowing Date (which shall be a Business Day) of such Advance; (ii) the aggregate amount of such Advance; (iii) the Type of Advance selected; and (iv) in the case of each Eurocurrency Rate Advance, the Interest Period and Agreed Currency applicable thereto. Each Floating Rate Advance and all Obligations other than Loans shall bear interest from and including the date of the making of such Advance, in the case of Loans, and the date such Obligation is due and owing in the case of such other Obligations, to (but not including) the date of repayment thereof at the Floating Rate changing when and as such

Floating Rate changes. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Loan will take effect simultaneously with each change in the Alternate Base Rate. Each Eurocurrency Rate Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurocurrency Rate Advance.

2.8. Minimum Amount of Each Advance. Each Advance (other than an Advance to repay Swing Line Loans or a Reimbursement Obligation) shall be in the minimum amount of $5,000,000 (or the approximate Equivalent Amount of any Agreed Currency other than Dollars) and in multiples of $1,000,000 (or the approximate Equivalent Amount of any Agreed Currency other than Dollars) if in excess thereof; provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Revolving Loan Commitment.

2.9. Method of Selecting Types, Currency and Interest Periods for Conversion and Continuation of Advances.

(A) Right to Convert. Each Borrower may elect from time to time, subject to the provisions of Section 2.3 and this Section 2.9, to convert all or any part of a Loan of any Type into any other Type or Types of Loan; provided that any conversion of any Eurocurrency Rate Advance shall be made on, and only on, the last day of the Interest Period applicable thereto.

(B) Automatic Conversion and Continuation. Floating Rate Loans shall continue as Floating Rate Loans unless and until such Floating Rate Loans are converted into Eurocurrency Rate Loans. Eurocurrency Rate Loans in Dollars shall continue as Eurocurrency Rate Loans in Dollars until the end of the then applicable Interest Period therefor, at which time such Eurocurrency Rate Loans shall be automatically converted into Floating Rate Loans unless the applicable Borrower shall have given the Administrative Agent notice in accordance with Section 2.9(D) requesting that, at the end of such Interest Period, such Eurocurrency Rate Loans continue as a Eurocurrency Rate Loan. Unless a Borrowing/Election Notice shall have timely been given in accordance with the terms of this Section 2.9, Eurocurrency Rate Advances in an Agreed Currency other than Dollars shall automatically continue as Eurocurrency Rate Advances in the same Agreed Currency with an Interest Period of one (1) month.

(C) No Conversion Post-Default; Limited Conversion Post-Unmatured Default. Notwithstanding anything to the contrary contained in Section 2.9(A) or Section 2.9(B), (x) no Loan may be converted into or continued as a Eurocurrency Rate Loan (except with the consent of the Required Lenders) when any Default has occurred and is continuing and (y) no Loan may be converted into or continued as a Eurocurrency Rate Loan with an Interest Period greater than one month (except with the consent of the Required Lenders) when any Unmatured Default has occurred and is continuing.

(D) Borrowing/Election Notice. Subject to clause (B) above, each Borrower shall give the Administrative Agent an irrevocable Borrowing/Election Notice of each conversion of a Floating Rate Loan into a Eurocurrency Rate Loan or continuation of a Eurocurrency Rate Loan not later than 12:00 noon (Chicago time) (x) three (3) Business Days prior to the date of the requested conversion or continuation, with respect to any Loan to be converted or continued as a Eurocurrency Rate Loan in Dollars, and (y) four (4) Business Days prior to the date of the requested conversion or continuation with respect to any Loan to be converted or continued as a Eurocurrency Rate Loan in an Agreed Currency other than Dollars or any Eurocurrency Rate Loan to be continued and made to a Foreign Subsidiary Borrower, specifying: (i) the requested date (which shall be a Business Day) of such conversion or continuation; (ii) the amount and Type of the Loan to be converted or continued; and (iii) the amount of Eurocurrency Rate Loan(s) into which such Loan is to be converted or continued, the Agreed Currency, and the duration of the Interest Period applicable thereto.

2.10. Default Rate. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section, (ii) in the case of any other amount, 2% plus the rate applicable to Floating Rate Loans as provided in paragraph (a) of this Section and (iii) in the case of the fee described in Section 3.8(A), 2% plus the then Applicable L/C Fee Percentage.

2.11. Method of Payment. (a) All payments of principal, interest, fees, commissions and L/C Obligations hereunder shall be made, without setoff, deduction or counterclaim (unless indicated otherwise in Section 2.14(E)), in immediately available funds to the Administrative Agent (i) at the Administrative Agent’s address specified pursuant to Article XIV with respect to Advances or other Obligations denominated in Dollars and (ii) at the Administrative Agent’s applicable Eurocurrency Payment Office with respect to any Advance or other Obligations denominated in an Agreed Currency other than Dollars or payments made by a Foreign Subsidiary Borrower, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the applicable Borrower, by 1:00 p.m. (Chicago time) or, with respect to payments covered by clause (ii), 1:00 p.m. local time in the city of the applicable Eurocurrency Payment Office on the date when due and shall be made ratably among the Lenders (unless such amount is not to be shared ratably in accordance with the terms hereof). Each Advance shall be repaid or prepaid in the Agreed Currency in which it was made in the amount borrowed and interest payable thereon shall also be paid in such currency. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds which the Administrative Agent received at its address specified pursuant to Article XIV or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. Any payment owing by a Borrower to a Lender shall be deemed to have been paid to such Lender by such Borrower upon the Administrative Agent’s receipt of such payment from such Borrower. Each Borrower authorizes the Administrative Agent to charge the account of such Borrower maintained with JPMorgan Chase for each payment of principal, interest, fees, commissions and L/C Obligations as it becomes due hereunder; provided, that the Administrative Agent promptly notifies the Borrower thereof. Each reference to the Administrative Agent in this Section 2.11 shall also be deemed to refer, and shall apply equally, to each Issuing Bank, in the case of payments required to be made by a Borrower to any Issuing Bank pursuant to Article III.

(b) Notwithstanding the foregoing provisions of this Section, if, after the making of any Advance in any currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such Agreed Currency with the result that different types of such Agreed Currency (the “New Currency”) are introduced and the type of currency in which the Advance was made (the “Original Currency”) no longer exists or the applicable Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by such Borrower hereunder in such currency shall be made to the Administrative Agent in such amount and such type of the New Currency or Dollars as shall be equivalent to the amount of such payment otherwise due hereunder in the Original Currency. In addition, notwithstanding the foregoing provisions of this Section, if, after the making of any Advance in any currency other than Dollars, the applicable Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in the type of currency in which such Advance was made because of the imposition of any such currency control or exchange regulation, then such Advance shall instead be repaid when due in Dollars in a principal amount equal to the Dollar Amount (as of the date of repayment) of such Advance.

2.12. Evidence of Debt.

(A) Loan Account. Each Lender shall maintain in accordance with its usual practice an account or accounts (a “Loan Account”) evidencing the indebtedness of the Borrowers to such Lender owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(B) Register. The Register maintained by the Administrative Agent pursuant to Section 13.3(D) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and the amount of each Loan made hereunder, the Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder, (iii) the effective date and amount of each Assignment Agreement delivered to and accepted by it and the parties thereto pursuant to Section 13.3, (iv) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof, and (v) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest.

(C) Entries in Loan Account and Register. The entries made in the Loan Account, the Register and the other accounts maintained pursuant to subsections (A) or (B) of this Section shall be conclusive and binding for all purposes, absent manifest error, gross negligence or willful misconduct, unless the applicable Borrower objects to information contained in the Loan Accounts, the Register or the other accounts within forty-five (45) days of such Borrower’s receipt of such information; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(D) Notes Upon Request. Any Lender may request that the Loans made by it each be evidenced by a promissory note in substantially the form of Exhibit J to evidence such Lender’s Revolving Loans. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender such a promissory note for such Loans payable to the order of such Lender. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 13.3) be represented by one or more promissory notes in such form payable to the order of the payee named therein.

2.13. Telephonic Notices. Each Borrower authorizes the Lenders and the Administrative Agent to extend Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of such Borrower. Each Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, signed by an Authorized Officer (or such other Person designated in writing to the Administrative Agent by an Authorized Officer so long as such other Person is also permitted to make such delivery under such Borrower’s organizational documents), of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error, gross negligence or willful misconduct. In case of disagreement concerning such notices, if the Administrative Agent has recorded telephonic borrowing notices, such recordings will be made available to each Borrower upon such Borrower’s request therefor.

2.14. Promise to Pay; Interest and Facility Fees; Interest Payment Dates; Interest and Fee Basis; Taxes.

(A) Promise to Pay. Each Borrower unconditionally promises to pay when due the principal amount of each Loan incurred by it and all other Obligations incurred by it, and to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the other Loan Documents.

(B) Interest Payment Dates. Interest accrued on each Floating Rate Loan shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, upon any prepayment whether by acceleration or otherwise, and at maturity (whether by acceleration or otherwise). Interest accrued on each Fixed-Rate Loan shall be payable on the last day of its applicable Interest Period, on any date on which such Fixed-Rate Loan is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Fixed-Rate Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued on the principal balance of all other Obligations shall be payable in arrears (i) on each Payment Date, commencing on the first such Payment Date following the incurrence of such Obligations, (ii) upon repayment thereof in full or in part, and (iii) if not theretofore paid in full, at the time such other Obligations become due and payable (whether by acceleration or otherwise).

(C) Fees.

(i) The Company shall pay to the Administrative Agent, for the account of the Lenders in accordance with their Pro Rata Shares, from and after the date of this Agreement until the date on which the Aggregate Revolving Loan Commitment shall be terminated in whole, a facility fee accruing at the rate of the then Applicable Facility Fee Percentage, on the amount of the Aggregate Revolving Loan Commitment in effect on the date of such payment. All such facility fees payable under this clause (C)(i) shall be payable quarterly in arrears on each Payment Date occurring after the date of this Agreement (with the first such payment being calculated for the period from the Closing Date and ending on March 31, 2012, and, in addition, on the date on which the Aggregate Revolving Loan Commitment shall be terminated in whole.

(ii) The Company agrees to pay the fees set forth in the Fee Letters at the times and in the amounts set forth therein.

(D) Interest and Fee Basis; Applicable Eurocurrency Margin, Applicable Floating Rate Margin, Applicable L/C Fee Percentage and Applicable Facility Fee Percentage.

(i) Interest on all Eurocurrency Rate Loans and on all fees shall be calculated for actual days elapsed on the basis of a 360-day year (except for Eurocurrency Rate Loans denominated in British Pounds Sterling which shall be calculated on the basis of a 365-, or when appropriate 366-, day year). Interest on all Floating Rate Loans shall be calculated for actual days elapsed on the basis of a 365-, or when appropriate 366-, day year. Interest shall be payable for the day an Obligation is incurred but not for the day of any payment on the amount paid if payment is received prior to 2:00 p.m. (local time) at the place of payment. If any payment of principal of or interest on a Loan or any payment of any other Obligations shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest, fees and commissions in connection with such payment.

(ii) The Applicable Eurocurrency Margin, Applicable Floating Rate Margin, Applicable L/C Fee Percentage and Applicable Facility Fee Percentage shall be determined on the basis of the then applicable Pricing Grid Leverage Ratio as described in this Section 2.14(D)(ii), from time to time by reference to the following table:

	September 30,	September 30,	September 30,	September 30,	September 30,
Applicable Margin	Level I Status (Pricing Grid Leverage Ratio is less than or equal to 1.25 to 1.0)	Level II Status (Pricing Grid Leverage Ratio is greater than 1.25 to 1.0 and less than or equal to 1.75 to 1.0)	Level III Status (Pricing Grid Leverage Ratio is greater than 1.75 to 1.0 and less than or equal to 2.25 to 1.0)	Level IV Status (Pricing Grid Leverage Ratio is greater than 2.25 to 1.0 and less than or equal to 2.75 to 1.0)	Level V Status (Pricing Grid Leverage Ratio is greater than 2.75)
Eurocurrency Margin and L/C Fee Percentage	0.95%	1.05%	1.125%	1.325%	1.525%
Facility Fee Percentage	0.175%	0.20%	0.25%	0.30%	0.35%
Floating Rate Margin	0%	0.05%	0.125%	0.325%	0.525%

Upon receipt of the financial statements delivered (or deemed delivered) pursuant to Sections 7.1(A)(i) and (ii), as applicable, the Applicable Eurocurrency Margin, the Applicable Floating Rate Margin, the Applicable L/C Fee Percentage and Applicable Facility Fee Percentage shall be adjusted, such adjustment being effective five (5) Business Days following the day such financial statements and compliance certificates are required to be delivered pursuant to Section 7.1(A); provided, that if the Company shall not have timely delivered its financial statements and compliance certificates in accordance with the applicable provisions of Section 7.1(A), and such failure continues for five (5) days after notice from the Administrative Agent to the Company, then, at the discretion of the Required Lenders, commencing on the date upon which such financial statements and compliance certificates should have been delivered and continuing until five (5) days after such financial statements and compliance certificates are actually delivered (or deemed delivered), it shall be assumed for purposes of determining the Applicable Eurocurrency Margin, the Applicable Floating Rate Margin, Applicable L/C Fee Percentage and Applicable Facility Fee Percentage that the Leverage Ratio was greater than 2.75 to 1.0 and Level V pricing shall be applicable.

(iii) Notwithstanding anything herein to the contrary, from the Closing Date through the fifth (5th) Business Day following the day financial statements are required to be delivered pursuant to Section 7.1(A) for the fiscal quarter ending March 31, 2012, the Applicable Eurocurrency Margin, the Applicable Floating Rate Margin, the Applicable L/C Percentage and the Applicable Facility Fee Percentage shall be determined based upon a Leverage Ratio equal to Level II.

(E) Taxes.

(i) Any and all payments by the Borrowers hereunder (whether in respect of principal, interest, fees or otherwise) shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, fees, assessments, duties, charges or withholdings or any interest, penalties or liabilities with respect thereto imposed by any Governmental Authority including those arising after the date hereof as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of each Lender and the Administrative Agent, Excluded Taxes (all such non-excluded taxes, levies, imposts, deductions, fees, assessments, duties, charges, withholdings, and liabilities which the Administrative Agent or a Lender determines to be applicable to this Agreement, the other Loan Documents, the Revolving Loan Commitments, the Loans or the Letters of Credit being hereinafter referred to as “Taxes”). If any Borrower or the Administrative Agent shall be required by law or requested by any Governmental Authority to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under the other Loan Documents to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.14(E)) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) such Borrower shall make such deductions or withholdings, and (iii) such Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority or other authority in accordance with applicable law. If any Tax, including, without limitation, any withholding tax, of the United States of America or any other Governmental Authority shall be or become applicable (y) after the date of this Agreement, to such payments by such Borrower made to the Lending Installation or any other office that a Lender may claim as its Lending Installation, or (z) after such Lender’s selection and designation of any other Lending Installation, to such payments made to such other Lending Installation, such Lender shall use reasonable efforts to make, fund and maintain its Loans through another Lending Installation of such Lender in another jurisdiction so as to reduce such Borrower’s liability hereunder, if the making, funding or maintenance of such Loans through such other Lending Installation of such Lender does not, in the reasonable judgment of such Lender, otherwise adversely and materially affect such Loans, or obligations under the Revolving Loan Commitments of such Lender.

(ii) In addition, the Company agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, from the issuance of Letters of Credit hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, the Revolving Loan Commitments, the Loans or the Letters of Credit (other than Excluded Taxes, collectively, the “Other Taxes”).

(iii) Each Borrower indemnifies each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 2.14(E)) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days after the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor. A certificate as to any additional amount payable to any Lender or the Administrative Agent under this Section 2.14(E) submitted to the applicable Borrower and the Administrative Agent (if a Lender is so submitting) by such Lender or the Administrative Agent shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall, absent manifest error, be final, conclusive and binding upon all parties hereto. With respect to such deduction or withholding for or on account of any Taxes and to confirm that all such Taxes have been paid to the appropriate Governmental Authorities, the applicable Borrower shall promptly (and in any event not later than thirty (30) days after receipt) furnish to each Lender and the Administrative Agent such certificates, receipts and other documents as may reasonably be required (in the reasonable judgment of such Lender or the Administrative Agent) to establish any tax credit to which such Lender or the Administrative Agent may be entitled. In the event such Lender or the Administrative Agent receives any such tax credit, such Lender or the Administrative Agent shall pay to the applicable Borrower such amount (if any) not exceeding the increased amount paid by such Borrower to, or on behalf of, such Lender or the Administrative Agent that is allocable to such increased amount. Any of the Administrative Agent or any Lender requesting compensation under this Section 2.14(E) shall use its reasonable efforts to notify the applicable Borrower (with a copy to the Administrative Agent) in writing of the event giving rise to such demand for compensation not more than ninety (90) days following the date upon which the responsible account officer for the Administrative Agent or the applicable Lender knows of such event. Such written demand shall be rebuttably presumed correct for all purposes. If any Lender or the Administrative Agent demands compensation under this Section 2.14(E) more than ninety (90) days following the date upon which a responsible account officer for such Lender or the Administrative Agent knows that Taxes or Other Taxes have begun to accrue with respect to which such Lender or the Administrative Agent is entitled to compensation under this Section 2.14(E), then any Taxes or Other Taxes attributable to the period prior to the ninety (90) day period immediately preceding the date on which such Lender or the Administrative Agent provided such notice and demand for compensation shall be excluded from the indemnity obligations of the Borrowers under this Section 2.14(E).

(iv) Within thirty (30) days after the date of any payment of Taxes or Other Taxes by any Borrower, such Borrower shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof.

(v) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 2.14(E) shall survive the payment in full of all Obligations hereunder, the termination of the Letters of Credit and the termination of this Agreement for a period of one year.

(vi) Each Lender (including any Replacement Lender or Purchaser) that is not created or organized under the laws of the United States of America or a political subdivision thereof (each a “Non-U.S. Lender”) shall deliver to the Borrowers and the Administrative Agent on or before the Closing Date, or, if later, the date on which such Lender becomes a Lender pursuant to Section 13.3 hereof (and from time to time thereafter upon the request of any Borrower or the Administrative Agent, but only for so long as such Non-U.S. Lender is legally entitled to do so), either (1) two (2) duly completed copies of either (A) IRS Form W-8BEN, or (B) IRS Form W-8ECI, or in either case an applicable successor form; or (2) in the case of a Non-U.S. Lender that is not legally entitled to deliver the forms listed in clause (vi)(1), (x) a certificate of a duly authorized officer of such Non-U.S. Lender to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code (such certificate, an “Exemption Certificate”) and (y) two (2) duly completed copies of IRS Form W-8BEN or applicable successor form. Each such Lender further agrees to deliver to the Borrowers and the Administrative Agent from time to time a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender in a form satisfactory to the Borrowers and the Administrative Agent, before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to the Borrowers and the Administrative Agent pursuant to this Section 2.14(E)(vi). Further, each Lender which delivers a form or certificate pursuant to this clause (vi) covenants and agrees to deliver to the Borrowers and the Administrative Agent within fifteen (15) days prior to the expiration of such form, for so long as this Agreement is still in effect, another such certificate and/or two (2) accurate and complete original newly-signed copies of the applicable form (or any successor form or forms required under the Code or the applicable regulations promulgated thereunder).

If a payment made to a Lender under this Agreement would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.14(E)(vi), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender shall promptly furnish to the Company and the Administrative Agent such additional documents as may be reasonably required by the Company or the Administrative Agent to establish any exemption from or reduction of any Taxes or Other Taxes required to be deducted or withheld. Notwithstanding any other provision of this Section 2.14(E), the Borrowers shall not be obligated to gross up any payments to any Lender pursuant to Section 2.14(E)(i), or to indemnify any Lender pursuant to Section 2.14(E)(iii), in respect of United States federal withholding taxes to the extent imposed as a result of (x) the failure of such Lender to deliver to the Borrowers the form or forms and/or an Exemption Certificate, as applicable to such Lender, pursuant to Section 2.14(E)(vi), (y) such form or forms and/or Exemption Certificate not establishing a complete exemption from U.S. federal withholding tax or the information or certifications made therein by the Lender being untrue or inaccurate on the date delivered in any material respect, or (z) the Lender designating a successor Lending Installation at which it maintains its Loans which has the effect of causing such Lender to become obligated for tax payments in excess of those in effect immediately prior to such designation; provided, however, that the Borrowers shall be obligated to gross up any payments to any such Lender pursuant to Section 2.14(E)(i), and to indemnify any such Lender pursuant to Section 2.14(E)(iii), in respect of United States federal withholding taxes if (x) any such failure to deliver a form or forms or an Exemption Certificate or the failure of such form or forms or exemption certificate to establish a complete exemption from U.S. federal withholding tax or inaccuracy or untruth contained therein resulted from a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the date such Lender became a party hereto, which change rendered such Lender no longer legally entitled to deliver such form or forms or Exemption Certificate or otherwise ineligible for a complete exemption from U.S. federal withholding tax, or rendered the information or the certifications made in such form or forms or Exemption Certificate untrue or inaccurate in any material respect, (ii) the redesignation of the Lender’s Lending Installation was made at the request of the Company or (iii) the obligation to gross up payments to any such Lender pursuant to Section 2.14(E)(i), or to indemnify any such Lender pursuant to Section 2.14(E)(iii), is with respect to a Purchaser that becomes a Purchaser as a result of an assignment made at the request of the Company.

(vii) Upon the request, and at the expense of the applicable Borrower, each Lender to which such Borrower is required to pay any additional amount pursuant to this Section 2.14(E), shall reasonably afford such Borrower the opportunity to contest, and shall reasonably cooperate with such Borrower in contesting, the imposition of any Tax giving rise to such payment; provided, that (i) such Lender shall not be required to afford such Borrower the opportunity to so contest unless such Borrower shall have confirmed in writing to such Lender its obligation to pay such amounts pursuant to this Agreement; and (ii) such Borrower shall reimburse such Lender for its attorneys’ and accountants’ fees and disbursements incurred in so cooperating with such Borrower in contesting the imposition of such Tax; provided, however, that notwithstanding the foregoing, no Lender shall be required to afford such Borrower the opportunity to contest, or cooperate with such Borrower in contesting, the imposition of any Taxes, if such Lender in good faith determines that to do so would have an adverse effect on it.

(viii) If the Administrative Agent or any Lender is entitled to an exemption from or reduction in the rate of the imposition, deduction or withholding of any Tax or Other Tax under the laws of the jurisdiction in which any Foreign Subsidiary Borrower is organized or engaged in business, or any treaty to which such jurisdiction is a party, with respect to payments by such Foreign Subsidiary Borrower under this Agreement or any other Loan Document, then the Administrative Agent or such Lender (as the case may be) shall, at the request of the Company, deliver to such Foreign Subsidiary Borrower or the relevant Governmental Authority, in the manner and at the time or times prescribed by applicable law or as reasonably requested by the Company (such request to be at least 60 days prior to the due date required for submission thereof), such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company (and in form and substance reasonably acceptable to the Administrative Agent or such Lender (as applicable)) as will permit such payments to be made without the imposition, deduction or withholding of such Tax or Other Tax or at a reduced rate, provided that the Administrative Agent or such Lender is legally entitled to complete, execute and deliver such documentation and in its reasonable judgment such completion, execution or submission would not materially prejudice its commercial or legal position or require disclosure of information it considers confidential or proprietary.

(ix) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which the Borrowers have paid additional amounts pursuant to this Section 2.14(E), it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14(E) giving rise to such refund), net of all expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

(x) Each Lender shall severally indemnify the Administrative Agent for any taxes, levies, imposts, deductions, fees, assessments, duties, charges, withholdings, and any interest, penalties or liabilities with respect thereto (but, in the case of any Taxes or Other Taxes, only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Taxes or Other Taxes and without limiting the obligation of each Borrower to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not such amounts were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.14(E)(x) shall be paid within thirty (30) days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

2.15. Notification of Advances, Interest Rates, Prepayments and Aggregate Revolving Loan Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Revolving Loan Commitment reduction notice, Borrowing/Election Notice, and repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate and Agreed Currency applicable to each Eurocurrency Rate Loan promptly upon determination of such interest rate and Agreed Currency and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.16. Lending Installations. Each Lender may book its Loans or Letters of Credit at any Lending Installation selected by such Lender and may change its Lending Installation from time to time upon reasonable written notice thereof to the Company. All terms of this Agreement shall apply to any such Lending Installation. Each Lender may, by written or facsimile notice to the Administrative Agent and the Company, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments and/or payments of L/C Obligations are to be made.

2.17. Non-Receipt of Funds by the Administrative Agent. Unless a Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of a Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by a Borrower, the interest rate applicable to the relevant Loan.

2.18. Termination Date. This Agreement shall be effective until the Termination Date. Notwithstanding the termination of this Agreement, until (A) all of the Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied in cash, (B) all financing arrangements among the Borrowers and the Lenders shall have been terminated and (C) all of the Letters of Credit shall have expired, been canceled, terminated or cash collateralized in accordance with Section 3.3(B) or Section 3.11, as applicable, all of the rights and remedies under this Agreement and the other Loan Documents shall survive.

2.19. Replacement of Certain Lenders. In the event a Lender (“Affected Lender”) shall: (i) be a Defaulting Lender, (ii) have requested compensation from a Borrower under Sections 2.14(E), 4.1 or 4.2 to recover Taxes, Other Taxes or other additional costs incurred by such Lender which are not being requested generally by the other Lenders, (iii) have delivered a notice pursuant to Section 4.3 claiming that such Lender is unable to extend Eurocurrency Rate Loans to a Borrower for reasons not generally applicable to the other Lenders, (iv) have invoked Section 10.2, or (v) failed to consent to a waiver or amendment hereto which requires the consent of each Lender or each Lender affected thereby and that has otherwise been consented to by the Required Lenders, then, in any such case, the applicable Borrower (or the Company on behalf of any Borrower) or the Administrative Agent may make written demand on such Affected Lender (with a copy to the Administrative Agent in the case of a demand by a Borrower and a copy to the applicable Borrower in the case of a demand by the Administrative Agent) for the Affected Lender to assign, and such Affected Lender shall use commercially reasonable efforts to assign pursuant to one or more duly executed Assignment Agreements five (5) Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of Section 13.3(A) which the applicable Borrower or the Administrative Agent, as the case may be, shall have engaged for such purpose (“Replacement Lender”), all of such Affected Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Revolving Loan Commitment, all Loans owing to it, all of its participation interests in existing Letters of Credit, and its obligation to participate in additional Letters of Credit and Swing Line Loans hereunder) in accordance with Section 13.3. The Administrative Agent agrees, upon the occurrence of such events with respect to an Affected Lender and upon the written request of the applicable Borrower (or the Company on behalf of any Borrower), to use its reasonable efforts to obtain the commitments from one or more financial institutions to act as a Replacement Lender. The Administrative Agent is authorized to execute one or more of such assignment agreements as attorney-in-fact for any Affected Lender failing to execute and deliver the same within five (5) Business Days after the date of such demand. Further, with respect to such assignment the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment, amounts payable under Sections 2.14(E), 4.1, and 4.2 with respect to such Affected Lender and compensation payable under Section 2.14(C) in the event of any replacement of any Affected Lender under clause (ii) or clause (iii) of this Section 2.19; provided that upon such Affected Lender’s replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14(E), 4.1, 4.2, 4.4, and 10.7, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 11.8 for such amounts, obligations and liabilities as are due and payable up to and including (but not after) the date such Affected Lender is replaced pursuant hereto. Upon the replacement of any Affected Lender pursuant to this Section 2.19, the provisions of Section 9.2 shall continue to apply with respect to Loans which are then outstanding with respect to which the Affected Lender failed to fund its Pro Rata Share and which failure has not been cured.

2.20. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main office in Chicago, Illinois on the Business Day preceding that on which the final, non-appealable judgment is given. The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 12.2, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the applicable Borrower.

2.21. Market Disruption; Denomination of Amounts in Dollars; Dollar Equivalent of Reimbursement Obligations.

(A) Market Disruption. Notwithstanding the satisfaction of all conditions referred to in this Article II with respect to any Advance in any Agreed Currency other than Dollars, if there shall occur on or prior to the date of such Advance any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Company, the Administrative Agent or the Required Lenders make it impracticable for the Eurocurrency Rate Loans comprising such Advance to be denominated in the Agreed Currency, specified by the applicable Borrower, then the Administrative Agent shall forthwith give notice thereof to the applicable Borrower, and the Lenders, and such Eurocurrency Rate Loans shall not be denominated in such currency but shall be made on such Borrowing Date in Dollars, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice, as Floating Rate Loans, unless the applicable Borrower notifies the Administrative Agent at least one (1) Business Day before such date that (i) it elects not to borrow on such date or (ii) it elects to borrow on such date in a different Agreed Currency, in which the denomination of such Loans would in the opinion of the Administrative Agent and the Required Lenders be practicable and in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice.

(B) Calculation of Amounts. Except as set forth below, all amounts referenced in this Article II shall be calculated using the Dollar Amount determined based upon the Equivalent Amount in effect as of the date of any determination thereof; provided, however, that to the extent the applicable Borrower shall be obligated hereunder to pay in Dollars any Advance denominated in a currency other than Dollars, such amount shall be paid in Dollars using the Dollar Amount of the Advance (calculated based upon the Equivalent Amount in effect on the date of payment thereof) and in the event that the applicable Borrower does not reimburse the Administrative Agent and the Lenders are required to fund a purchase of a participation in such Advance, such purchase shall be made in Dollars in an amount equal to the Dollar Amount of such Advance (calculated based upon the Equivalent Amount in effect on the date of payment thereof). Notwithstanding anything herein to the contrary, the full risk of currency fluctuations shall be borne by the Borrowers and each Borrower agrees to indemnify and hold harmless each Issuing Bank, the Administrative Agent and the Lenders from and against any loss resulting from any borrowing denominated in a currency other than in Dollars and for which the Lenders are not reimbursed on the day of such borrowing as it relates to such Borrower’s respective obligations.

2.22. Increase of Aggregate Revolving Loan Commitment. (A) At any time and from time to time, the Company may request (in consultation with the Administrative Agent) that the Aggregate Revolving Loan Commitment be increased without the prior written consent of any of the non-participating Lenders, provided, that, (a) the Aggregate Revolving Loan Commitment shall at no time exceed $600,000,000 (with the aggregate of all increases pursuant to this Section 2.22 not to exceed $200,000,000 in the aggregate); (b) the Borrowers shall not previously have reduced the Aggregate Revolving Loan Commitment; and (c) the Company shall not be entitled to make such request more than twice. Such request shall be made in a written notice given to the Administrative Agent and the Lenders by the Company not less than twenty (20) Business Days prior to the proposed effective date of such increase, which notice (a “Commitment Increase Notice”) shall specify the amount of the proposed increase in the Aggregate Revolving Loan Commitment and the proposed effective date of such increase. In the event of such a Commitment Increase Notice, each of the Lenders shall be given the opportunity to participate in the requested increase ratably in proportions that their respective Revolving Loan Commitments bear to the Aggregate Revolving Loan Commitment. No Lender shall have any obligation to increase its Revolving Loan Commitment pursuant to a Commitment Increase Notice. On or prior to the date that is ten (10) Business Days after receipt of the Commitment Increase Notice, each Lender shall submit to the Administrative Agent a notice indicating the maximum amount by which it is willing to increase its Revolving Loan Commitment in connection with such Commitment Increase Notice (any such notice to the Administrative Agent being herein a “Lender Increase Notice”). Any Lender which does not submit a Lender Increase Notice to the Administrative Agent prior to the expiration of such ten (10) Business Day period shall be deemed to have denied any increase in its Revolving Loan Commitment. In the event that the increases of Revolving Loan Commitments set forth in the Lender Increase Notices exceed the amount requested by the Company in the Commitment Increase Notice, the Administrative Agent and the Arranger shall have the right, in consultation with the Company, to allocate the amount of increases necessary to meet the Company’s Commitment Increase Notice. In the event that the Lender Increase Notices are less than the amount requested by the Company, not later than three (3) Business Days prior to the proposed effective date the Company may notify the Administrative Agent of any financial institution that shall have agreed to become a “Lender” party hereto (a “Proposed New Lender”) in connection with the Commitment Increase Notice. Any Proposed New Lender shall be subject to the consent of the Administrative Agent (which consent shall not be unreasonably withheld). If the Company shall not have arranged any Proposed New Lender(s) to commit to the shortfall from the Lender Increase Notices, then the Company shall be deemed to have reduced the amount of its Commitment Increase Notice to the aggregate amount set forth in the Lender Increase Notices. Based upon the Lender Increase Notices, any allocations made in connection therewith and any notice regarding any Proposed

New Lender, if applicable, the Administrative Agent shall notify the Company and the Lenders on or before the Business Day immediately prior to the proposed effective date of the amount of each Lender’s and Proposed New Lenders’ Revolving Loan Commitment (the “Effective Commitment Amount”) and the amount of the Aggregate Revolving Loan Commitment, which amount shall be effective on the following Business Day. Any increase in the Aggregate Revolving Loan Commitment shall be subject to the following conditions precedent: (i) the Company shall have obtained the consent thereto of any guarantor of the Obligations and its reaffirmation of the Loan Document(s), if any, executed by it, which consent and reaffirmation shall be in writing and in form and substance reasonably satisfactory to the Administrative Agent, (ii) as of the date of the Commitment Increase Notice and as of the proposed effective date of the increase in the Aggregate Revolving Loan Commitment, all representations and warranties shall be true and correct in all material respects as though made on such date (other than those which expressly speak to an earlier date) and no event shall have occurred and then be continuing which constitutes a Default or Unmatured Default, (iii) each Borrower, the Administrative Agent and each Proposed New Lender or Lender that shall have agreed to provide a “Revolving Loan Commitment” in support of such increase in the Aggregate Revolving Loan Commitment shall have executed and delivered a Commitment and Acceptance (“Commitment and Acceptance”) substantially in the form of Exhibit M hereto, and (iv) each Borrower and the Proposed New Lender shall otherwise have executed and delivered such other instruments and documents as may be required under Article V or that the Administrative Agent shall have reasonably requested in connection with such increase. In the event any provision of a Commitment and Acceptance shall be inconsistent with any provision of this Agreement, then this Agreement shall govern. If any fee shall be charged by the Lenders in connection with any such increase, such fee shall be in accordance with then prevailing market conditions, which market conditions shall have been reasonably documented by the Administrative Agent to the Company. Upon satisfaction of the conditions precedent to any increase in the Aggregate Revolving Loan Commitment, the Administrative Agent shall promptly advise the Company and each Lender of the effective date of such increase. Upon the effective date of any increase in the Aggregate Revolving Loan Commitment that is provided by a Proposed New Lender, such Proposed New Lender shall be a party to this Agreement as a Lender and shall have the rights and obligations of a Lender hereunder. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Loan Commitment hereunder at any time.

(B) For purposes of this Section 2.22(B), (i) the term “Buying Lender(s)” shall mean (a) each Lender the Effective Commitment Amount of which is greater than its Revolving Loan Commitment prior to the effective date of any increase in the Aggregate Revolving Loan Commitment and (b) each Proposed New Lender that is allocated an Effective Commitment Amount in connection with any Commitment Increase Notice, and (ii) the term “Selling Lender(s)” shall mean each Lender whose Revolving Loan Commitment is not being increased from that in effect prior to such increase in the Aggregate Revolving Loan Commitment. Effective on the effective date of any increase in the Aggregate Revolving Loan Commitment pursuant to Section 2.22(A) above, each Selling Lender hereby sells, grants, assigns and conveys to each Buying Lender, without recourse, warranty, or representation of any kind, except as specifically provided herein, an undivided percentage in such Selling Lender’s right, title and interest in and to its outstanding Loans in the respective Dollar Amounts and percentages necessary so that, from and after such sale, each such Selling Lender’s outstanding Loans shall equal such Selling Lender’s Pro Rata Share (calculated based upon the Effective Commitment Amounts) of the outstanding Loans. Effective on the effective date of the increase in the Aggregate Revolving Loan Commitment pursuant to Section 2.22(A) above, each Buying Lender hereby purchases and accepts such grant, assignment and conveyance from the Selling Lenders. Each Buying Lender hereby agrees that its respective purchase price for the portion of the outstanding Loans purchased hereby shall equal the respective Dollar Amount necessary so that, from and after such payments, each Buying Lender’s outstanding Loans shall equal such Buying Lender’s Pro Rata Share (calculated based upon the Effective Commitment Amounts) of the outstanding Loans. Such amount shall be payable on the effective date of the increase in the Aggregate Revolving Loan Commitment by wire transfer of immediately available funds to the Administrative Agent. The Administrative Agent, in turn, shall wire transfer any such funds received to the Selling Lenders, in same day funds, for the sole account of the Selling Lenders. Each Selling Lender hereby represents and warrants to each Buying Lender that such Selling Lender owns the Loans being sold and assigned hereby for its own account and has not sold, transferred or encumbered any or all of its interest in such Loans, except for participations which will be extinguished upon payment to Selling Lender of an amount equal to the portion of the outstanding Loans being sold by such Selling Lender. Each Buying Lender hereby acknowledges and agrees that, except for each Selling Lender’s representations and warranties contained in the foregoing sentence, each such Buying Lender has entered into its Commitment and Acceptance with respect to such increase on the basis of its own independent investigation and has not relied upon, and will not rely upon, any explicit or implicit written or oral representation, warranty or other statement of the Lenders or the Administrative Agent concerning the authorization, execution, legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents. Each Borrower hereby agrees to compensate each Selling Lender for all losses, expenses and liabilities incurred by each Lender in connection with the sale and assignment of any Eurocurrency Rate Loan hereunder on the terms and in the manner as set forth in Article IV.

2.23. Subsidiary Borrowers and Foreign Subsidiary Borrowers. So long as no Default or Unmatured Default has occurred and is continuing, the Company may from time to time add as a party to this Agreement (i) a wholly-owned Domestic Incorporated Subsidiary as a “Subsidiary Borrower” hereunder or (ii) a Foreign Subsidiary as a “Foreign Subsidiary Borrower” hereunder, each such joinder to be subject to (a) if such new Borrower is organized outside of an Agreed Jurisdiction, the prior written consent of the Administrative Agent and one hundred percent (100%) of the Lenders, (b) the receipt of evidence satisfactory to the Administrative Agent that such Domestic Incorporated Subsidiary or Foreign Subsidiary would not, in its capacity as a Subsidiary Borrower or Foreign Subsidiary Borrower hereunder, be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder by such Domestic Incorporated Subsidiary or Foreign Subsidiary Borrower to the Administrative Agent or any Lender and that no other adverse tax, regulatory or other consequences would affect the Administrative Agent or any Lender as a result of such Domestic Incorporated Subsidiary’s or Foreign Subsidiary’s status as a Subsidiary Borrower or Foreign Subsidiary Borrower (and the Administrative Agent shall consider in making such determination any notice received from any Lender of any such adverse tax, regulatory or other consequences which would affect such Lender), (c) receipt by the Administrative Agent of a valid and enforceable amendment to this Credit Agreement to the extent the Administrative Agent deems such amendment necessary or advisable in connection with such joinder, (d) the execution and delivery to the Administrative

Agent by such Domestic Incorporated Subsidiary or Foreign Subsidiary of duly completed documentation pursuant to which such Domestic Incorporated Subsidiary or Foreign Subsidiary shall agree to become a Subsidiary Borrower or Foreign Subsidiary Borrower hereunder and to perform, comply with and be bound by each of the provisions of this Agreement applicable to the Borrowers, with the written consent of the Company appearing thereon, which may be in the form of a Borrowing Subsidiary Agreement, and (e) the execution and delivery to the Administrative Agent of each other instrument, document and agreement as the Administrative Agent may reasonably request, including, without limitation, acceptable opinions of counsel. Upon satisfaction of all such conditions, such Domestic Incorporated Subsidiary or Foreign Subsidiary shall for all purposes be a party hereto as a Subsidiary Borrower or Foreign Subsidiary Borrower as fully as if it had executed and delivered this Agreement. Concurrent with the addition of any Domestic Incorporated Subsidiary or Foreign Subsidiary of the Company as a Subsidiary Borrower or Foreign Subsidiary Borrower, (i) the Company and each Domestic Subsidiary Borrower shall be jointly and severally liable for all of the Obligations of the Company, each Subsidiary Borrower and each Foreign Subsidiary Borrower under the Loan Documents, provided, however, that the Foreign Subsidiary Borrowers (including those Foreign Subsidiary Borrowers party hereto as of the Closing Date) shall not be liable for any Obligations other than each such Foreign Subsidiary Borrower’s own Obligations, (ii) each Borrower shall be permitted to request Advances hereunder and (iii) all references herein to the “Borrower” shall be deemed to be references to the Borrower, each Subsidiary Borrower and each Foreign Subsidiary Borrower, individually and collectively. The joinder of any Foreign Subsidiary as a Foreign Subsidiary Borrower shall also be subject to satisfaction of the conditions precedent set forth in Section 5.3.

Upon the delivery by the Company of a Borrowing Subsidiary Termination with respect to any Subsidiary, such Subsidiary shall cease to be a Subsidiary Borrower or Foreign Subsidiary Borrower, as applicable, and a party to this Agreement. Notwithstanding the preceding sentence, no Borrowing Subsidiary Termination will become effective as to any Subsidiary Borrower or Foreign Subsidiary Borrower at a time when any principal of or interest on any Loan to such Borrower shall be outstanding hereunder, provided that such Borrowing Subsidiary Termination shall be effective to terminate the right of such Subsidiary Borrower or Foreign Subsidiary Borrower to make further Borrowings under this Agreement. As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall furnish a copy thereof to each Lender.

2.24. Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(A) fees shall cease to accrue on the Revolving Loan Commitment (whether used or unused) of such Defaulting Lender pursuant to Section 2.14(C);

(B) the Revolving Loan Commitment and Revolving Credit Obligations of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including consent to any waiver, amendment or other modification pursuant to Section 9.3), provided, that this clause (B) shall not apply to the vote of a Defaulting Lender in the case of (i) any increase or extension of the Revolving Loan Commitment of such Defaulting Lender or (ii) any amendment, waiver or other modification requiring the consent of each Lender affected thereby pursuant to the first clause (ii) or (iii) of Section 9.3;

(C) if any Swing Line Exposure or L/C Obligations exist at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swing Line Exposure and L/C Obligations of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Obligations plus such Defaulting Lender’s Swing Line Exposure and L/C Obligations does not exceed the total of all non-Defaulting Lenders’ Revolving Loan Commitments; and

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the applicable Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swing Line Exposure and (y) second, cash collateralize, for the benefit of the Issuing Banks only, such Borrower’s obligations corresponding to such Defaulting Lender’s L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 3.11 for so long as such L/C Obligations are outstanding;

(iii) if the Company cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.8 with respect to such Defaulting Lender’s L/C Obligations during the period such Defaulting Lender’s L/C Obligations are cash collateralized;

(iv) if the L/C Obligations of the non-Defaulting Lenders are reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 3.8 shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Shares; or

(v) if all or any portion of such Defaulting Lender’s L/C Obligations are neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all facility fees that would otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Loan Commitment that was utilized by such L/C Obligations) and letter of credit fees payable under Section 3.8 with respect to such Defaulting Lender’s L/C Obligations shall be payable to the Issuing Banks until and to the extent that such L/C Obligations are reallocated and/or cash collateralized;

(D) so long as such Lender is a Defaulting Lender, the Swing Line Bank shall not be required to fund any Swing Line Loan, and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding L/C Obligations will be 100% covered by the Revolving Loan Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with Section 3.11, and participating interests in any such newly made Swing Line Loan or newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.24(C)(i) (and Defaulting Lenders shall not participate therein);

(E) if (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swing Line Bank or an Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swing Line Bank shall not be required to fund any Swing Line Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless the Swing Line Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to the Swing Line Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder; and

(F) in the event that the Administrative Agent, the Company, the Issuing Banks and the Swing Line Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Exposure and L/C Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Loan Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Line Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share.

ARTICLE III: THE LETTER OF CREDIT FACILITY

3.1. Obligation to Issue Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants of the Borrowers herein set forth, each Issuing Bank hereby agrees to issue for the account of the Borrowers through such Issuing Bank’s branches as it and the Borrower may jointly agree, one or more Letters of Credit denominated in Dollars or, so long as such currency remains an Agreed Currency, euro and British Pounds Sterling, in accordance with this Article III, from time to time during the period commencing on the Closing Date and ending on the Business Day prior to the Termination Date.

3.2. Transitional Letters of Credit. Schedule 3.2 contains a schedule of certain letters of credit issued for the account of the Company prior to the Closing Date. Subject to the satisfaction of the conditions contained in Sections 5.1 and 5.2, from and after the Closing Date such letters of credit shall be deemed to be Letters of Credit issued pursuant to this Article III.

3.3. Types and Amounts. No Issuing Bank shall have any obligation to and no Issuing Bank shall:

(A) issue (or amend) any Letter of Credit if on the date of issuance (or amendment), before or after giving effect to the Letter of Credit requested hereunder, (i) the Dollar Amount of the Revolving Credit Obligations at such time would exceed the Aggregate Revolving Loan Commitment at such time, (ii) the aggregate outstanding Dollar Amount of the L/C Obligations would exceed $50,000,000, or (iii) the aggregate outstanding Dollar Amount of L/C Obligations relating to Letters of Credit having expiration dates more than two (2) years after the date of issuance thereof exceeds $5,000,000; or

(B) issue (or amend) any Letter of Credit which has an expiration date later than the date which is the earlier of (x) two (2) years after the date of issuance thereof (provided, however, that an Issuing Bank may issue (or amend) a Letter of Credit with an expiration date up to five years after the date of issuance thereof if the requirements of Section 3.3(A)(iii) are met and such expiration date does not run beyond the date contemplated in the following clause (y)) or (y) subject to the following sentence, five (5) Business Days immediately preceding the Revolving Credit Termination Date; provided, that any Letter of Credit with a one-year term or a two-year term (or longer term as contemplated above), as applicable, may provide for the renewal thereof for additional one-year, two-year or longer periods (which in no event shall extend beyond the date referred to in clause (y) above). Notwithstanding anything to the contrary set forth in this Agreement, a Letter of Credit may have an expiry date that occurs within five (5) Business Days before the Revolving Credit Termination Date or after the Revolving Credit Termination Date so long as, in each case, the Administrative Agent receives from the applicable Borrower, at least five (5) Business Days prior to the earlier of the applicable Letter of Credit’s expiry date and the Revolving Credit Termination Date, an amount in immediately available funds equal to at least one hundred two percent (102%) of the LC Obligations owing under or in connection with such Letter of Credit. Any such collateral shall be held by the Administrative Agent in a separate account appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and retained by the Administrative Agent for the benefit of the Lenders and the Issuing Banks as collateral security for the Borrowers’ obligations in respect of this Agreement and such Letter of Credit. Amounts remaining in any cash collateral account established pursuant to this Section 3.3 which are not applied to reimburse an Issuing Bank for amounts actually paid or to be paid by such Issuing Bank in respect of a Letter of Credit or otherwise applied to the Obligations shall be returned to the applicable Borrower within one (1) Business Day (after deduction of the Administrative Agent’s expenses incurred in connection with such cash collateral account).

3.4. Conditions. In addition to being subject to the satisfaction of the conditions contained in Sections 5.1 and 5.2, the obligation of an Issuing Bank to issue any Letter of Credit is subject to the satisfaction in full of the following conditions:

(A) the applicable Borrower shall have delivered to the applicable Issuing Bank (and, if the Issuing Bank is a Lender other than JPMorgan Chase, with a copy to the Administrative Agent) at such times and in such manner as such Issuing Bank may reasonably prescribe, a request for issuance of such Letter of Credit in substantially the form of Exhibit C hereto (each such request a “Request For Letter of Credit”), duly executed applications for such Letter of

Credit, and such other documents, instructions and agreements as may be required pursuant to the terms thereof (all such applications, documents, instructions, and agreements being referred to herein as the “L/C Documents”), and the proposed Letter of Credit shall be reasonably satisfactory to such Issuing Bank as to form and content; and

(B) as of the date of issuance no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain the applicable Issuing Bank from issuing such Letter of Credit and no law, rule or regulation applicable to such Issuing Bank and no request or directive (whether or not having the force of law) from a Governmental Authority with jurisdiction over such Issuing Bank shall prohibit or request that such Issuing Bank refrain from the issuance of Letters of Credit generally or the issuance of that Letter of Credit.

(C) In the event of any conflict between the terms of this Agreement and the terms of any application for a Letter of Credit, the terms of this Agreement shall control.

3.5. Procedure for Issuance of Letters of Credit.

(A) Subject to the terms and conditions of this Article III and provided that the applicable conditions set forth in Sections 5.1 and 5.2 hereof have been satisfied, the applicable Issuing Bank shall, on the requested date, issue a Letter of Credit on behalf of the applicable Borrower in accordance with such Issuing Bank’s usual and customary business practices and, in this connection, such Issuing Bank may assume that the applicable conditions set forth in Section 5.2 hereof have been satisfied unless it shall have received notice to the contrary from the Administrative Agent or a Lender or has knowledge that the applicable conditions have not been met.

(B) The applicable Issuing Bank shall give the Administrative Agent written notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Letter of Credit; provided, however, that the failure to provide such notice shall not result in any liability on the part of such Issuing Bank.

(C) No Issuing Bank shall extend or amend any Letter of Credit unless the requirements of this Section 3.5 are met as though a new Letter of Credit was being requested and issued.

3.6. Letter of Credit Participation. On the date of this Agreement with respect to the Letters of Credit identified on Schedule 3.2 and immediately upon the issuance of each Letter of Credit hereunder, each Lender with a Pro Rata Share shall be deemed to have automatically, irrevocably and unconditionally purchased and received from the applicable Issuing Bank an undivided interest and participation in and to such Letter of Credit, the obligations of the applicable Borrower in respect thereof, and the liability of such Issuing Bank thereunder (collectively, an “L/C Interest”) in an amount equal to the Dollar Amount available for drawing under such Letter of Credit multiplied by such Lender’s Pro Rata Share. Each Issuing Bank will notify each Lender promptly upon presentation to it of an L/C Draft or upon any other draw under a Letter of Credit. On or before the Business Day on which an Issuing Bank makes payment of each such L/C Draft or, in the case of any other draw on a Letter of Credit, on demand by the Administrative Agent or the applicable Issuing Bank, each Lender shall make payment to the Administrative Agent, for the account of the applicable Issuing Bank, in immediately available funds in the Agreed Currency in an amount equal to such Lender’s Pro Rata Share of the Dollar Amount of such payment or draw. The obligation of each Lender to reimburse the Issuing Banks under this Section 3.6 shall be unconditional, continuing, irrevocable and absolute. In the event that any Lender fails to make payment to the Administrative Agent of any amount due under this Section 3.6, the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives such payment from such Lender or such obligation is otherwise fully satisfied; provided, however, that nothing contained in this sentence shall relieve such Lender of its obligation to reimburse the applicable Issuing Bank for such amount in accordance with this Section 3.6.

3.7. Reimbursement Obligation. Each Borrower agrees unconditionally, irrevocably and absolutely to pay immediately to the Administrative Agent, for the account of the Lenders, the amount of each advance drawn under or pursuant to any Letter of Credit or an L/C Draft related thereto and issued on its behalf (such obligation of each Borrower to reimburse the Administrative Agent for an advance made under any Letter of Credit or L/C Draft being hereinafter referred to as a “Reimbursement Obligation” with respect to such Letter of Credit or L/C Draft), each such reimbursement to be made by such Borrower no later than the Business Day on which the applicable Issuing Bank makes payment of each such L/C Draft or, if such Borrower shall have received notice of a Reimbursement Obligation later than 11:00 a.m. (Chicago time, or local time in the city of the applicable Eurocurrency Payment Office if such L/C is issued to the account of a Foreign Subsidiary Borrower), on any Business Day or on a day which is not a Business Day, no later than 11:00 a.m. (Chicago time, or local time in the city of the applicable Eurocurrency Payment Office if such L/C is issued to the account of a Foreign Subsidiary Borrower), on the immediately following Business Day or, in the case of any other draw on a Letter of Credit, the date specified in the demand of such Issuing Bank. If any Borrower at any time fails to repay a Reimbursement Obligation pursuant to this Section 3.7, such Borrower shall be deemed to have elected to borrow Revolving Loans from the Lenders, as of the date of the advance giving rise to the Reimbursement Obligation, equal in amount to the Dollar Amount of the unpaid Reimbursement Obligation. Such Revolving Loans shall be made as of the date of the payment giving rise to such Reimbursement Obligation, automatically, without notice and without any requirement to satisfy the conditions precedent otherwise applicable to an Advance of Revolving Loans. Such Revolving Loans shall initially, until converted, constitute a Floating Rate Advance, the proceeds of which Advance shall be used to repay such Reimbursement Obligation. If, for any reason, any Borrower fails to repay a Reimbursement Obligation on the day such Reimbursement Obligation arises and, for any reason, the Lenders are unable to make or have no obligation to make Revolving Loans, then such Reimbursement Obligation shall bear interest from and after such day, until paid in full, at the interest rate otherwise applicable thereto plus two percent (2.0%) per annum.

3.8. Letter of Credit Fees. Each Borrower agrees to pay:

(A) quarterly, in arrears, on each Payment Date occurring after the date of this Agreement (with the first such payment being calculated for the period from the Closing Date and ending on March 31, 2012, and, in addition, on the date on which the Aggregate Revolving Loan Commitment shall be terminated in whole), to the Administrative Agent for the ratable benefit of the Lenders a letter of credit fee at a rate per annum equal to the Applicable L/C Fee Percentage on the average daily outstanding Dollar Amount available for drawing under each standby Letter of Credit;

(B) quarterly, in arrears, on each Payment Date occurring after the date of this Agreement (with the first such payment being calculated for the period from the Closing Date and ending on March 31, 2012, and, in addition, on the date on which the Aggregate Revolving Loan Commitment shall be terminated in whole), to the applicable Issuing Bank, a letter of credit fronting fee equal to 0.125% per annum on the average daily outstanding face amount available for drawing under each standby Letter of Credit issued by such Issuing Bank; and

(C) to the applicable Issuing Bank, all customary fees and other issuance, amendment, cancellation, document examination, negotiation, transfer and presentment expenses and related charges in connection with the issuance, amendment, cancellation, presentation of L/C Drafts, negotiation, transfer and the like customarily charged by such Issuing Banks with respect to standby Letters of Credit, payable at the time of invoice of such amounts.

3.9. Issuing Bank Reporting Requirements. In addition to the notices required by Section 3.5(B), each Issuing Bank shall, no later than the tenth (10th) Business Day following the last day of each month, provide to the Administrative Agent, upon the Administrative Agent’s request, schedules, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issue, account party, Agreed Currency and amount in such Agreed Currency, expiration date and the reference number of each Letter of Credit issued by it outstanding at any time during such month and the aggregate amount payable by the applicable Borrower during such month. In addition, upon the request of the Administrative Agent, each Issuing Bank shall furnish to the Administrative Agent copies of any Letter of Credit and any application for or reimbursement agreement with respect to a Letter of Credit to which the Issuing Bank is party and such other documentation as may reasonably be requested by the Administrative Agent. Upon the request of any Lender, the Administrative Agent will provide to such Lender information concerning such Letters of Credit.

3.10. Indemnification; Exoneration.

(A) In addition to amounts payable as elsewhere provided in this Article III, each Borrower hereby agrees to protect, indemnify, pay and save harmless the Administrative Agent, each Issuing Bank and each Lender from and against any and all liabilities and costs which the Administrative Agent, such Issuing Bank or such Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit other than, in the case of the applicable Issuing Bank, to the extent resulting from its gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, or (ii) the failure of the applicable Issuing Bank to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called “Governmental Acts”).

(B) As among the Borrowers, the Lenders, the Administrative Agent and the Issuing Banks, each Borrower assumes all risks of the acts and omissions of, or misuse of such Letter of Credit by, the beneficiary of any Letter of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit applications and Letter of Credit reimbursement agreements executed by each Borrower at the time of request for any Letter of Credit, neither the Administrative Agent, any Issuing Bank nor any Lender shall be responsible (in the absence of gross negligence or willful misconduct in connection therewith, as determined by the final judgment of a court of competent jurisdiction): (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or other similar form of teletransmission or otherwise; (v) for errors in interpretation of technical trade terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Administrative Agent, the Issuing Banks and the Lenders, including, without limitation, any Governmental Acts. None of the above shall affect, impair, or prevent the vesting of any Issuing Bank’s rights or powers under this Section 3.10.

(C) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Issuing Bank under or in connection with the Letters of Credit or any related certificates shall not, in the absence of gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, put the applicable Issuing Bank, the Administrative Agent or any Lender under any resulting liability to the applicable Borrower or relieve the applicable Borrower of any of its obligations hereunder to any such Person.

(D) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 3.10 shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.

3.11. Cash Collateral. Notwithstanding anything to the contrary herein or in any application for a Letter of Credit, following the occurrence and during the continuance of a Default upon the request of the Required Lenders or upon payout or termination of this Agreement in full in cash, each Borrower shall, on the Business Day that it receives Administrative Agent’s demand or as required pursuant to Section 9.1, deliver to the Administrative Agent for the benefit of the Lenders and the Issuing Banks, cash, or other collateral of a type satisfactory to the Required Lenders, having a value, as determined by such Lenders, equal to one hundred two percent (102%) of the aggregate Dollar Amount of its outstanding L/C Obligations. Any such collateral shall be held by the Administrative Agent in a separate interest-bearing account appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and retained by the Administrative Agent for the benefit of the Lenders and the Issuing Banks as collateral security for the applicable Borrower’s obligations in respect of this Agreement and each of the Letters of Credit. Such amounts shall be applied to reimburse the Issuing Banks for drawings or payments under or pursuant to Letters of Credit, or if no such reimbursement is required, to payment of such of the other Obligations as the Administrative Agent shall determine. Amounts remaining in any cash collateral account established pursuant to this Section 3.11 which are not applied to reimburse an Issuing Bank for amounts actually paid or to be paid by such Issuing Bank in respect of a Letter of Credit shall be returned to the applicable Borrower within one (1) Business Day (after deduction of the Administrative Agent’s expenses incurred in connection with such cash collateral account).

ARTICLE IV: CHANGE IN CIRCUMSTANCES

4.1. Yield Protection. If any Change in Law:

(A) subjects the Administrative Agent, any Lender, any applicable Lending Installation or any Issuing Bank to any tax, levy, impost, deduction, fee, assessment, duty, charge or withholding, and any interest, penalties or liabilities with respect thereto, (excluding (1) Taxes, which are governed by Section 2.14(E), (2) amounts included in clauses (b) through (d) of the definition of Excluded Taxes, (3) Connection Income Taxes and (4) any other taxes for which such Lender has been reimbursed by such Borrower), on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or

(B) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, any applicable Lending Installation or any Issuing Bank (other than reserves and assessments taken into account in determining the interest rate applicable to Eurocurrency Rate Loans) with respect to its Revolving Loan Commitment, Loans, L/C Interests or the Letters of Credit, or

(C) imposes any other condition the result of which is to increase the cost to any Lender, any applicable Lending Installation or any Issuing Bank of making, funding or maintaining its Revolving Loan Commitment, the Loans, the L/C Interests or the Letters of Credit or reduces any amount receivable by any Lender, any applicable Lending Installation or any Issuing Bank in connection with Loans or Letters of Credit, or requires any Lender or any applicable Lending Installation or any Issuing Bank to make any payment calculated by reference to the amount of its Revolving Loan Commitment, Loans or the L/C Interests held or interest received by it or by reference to the Letters of Credit;

and the result of any of the foregoing is to increase the cost to that Lender or Issuing Bank of making, renewing or maintaining its Revolving Loan Commitment, Loans, L/C Interests, or Letters of Credit or to reduce any amount received under this Agreement, then, within fifteen (15) days after receipt by the Administrative Agent or the applicable Borrower of written demand by such Lender or Issuing Bank pursuant to Section 4.5, the applicable Borrower shall pay the Administrative Agent or such Lender or Issuing Bank that portion of such increased expense incurred or reduction in an amount received which the Administrative Agent or such Lender or Issuing Bank determines is attributable to making, funding and maintaining its Loans, L/C Interests, Letters of Credit and its Revolving Loan Commitment; provided, however, that such Borrower shall not be required to pay any additional amounts pursuant to this Section 4.1 incurred more than 90 days prior to the date of the relevant Lender’s demand therefor.

4.2. Changes in Capital Adequacy Regulations. If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing by an amount deemed material by such Lender or Issuing Bank the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Loans or Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or Issuing Bank, as the case may be, within fifteen (15) days after receipt by the applicable Borrower of written demand by such Lender or Issuing Bank pursuant to Section 4.5, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 4.2 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided, that the applicable Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any such increased cost or reduction incurred more than 90 days prior to the date that such Lender or Issuing Bank demands, or notifies such Borrower of its intention to demand, compensation therefor, provided further that, if the Change in Law giving rise to such increased cost or reduction is retroactive, then such 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

4.3. Availability of Types of Advances. If (i) any Lender determines that maintenance of its Fixed-Rate Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, or (ii) the Required Lenders determine that (x) deposits of a type, currency or maturity appropriate to match fund Fixed-Rate Loans are not available or (y) the interest rate applicable to Fixed-Rate Loans does not accurately reflect the cost of making or maintaining such an Advance, then the Administrative Agent shall suspend the availability of the affected Type of Advance and, in the case of any occurrence set forth in clause (i), require any Advances of the affected Type to be repaid or converted into another Type.

4.4. Funding Indemnification. Subject to Section 2.4(B), if any payment of a Fixed-Rate Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment, or otherwise, or a Fixed-Rate Loan is not made on the date specified by the applicable Borrower for any reason other than default by the Lenders, such Borrower shall indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Fixed-Rate Loan.

4.5. Lender Statements; Survival of Indemnity. If reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Fixed-Rate Loans to reduce any liability of any Borrower to such Lender under Sections 4.1 and 4.2 or to avoid the unavailability of a Type of Advance under Section 4.3, so long as such designation is not materially disadvantageous, in the judgment of the Lender, to such Lender. Any demand for compensation pursuant to Section 2.14(E) or this Article IV shall be in writing and shall state the amount due, if any, under Section 2.14(E), 4.1, 4.2, or 4.4 and shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive, and binding on the Borrowers in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Fixed-Rate Loan shall be calculated as though each Lender funded its Fixed-Rate Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the Eurocurrency Rate applicable to such Loan, whether in fact that is the case or not. The obligations of the Borrowers under Sections 2.14(E), 4.1, 4.2, or 4.4 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE V: CONDITIONS PRECEDENT

5.1. Initial Advances and Letters of Credit. The Lenders shall not be required to make the initial Loans or issue any Letters of Credit unless the Company has furnished to the Administrative Agent each of the following, with sufficient copies for the Lenders, all in form and substance reasonably satisfactory to the Administrative Agent and the Lenders:

(1) Copies of the Certificate of Incorporation (or other comparable constituent document) of each member of the Initial Obligor Group, together with all amendments and, where applicable, a certificate of good standing, both certified by the appropriate governmental officer in its jurisdiction of organization;

(2) Copies, certified by the Secretary, Assistant Secretary or other comparable officer of each member of the Initial Obligor Group, of its By-Laws (or other comparable governing document) and of its Board of Directors’ or, in the case of any Obligor organized as a German GmbH, shareholders’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the execution of the Loan Documents;

(3) An incumbency certificate, executed by the Secretary, Assistant Secretary or other comparable officer of each member of the Initial Obligor Group, which shall identify by name and title and bear the signature of the officers of the members of the Initial Obligor Group authorized to sign the Loan Documents (and, in the case of the Borrowers, to make borrowings hereunder), upon which certificate the Lenders shall be entitled to rely until informed of any change in writing by the Company;

(4) A certificate, in form and substance satisfactory to the Administrative Agent, signed by the chief financial officer of the Company, stating that on the date of this Agreement all the representations in this Agreement are true and correct in all material respects (unless such representation and warranty is made as of a specific date, in which case, such representation and warranty shall be true in all material respects as of such date) and no Default or Unmatured Default has occurred and is continuing;

(5) Written money transfer instructions reasonably requested by the Administrative Agent, addressed to the Administrative Agent and signed by an Authorized Officer;

(6) Receipt in cash of the fees agreed to in the Fee Letters;

(7) The written opinions of the Borrowers’ and the Subsidiary Guarantors’ counsel in the forms of the opinions attached hereto as Exhibit E, addressed to the Administrative Agent, the Issuing Banks and the Lenders, in form and substance reasonably acceptable to the Administrative Agent and its counsel, with respect to (without limitation) the due authorization, execution and enforceability of this Agreement and the other Loan Documents;

(8) The Domestic Subsidiary Guaranty, in the form attached hereto as Exhibit I-1, executed by each Domestic Subsidiary Guarantor;

(9) The Foreign Subsidiary Guaranty, in the form attached hereto as Exhibit I-3, executed by each Foreign Subsidiary Guarantor; and

(10) Such other documents as the Administrative Agent or any Lender or its counsel may have reasonably requested, including, without limitation, each document reflected on the List of Closing Documents attached as Exhibit F to this Agreement.

5.2. Each Advance and Letter of Credit. The Lenders shall not be required to make any Advance, or issue any Letter of Credit, unless on the applicable Borrowing Date, or in the case of a Letter of Credit, the date on which the Letter of Credit is to be issued:

(A) There exists no Default or Unmatured Default;

(B) The representations and warranties contained in Article VI are true and correct in all material respects as of such Borrowing Date (unless such representation and warranty is made as of a specific date, in which case, such representation and warranty shall be true in all material respects as of such date); and

(C) The Revolving Credit Obligations do not, and after making such proposed Advance or issuing such Letter of Credit would not, exceed the Aggregate Revolving Loan Commitment.

Each Borrowing/Election Notice with respect to each such Advance and the letter of credit application with respect to each Letter of Credit shall constitute a representation and warranty by the applicable Borrower that the conditions contained in Sections 5.2(A), (B) and (C) have been satisfied. For the avoidance of doubt, this Section 5.2 does not apply to the conversion or continuation of any existing Revolving Loan.

5.3. Designation of a Foreign Subsidiary Borrower. The designation of a Foreign Subsidiary Borrower pursuant to Section 2.23 is subject to the condition precedent that the Company or such proposed Foreign Subsidiary Borrower shall have furnished or caused to be furnished to the Administrative Agent:

(A) Copies, certified by the Secretary or Assistant Secretary of such Subsidiary, of its Board of Directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for the Administrative Agent) approving the Borrowing Subsidiary Agreement and any other Loan Documents to which such Subsidiary is becoming a party;

(B) An incumbency certificate, executed by the Secretary or Assistant Secretary of such Subsidiary, which shall identify by name and title and bear the signature of the officers of such Subsidiary authorized to request Borrowings hereunder and sign the Borrowing Subsidiary Agreement and the other Loan Documents to which such Subsidiary is becoming a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company or such Subsidiary;

(C) Opinions of counsel to such Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, with respect to the laws of its jurisdiction of organization and such other matters as are reasonably requested by counsel to the Administrative Agent and addressed to the Administrative Agent and the Lenders, including, without limitation, tax and regulatory opinions;

(D) Any promissory notes requested by any Lender, and any other instruments and documents reasonably requested by the Administrative Agent, each in such form as the Administrative Agent may reasonably require; and

(E) To the extent there are Foreign Subsidiary Borrowers having Significant Foreign Subsidiaries and such guaranty is required in accordance with the terms of the definition of Foreign Subsidiary Guarantor, a Foreign Subsidiary Guaranty, in the form attached hereto as Exhibit I-2, executed by each Foreign Subsidiary Guarantor.

ARTICLE VI: REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and the other financial accommodations to the Borrowers and to issue the Letters of Credit described herein, each Borrower represents and warrants as follows to each Lender and the Administrative Agent as of the Closing Date, giving effect to the consummation of the transactions contemplated by the Loan Documents on the Closing Date, and thereafter on each date as required by Section 5.2:

6.1. Organization; Corporate Powers. Each of such Borrowers and its Significant Subsidiaries (i) is a corporation, partnership or limited liability company duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing would reasonably be expected to have a Material Adverse Effect, and (iii) has all requisite power and authority to own, operate and encumber its property and to conduct its business as presently conducted and as proposed to be conducted.

6.2. Authority; Enforceability.

(A) Each of the such Borrowers and each other member of the Obligor Group has the requisite power and authority to execute, deliver and perform each of the Loan Documents which have been executed by it as required by this Agreement and the other Loan Documents.

(B) The execution, delivery, and performance, of each of the Loan Documents which have been executed as required by this Agreement, the other Loan Documents or otherwise to which such Borrower or any other member of the Obligor Group is party, and the consummation of the transactions contemplated thereby, have been duly authorized by all requisite corporate, partnership or limited liability company acts (including any required shareholder or partner approval) of such Borrower and/or such other member of the Obligor Group.

(C) Each of the Loan Documents to which such Borrower or any other member of the Obligor Group is a party has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles).

6.3. No Conflict; Governmental Consents. The execution, delivery and performance of each of the Loan Documents to which such Borrower or any other member of the Obligor Group is a party do not and will not (i) conflict with the certificate or articles of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization or formation, by-laws, operating agreement or other management agreement (or other applicable constituent documents) of such Borrower or any other member of the Obligor Group, (ii) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law (including, without limitation, any Environmental Property Transfer Act) or Contractual Obligation of such Borrower or any such other member of the Obligor Group, or require termination of any Contractual Obligation, except such breach, default or termination which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect, or (iii) result in or require the creation or imposition of any Lien whatsoever upon any of the property or assets of such Borrower or any other member of the Obligor Group, other than Liens permitted or created by the Loan Documents. Except as set forth on Schedule 6.3 to this Agreement, the execution, delivery and performance of each of the Loan Documents to which such Borrower or any other member of the Obligor Group is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, including under any Environmental Property Transfer Act, except filings, consents or notices which have been made, obtained or given, or which, if not made, obtained or given, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

6.4. Financial Statements. The consolidated financial statements of the Company and its Subsidiaries at and for the year ended September 30, 2011 heretofore delivered to the Administrative Agent and the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operation of the Company and its Subsidiaries at September 30, 2011 and the consolidated results of their operations for the period then ended.

6.5. No Material Adverse Change. Since September 30, 2011, except as disclosed (x) in any of the Company’s Form 10-Q, 10-K, or 8-K filings with the Commission subsequent to September 30, 2011 but prior to the Closing Date, or (y) in any letter or confidential offering memorandum delivered by the Company to the Administrative Agent and the Lenders prior to the Closing Date, there has occurred no change in the business, properties, financial condition, performance, or results of operations of the Company and its Subsidiaries taken as a whole, or any other event which has had or would reasonably be expected to have a Material Adverse Effect.

6.6. Taxes. Each of the Company and its Subsidiaries has filed or caused to be filed all federal and other material tax returns which are required to be filed by it and, except for taxes and assessments being contested in good faith and reserved for in accordance with generally accepted accounting principles as in effect from time to time (if and to the extent so required), have paid or caused to be paid all taxes as shown on said returns or any assessment received by it, to the extent that such taxes have become due.

6.7. Litigation; Loss Contingencies and Violations. There is no action, suit, proceeding, arbitration or, to any Borrower’s knowledge, investigation before or by any Governmental Authority or private arbitrator pending or, to any Borrower’s knowledge, threatened in writing against the Company, any of its Subsidiaries or any property of any of them which could reasonably be expected to have a Material Adverse Effect.

6.8. Subsidiaries. As of the Closing Date, Schedule 6.8 to this Agreement (i) contains a description of the corporate structure of the Company, its Subsidiaries and any other Person in which the Company or any of its Subsidiaries holds a material Equity Interest; and (ii) accurately sets forth (A) the correct legal name and the jurisdiction of organization, (B) a listing of all of the Company’s Significant Subsidiaries, (C) the issued and outstanding shares of each class of Capital Stock of each of the Company’s Subsidiaries and the owners of such shares, and (D) a summary of the direct and indirect partnership, joint venture, or other material Equity Interests, if any, which the Company and each Subsidiary of the Company holds in any Person that is not a corporation. Except as disclosed on Schedule 6.8, as of the Closing Date, there are no warrants or options outstanding with respect to the issued and outstanding Capital Stock of the Company or any of the Company’s Subsidiaries. Except as disclosed on Schedule 6.8, as of the Closing Date, none of the issued and outstanding Capital Stock of the Company or any of the Company’s Subsidiaries is subject to any redemption right or repurchase agreement pursuant to which the Company or any Subsidiary is or may become obligated to redeem or repurchase its Capital Stock. All outstanding Capital Stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is not Margin Stock.

6.9. ERISA. Except as disclosed on Schedule 6.9, no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect or a Default. The minimum funding standards of ERISA and the Code with respect to each Plan have been satisfied, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect or a Default. Neither the Company nor any member of the Controlled Group has failed to make an installment or any other payment which could result in a lien under Section 430(k) of the Code.

6.10. Accuracy of Information. The information, exhibits and reports furnished by such Borrower and any of its Significant Subsidiaries, or by the Company on behalf of any of such Borrower or any of its Significant Subsidiaries, to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents, the representations and warranties of the Company and its Subsidiaries contained in the Loan Documents, and all certificates and documents delivered to the Administrative Agent and the Lenders pursuant to the terms thereof (excluding any forecasts and projections of financial information and results submitted to any Lender as works in process or as materials not otherwise required to be submitted to the Commission), taken as a whole, do not contain as of the date thereof any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading in any material respect.

6.11. Securities Activities. Neither the Company nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

6.12. Material Agreements.

(a) Neither such Borrower nor any of such Borrower’s Subsidiaries is a party to or subject to any Contractual Obligation, which, as of such date, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(b) No member of the senior management of either such Borrower or any of its Subsidiaries has received written notice that (i) it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation to which it is a party, or (ii) any condition exists which, with the giving of notice or the lapse of time or both, would constitute a default with respect to any such Contractual Obligation, in each case, which default has, or if not remedied within any applicable grace period could reasonably be likely to have, a Material Adverse Effect.

6.13. Compliance with Laws. Such Borrower and its Subsidiaries are in compliance with all Requirements of Law applicable to them and their respective businesses, in each case where the failure to so comply individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

6.14. Assets and Properties. Each of such Borrower and its Significant Subsidiaries has good and sufficient title to all of its material real and personal properties owned by it or a valid leasehold interest in all of its leased assets (except insofar as marketability may be limited by any laws or regulations of any Governmental Authority affecting such assets), and all such assets and property are free and clear of all Liens, except Liens permitted under Section 7.3(C), and except for those defects in title and Liens that, individually or in the aggregate, would not have a Material Adverse Effect.

6.15. Statutory Indebtedness Restrictions. Neither the Company nor any of its Subsidiaries is subject to regulation under the Federal Power Act, or the Investment Company Act of 1940, or any other foreign, federal or state statute or regulation which limits its ability to incur indebtedness or its ability to consummate the transactions contemplated hereby.

6.16. Labor Matters. To the knowledge of any Borrower, no attempt to organize the employees of the Company or any of its Subsidiaries, and no labor disputes, strikes or walkouts affecting the operations of the Company or any of its Subsidiaries, is pending, or, to the Company’s or such Subsidiaries’ knowledge, threatened, planned or contemplated which would reasonably be expected to have a Material Adverse Effect.

6.17. Environmental Matters.

(A) Except as disclosed on Schedule 6.17 to this Agreement,

(i) the operations of the Company and its Subsidiaries comply in all material respects with all Environmental, Health or Safety Requirements of Law;

(ii) the Company and its Subsidiaries have all material permits, licenses or other authorizations required under all Environmental, Health or Safety Requirements of Law and are in material compliance with such permits;

(iii) neither the Company, any of its Subsidiaries nor any of their respective present property or operations, or, to the Company’s or any of its Subsidiaries’ knowledge, any of their respective past property or operations, are subject to or the subject of, any investigation known to the Company or any of its Subsidiaries, any judicial or administrative proceeding, order, judgment, decree, settlement or other agreement respecting: (A) any material violation of Environmental, Health or Safety Requirements of Law; (B) any material remedial action; or (C) any material claims or liabilities arising from the Release or threatened Release of a Contaminant into the environment;

(iv) there is not now, nor to the Company’s or any of its Subsidiaries’ knowledge has there ever been, on or in the property of the Company or any of its Subsidiaries any material landfill, waste pile, underground storage tanks, aboveground storage tanks, surface impoundment or hazardous waste storage facility of any kind, any material polychlorinated biphenyls (PCBs) used in hydraulic oils, electric transformers or other equipment, or any material asbestos containing material; and

(v) to the knowledge of the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries has any material Contingent Obligation in connection with any Release or threatened Release of a Contaminant into the environment.

(B) For purposes of this Section 6.17 “material” means any noncompliance or basis for liability which could reasonably be likely to subject the Company or any of its Subsidiaries to liability, individually or in the aggregate, in excess of $20,000,000.

6.18. Insurance. The Company maintains, and has caused each Significant Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all of its property in such amounts, subject to deductibles and self-insurance retentions, and covering such properties and risks, as is consistent with sound business practices.

6.19. Solvency. As of the Closing Date and immediately after the making of the Loans, (i) the fair value of the assets of the Company and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed their consolidated debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the consolidated properties of the Company and its Subsidiaries will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Company and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Company and its Subsidiaries will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted after the Closing Date.

ARTICLE VII: COVENANTS

The Company covenants and agrees that so long as any Revolving Loan Commitments are outstanding and thereafter until payment in full of all of the Obligations (other than contingent indemnity obligations) and termination of all Letters of Credit (or cash collateralization thereof in accordance with Section 3.11), unless the Required Lenders shall otherwise give prior written consent:

7.1. Reporting. The Company shall:

(A) Financial Reporting. Furnish to the Administrative Agent (with sufficient copies for each of the Lenders, which copies shall be distributed to the Lenders by the Administrative Agent):

(i) Quarterly Reports. As soon as practicable, and in any event no later than the earlier to occur of (x) the sixtieth (60th) day after the end of each of the first three fiscal quarters of each fiscal year of the Company, and (y) the tenth (10th) day after the date on which any of the following items are required to be delivered to the Commission, the consolidated balance sheet of the Company and its Subsidiaries as at the end of such period and the related statement of consolidated earnings of the Company and its Subsidiaries for such fiscal quarter and the related statements of consolidated earnings and consolidated cash flows of the Company and its Subsidiaries for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, certified by the chief financial officer of the Company on behalf of the Company as fairly presenting in all material respects the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in accordance with generally accepted accounting principles as in effect from time to time, subject to normal year-end audit adjustments and the absence of footnotes. With respect to any fiscal quarter, if all of the foregoing information is fairly, accurately and completely set forth in the Company’s Form 10-Q filing with the Commission for such fiscal quarter, such Form 10-Q filing with the Commission shall be deemed delivery to the Administrative Agent of the information required under this Section 7.1(A)(i); provided, however, that the Company must comply with the foregoing timing requirements for such delivery or deemed delivery whether constituting a Form 10-Q filing or another report and must deliver any corresponding compliance certificates hereunder when due.

(ii) Annual Reports. As soon as practicable, and in any event no later than the earlier to occur of (x) the one-hundredth (100th) day after the end of each fiscal year of the Company, and (y) the tenth (10th) day after the date on which any of the following items are required to be delivered to the Commission, (a) the consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related statements of consolidated earnings, consolidated shareholders’ equity and consolidated cash flows of the Company and its Subsidiaries for such fiscal year, and in comparative form the corresponding figures for the previous fiscal year in form and substance sufficient to calculate the financial covenants set forth in Section 7.4, and (b) an audit report on the items listed in clause (a) hereof of independent certified public accountants of recognized national standing, which audit report shall be unqualified and shall state that such financial statements fairly present the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in conformity with generally accepted accounting principles as in effect from time to time and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards. The deliveries made pursuant to this clause (ii) shall be accompanied by a certificate of such accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default under Section 7.4, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist under Section 7.4, stating the nature and status thereof. With respect to any fiscal year, if all of the foregoing information is fairly, accurately and completely set forth in the Company’s Form 10-K filing with the Commission for such fiscal year, such Form 10-K filing with the Commission shall be deemed delivery to the Administrative Agent of the information required under this Section 7.1(A)(ii); provided, however, that the Company must comply with the foregoing timing requirements for such delivery or deemed delivery whether constituting a Form 10-K filing or another report and must deliver any corresponding compliance certificates hereunder when due.

(iii) Officer’s Certificate. Together with each delivery of any financial statement (a) pursuant to clauses (i) and (ii) of this Section 7.1(A), an Officer’s Certificate of the Company, substantially in the form of Exhibit G attached hereto and made a part hereof, stating that as of the date of such Officer’s Certificate no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof and (b) pursuant to clauses (i) and (ii) of this Section 7.1(A), a compliance certificate, substantially in the form of Exhibit H attached hereto and made a part hereof, signed by the Company’s chief financial officer, (1) demonstrating compliance, when applicable, with the provisions of Section 7.4, and (2) calculating the Leverage Ratio for purposes of determining the then Applicable Eurocurrency Margin, Applicable Floating Rate Margin, Applicable L/C Fee Percentage and Applicable Facility Fee Percentage.

(B) Notice of Default. Promptly upon any Authorized Officer of the Company obtaining knowledge (i) of any condition or event which constitutes a Default or Unmatured Default, or becoming aware that any Lender or Administrative Agent has given any written notice to any Authorized Officer with respect to a claimed Default or Unmatured Default under this Agreement, or (ii) that any Person has given any written notice to any Authorized Officer of the Company or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 8.1(E), the Company shall deliver to the Administrative Agent and the Lenders an Officer’s Certificate specifying (a) the nature and period of existence of any such claimed default, Default, Unmatured Default, condition or event, (b) the notice given or action taken by such Person in connection therewith, and (c) what action the Company has taken, is taking and proposes to take with respect thereto.

(C) Lawsuits. (i) Promptly upon any Authorized Officer obtaining knowledge of the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration, by or before any Governmental Authority, against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries not previously disclosed pursuant to Section 6.7, which action, suit, proceeding, governmental investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which expose, in the Company’s reasonable judgment, the Company or any of its Subsidiaries to liability in an amount aggregating $30,000,000 or more (exclusive of claims covered by insurance policies of the Company or any of its Subsidiaries unless the insurers of such claims have disclaimed coverage or reserved the right to disclaim coverage on such claims and exclusive of claims covered by the indemnity of a financially responsible indemnitor in favor of the Company or any of its Subsidiaries unless the indemnitor has disclaimed or reserved the right to disclaim coverage thereof), give written notice thereof to the Administrative Agent and the Lenders and provide such other information as may be reasonably available to enable each Lender to evaluate such matters; and (ii) in addition to the requirements set forth in clause (i) of this Section 7.1(C), upon request of the Administrative Agent or the Required Lenders, promptly give written notice of the status of any action, suit, proceeding, governmental investigation or arbitration covered by a report delivered pursuant to clause (i) above and provide such other information as may be reasonably available to it that would not jeopardize any attorney-client privilege by disclosure to the Lenders to enable each Lender and the Administrative Agent and its counsel to evaluate such matters.

(D) ERISA Notices. Deliver or cause to be delivered to the Administrative Agent and the Lenders, at the Company’s expense, the following information and notices as soon as reasonably possible, and in any event:

(i) within ten (10) Business Days after any member of the Controlled Group obtains knowledge that a Termination Event has occurred which could reasonably be expected to subject the Company or its Subsidiaries to liability individually or in the aggregate in excess of $30,000,000, a written statement of the chief financial officer of the Company describing such Termination Event and the action, if any, which the member of the Controlled Group has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;

(ii) within ten (10) Business Days after the filing of any funding waiver request with the IRS, a copy of such funding waiver request and thereafter all communications received by the Company or a member of the Controlled Group with respect to such request within ten (10) Business Days such communication is received;

(iii) within ten (10) Business Days after the Company or any member of the Controlled Group knows or has reason to know that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan, a notice describing such matter; and

(iv) within ten (10) Business Days after the Company or any member of the Controlled Group fails to make a required installment or any other required payment to a Benefit Plan which could result in the imposition of a lien under Section 430(k) of the Code, a notice thereof.

For purposes of this Section 7.1(D), the Company and any member of the Controlled Group shall be deemed to know all facts known by the administrator of any Plan of which the Company or any member of the Controlled Group is the plan sponsor.

(E) Labor Matters. Notify the Administrative Agent and the Lenders in writing, promptly upon an Authorized Officer of the Company learning of (i) any material labor dispute to which the Company or any of its Significant Subsidiaries may become a party, including, without limitation, any strikes, lockouts or other disputes relating to such Persons’ plants and other facilities, which dispute would reasonably be expected to have a Material Adverse Effect and (ii) any Worker Adjustment and Retraining Notification Act liability incurred with respect to the closing of any plant or other facility of the Company or any of its Significant Subsidiaries which would reasonably be expected to have a Material Adverse Effect.

(F) Other Indebtedness. Deliver to the Administrative Agent (i) a copy of each regular report, notice or written communication regarding potential or actual defaults (including any accompanying officer’s certificate) delivered by or on behalf of the Company to the holders of funded Indebtedness with an aggregate outstanding principal amount in excess of $30,000,000 pursuant to the terms of the agreements governing such Indebtedness, such delivery to be made at the same time and by the same means as such notice of default is delivered to such holders, and (ii) a copy of each written notice or other written communication received by the Company from the holders of funded Indebtedness with an aggregate outstanding principal amount in excess of $30,000,000 regarding potential or actual defaults pursuant to the terms of such Indebtedness, such delivery to be made promptly after such notice or other communication is received by the Company.

(G) Other Reports. Deliver or cause to be delivered to the Administrative Agent and the Lenders copies of (i) all financial statements, reports and material written notices, if any, sent by the Company to its securities holders or filed with the Commission by the Company, and (ii) all notifications received from the Commission by the Company or its Subsidiaries pursuant to the Securities Exchange Act of 1934 and the rules promulgated thereunder. The Company shall include the Administrative Agent and the Lenders on its standard distribution lists for all press releases made available generally by the Company to the public concerning material developments in the business of the Company or any such Subsidiary.

(H) Environmental Notices. As soon as possible and in any event within twenty (20) days after receipt by the Company, a copy of (i) any notice or claim to the effect that the Company or any of its Significant Subsidiaries is or may be liable to any Person as a result of the Release by the Company, any of its Significant Subsidiaries, or any other Person of any Contaminant into the environment, and (ii) any notice alleging any violation of any Environmental, Health or Safety Requirements of Law by the Company or any of its Subsidiaries if, in either case, such notice or claim relates to an event which could reasonably be expected to subject the Company or any of its Significant Subsidiaries to liability individually or in the aggregate in excess of $30,000,000.

(I) Other Information. Promptly upon receiving a request therefor from the Administrative Agent, prepare and deliver to the Administrative Agent and the Lenders such other information with respect to the Company, any of its Subsidiaries, as from time to time may be reasonably requested by the Administrative Agent.

7.2. Affirmative Covenants.

(A) Corporate Existence, Etc. Except as permitted pursuant to Section 7.3(I), the Company shall, and shall cause each of its Significant Subsidiaries to, at all times maintain its valid existence and (to the extent such concept applies to such entity) in good standing as a corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses, unless, in the good faith judgment of the Company, the failure to preserve any such rights or franchises would not reasonably be expected to have a Material Adverse Effect.

(B) Corporate Powers; Conduct of Business. The Company shall, and shall cause each of its Significant Subsidiaries to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified and where the failure to be so qualified will have or would reasonably be expected to have a Material Adverse Effect.

(C) Compliance with Laws, Etc. The Company shall, and shall cause its Subsidiaries to, (a) comply with all Requirements of Law (including, without limitation, Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002) and all restrictive covenants affecting such Person or the business, properties, assets or operations of such Person, and (b) obtain as needed all permits necessary for its operations and maintain such permits in good standing unless failure to comply with such Requirements of Law or such covenants or to obtain or maintain such permits would not reasonably be expected to have a Material Adverse Effect.

(D) Payment of Taxes and Claims; Tax Consolidation. The Company shall pay, and cause each of its Subsidiaries to pay, (i) all material taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty accrues thereon, and (ii) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by Section 7.3(C)) upon any of the Company’s or such Subsidiary’s property or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that no such taxes, assessments and governmental charges referred to in clause (i) above or claims referred to in clause (ii) above (and interest, penalties or fines relating thereto) need be paid if (x) being contested in good faith by appropriate proceedings diligently instituted and conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles as in effect from time to time shall have been made therefor, or (y) the nonpayment of all such taxes, assessments and other governmental charges would not reasonably be expected to have a Material Adverse Effect.

(E) Insurance. The Company shall maintain for itself and its Significant Subsidiaries, or shall cause each of its Significant Subsidiaries to maintain in full force and effect, such insurance policies and programs as reflect coverage that is reasonably consistent with prudent industry practice for companies operating in the same or similar locations.

(F) Inspection of Property; Books and Records; Discussions. The Company shall permit and cause each of the Company’s Significant Subsidiaries to permit, any authorized representative(s) designated by either the Administrative Agent or any Lender to visit and inspect any of the properties of the Company or any of its Significant Subsidiaries, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated hereby (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers, all upon reasonable notice and at such reasonable times during normal business hours, as often as may be reasonably requested. The Company shall keep and maintain, in all material respects, proper books of record and account on a consolidated basis in which entries in material conformity with Agreement Accounting Principles shall be made of all dealings and transactions in relation to their respective businesses and activities. The Company shall cause each of its Significant Subsidiaries to keep and maintain, in all material respects, proper books of record and account. If a Default has occurred and is continuing, the Company, upon the Administrative Agent’s request, shall provide copies of such records to the Administrative Agent or its representatives.

(G) ERISA Compliance. The Company shall, and shall cause each of its Subsidiaries to, maintain and operate all Plans to comply in all material respects with the provisions of ERISA and shall operate all Plans to comply in all material respects with the applicable provisions of the Code, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans, unless the failure to maintain, operate and comply with the foregoing, as applicable, would not reasonably be expected to subject Company or its Subsidiaries to a liability in excess of $30,000,000.

(H) Maintenance of Property. The Company shall cause all material property used in the conduct of its business or the business of any Significant Subsidiary to be maintained and kept in adequate condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly conducted at all times; provided, however, that nothing in this Section 7.2(H) shall prevent the Company from discontinuing the operation or maintenance of any of such property if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business or the business of any Subsidiary.

(I) Environmental Compliance. The Company and its Significant Subsidiaries shall comply with all Environmental, Health or Safety Requirements of Law, except where noncompliance will not have or is not reasonably likely to subject the Company or any of its Subsidiaries to liability, individually or in the aggregate, in excess of $30,000,000.

(J) Use of Proceeds. The Borrowers shall use the proceeds of the Revolving Loans for general corporate purposes of such Borrower and its Subsidiaries (including, without limitation, to consummate Permitted Acquisitions). The Borrowers will not, nor will any Borrower permit any Subsidiary to, use any of the proceeds of the Loans to purchase or carry any Margin Stock.

(K) Subsidiary Guarantees. The Company will, including in connection with a Permitted Acquisition, (a) cause (i) each Domestic Incorporated Subsidiary that becomes a Significant Domestic Incorporated Subsidiary after the Closing Date to execute and deliver to the Administrative Agent, as promptly as possible, but in any event within sixty (60) days after becoming a Significant Domestic Incorporated Subsidiary, an executed Supplement to become a Domestic Subsidiary Guarantor under the Domestic Subsidiary Guaranty in the form of Annex I-1 to the Domestic Subsidiary Guaranty (whereupon such Subsidiary shall become a “Domestic Subsidiary Guarantor” under this Agreement), and (ii) each Foreign Subsidiary that becomes a Significant Foreign Subsidiary of a Foreign Subsidiary Borrower after the Closing Date (subject to there being no unreasonable adverse tax impact thereof) to execute and deliver to the Administrative Agent, as promptly as possible, but in any event within sixty (60) days after becoming such a Significant Foreign Subsidiary, an executed Supplement to become a Foreign Subsidiary Guarantor under the Foreign Subsidiary Guaranty in the form of Annex I-2 to the Foreign Subsidiary Guaranty (whereupon such Subsidiary shall become a “Foreign Subsidiary Guarantor” under this Agreement), and (b) deliver and cause each such Domestic Incorporated Subsidiary or Foreign Subsidiary to deliver corporate resolutions, opinions of counsel, and such other corporate documentation as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent. Upon the Company’s written request of and certification to the Administrative Agent that (i) a Domestic Incorporated Subsidiary is no longer a Significant Domestic Incorporated Subsidiary or (ii) a Foreign Subsidiary is no longer a Significant Foreign Subsidiary, the Administrative Agent, as contemplated in the Domestic Subsidiary Guaranty or the Foreign Subsidiary Guaranty, as applicable, shall release such Domestic Incorporated Subsidiary or Foreign Subsidiary from its duties and obligations under the Domestic Subsidiary Guaranty or Foreign Subsidiary Guaranty, as applicable; provided, that if such Domestic Incorporated Subsidiary or Foreign Subsidiary subsequently qualifies as a Significant Domestic Incorporated Subsidiary or Significant Foreign Subsidiary, it shall be required to re-execute the Domestic Subsidiary Guaranty or Foreign Subsidiary Guaranty, as applicable.

7.3. Negative Covenants.

(A) Indebtedness. Neither the Company nor any of its Subsidiaries shall directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(i) the Obligations;

(ii) Permitted Existing Indebtedness and Permitted Refinancing Indebtedness;

(iii) Indebtedness in respect of obligations secured by Customary Permitted Liens;

(iv) Indebtedness constituting Contingent Obligations permitted by Section 7.3(E);

(v) Indebtedness arising from intercompany loans and advances; provided, that, except with respect to Indebtedness under a securitization transaction, the aggregate principal amount of intercompany loans and advances to Affiliates which are not members of the Obligor Group from Affiliates which are members of the Obligor Group (in each case, as determined at the time such intercompany loan is made) shall not exceed 10% of Consolidated Tangible Assets at any time outstanding; provided further, that such intercompany loans and advances shall be subject to the subordination provisions of Section 10.14 of this Agreement, Section 6 of the Domestic Subsidiary Guaranty and Section 6 of the Foreign Subsidiary Guaranty, in each case, to the extent applicable in such circumstance.

(vi) Indebtedness in respect of Hedging Obligations permitted under Section 7.3(M);

(vii) Guarantees of Indebtedness permitted hereunder;

(viii) Indebtedness of any Person acquired pursuant to a Permitted Acquisition, so long as such Indebtedness was not incurred in contemplation of such acquisition;

(ix) Indebtedness that is subordinated to the Obligations pursuant to an agreement reasonably acceptable to the Administrative Agent;

(x) Indebtedness consisting of promissory notes issued to redeem Equity Interests of the Company permitted hereby;

(xi) Indebtedness with respect to surety, appeal and performance bonds obtained by the Company or any of its Subsidiaries in the ordinary course of business;

(xii) Indebtedness evidenced by the 2008 Senior Notes and the 2009 Senior Notes (including any Indebtedness of the Subsidiary Guarantors arising under a guaranty of the 2008 Senior Notes or the 2009 Senior Notes), and Indebtedness evidenced by the Term Loan Credit Facility (including any increases pursuant to Section 2.20 thereof and including any Indebtedness of the Subsidiary Guarantors arising under a guaranty of the obligations thereunder);

(xiii) secured or unsecured purchase money Indebtedness (including Capitalized Leases) incurred by the Company or any of its Subsidiaries to finance the acquisition of assets used in its business, if (1) at the time of such incurrence no Default or Unmatured Default has occurred and is continuing or would result from such incurrence, (2) such Indebtedness does not exceed the lower of the fair market value or the cost of the applicable assets on the date acquired, (3) such Indebtedness does not exceed $40,000,000 in the aggregate outstanding at any time, and (4) any Lien securing such Indebtedness is permitted under Section 7.3(C);

(xiv) Receivables Facility Attributed Indebtedness in an aggregate amount not to exceed $150,000,000 at any time;

(xv) other Indebtedness in addition to that referred to elsewhere in this Section 7.3(A) incurred and maintained by the Company and its Subsidiaries; provided that the incurrence and maintenance of such additional Indebtedness does not cause a violation of the Leverage Ratio as most recently calculated hereunder; and provided further that no Default or Unmatured Default shall have occurred and be continuing at the date of such incurrence or would result therefrom; and

(xvi) Permitted Refinancing Indebtedness.

(B) Sales of Assets. Neither the Company nor any of its Significant Subsidiaries shall consummate any Asset Sale, except:

(i) transfers of assets between the Company and any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company not otherwise prohibited by this Agreement;

(ii) sales of inventory in the ordinary course of business;

(iii) the disposition in the ordinary course of business of equipment or property that is obsolete, excess, or no longer used or useful in the Company’s or any Subsidiary’s business or of any asset in exchange for, or the proceeds of which shall be used to acquire, any replacement asset useful in the business of the Company or any Subsidiary;

(iv) sales, transfers or assignments of Receivables in connection with receivables purchase facilities; provided, that the aggregate amount of Receivables Facility Attributed Indebtedness arising in connection therewith does not exceed amounts permitted under Section 7.3(A)(xiv);

(v) sales, transfers and other dispositions of accounts receivable in connection with the compromise, settlement or collection thereof consistent with past practice;

(vi) sales, transfers, leases and other dispositions of property that are (x) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business, (y) investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with the Company or any Subsidiary (including in connection with an acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger or (z) another asset received as consideration for the disposition of any asset permitted by this Section (in each case, other than Equity Interests in a Subsidiary, unless all Equity Interests in such Subsidiary are sold);

(vii) leases entered into in the ordinary course of business, and sale and leaseback transactions, in each case, to the extent that they do not materially interfere with the business of the Company and its Subsidiaries and the sale of such assets and the related Indebtedness under any resulting Capitalized Lease would otherwise be permitted hereunder;

(viii) sales, transfers, licenses or sublicenses of intellectual property in the ordinary course of business, to the extent that they do not materially interfere with the business of the Company and its Subsidiaries;

(ix) dispositions resulting from any casualty or other damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Company or any Subsidiary; and

(x) contributions of assets constituting Investments in Joint Ventures that would otherwise be permitted under Section 7.3(D)(xi) and for which no cash proceeds are received; and

(xi) sales, assignments, transfers, leases, conveyances or other dispositions of other assets if such transaction (a) is for not less than fair market value (as determined in good faith by the Company’s management or board of directors) and (b) when combined with all such other transactions pursuant to this Section 7.3(B)(xi) (each such transaction being valued at book value) during the then current fiscal year, represents the disposition of assets with an aggregate book value not greater than 15% of the aggregate book value of Consolidated Assets as of the end of the immediately preceding fiscal year. If the proceeds resulting from an Asset Sale are used by the Company or the applicable Subsidiary within 180 days of the date on which such proceeds arose to acquire property useful in such Person’s business, then, only for purposes of determining compliance with this Section 7.3(B)(xi), such Asset Sale shall not be included in such determination.

(C) Liens. Neither the Company nor any of its Subsidiaries shall directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of their respective property or assets except:

(i) Liens created by the Loan Documents or otherwise securing the Obligations;

(ii) Permitted Existing Liens;

(iii) Customary Permitted Liens;

(iv) purchase money Liens (including the interest of a lessor under a Capitalized Lease and Liens to which any property is subject at the time of the Company’s acquisition thereof) securing Indebtedness permitted pursuant to Section 7.3(A)(viii) or (xiii); provided that such Liens shall not apply to any property of the Company or its Subsidiaries other than that purchased or subject to such Capitalized Lease;

(v) Liens with respect to property acquired by the Company or any of its Subsidiaries after the Closing Date (and not created in contemplation of such acquisition) pursuant to a Permitted Acquisition; provided, that such Liens shall extend only to the property so acquired;

(vi) Liens with respect to property of any Person the Capital Stock of which is acquired (directly or indirectly) by the Company or any of its Subsidiaries after the Closing Date (and not created in contemplation of such acquisition) pursuant to a Permitted Acquisition; provided, that (x) such Liens (other than Liens of the type described in clause (iv) above) shall extend only to the property of such Person, (y) such Liens shall secure Indebtedness permitted hereunder not in excess of $35,000,000 in the aggregate and (z) the Company or the applicable Subsidiary shall cause such Liens to be terminated within sixty (60) days of the date on which such Permitted Acquisition is consummated;

(vii) Liens arising under or in connection with the 2008 Senior Notes, the 2009 Senior Notes, the Term Loan Credit Facility, the 2008 Note Agreement, the 2009 Note Agreement and any other senior (unsubordinated) credit, loan or borrowing facility or senior (unsubordinated) note purchase agreement similar in form and substance to any of the foregoing and in a principal amount equal to or greater than $25,000,000, so long as the creditors under such facility or note purchase agreement agree to be bound by the terms of the Intercreditor Agreement, the collateral securing the Liens of such creditors also secures the Obligations, and the Liens of such creditors are pari passu to the Liens securing the Obligations to the extent that the collateral securing such Liens also secures the Obligations;

(viii) Liens securing Receivables Facility Attributed Indebtedness permitted under Section 7.3(A);

(ix) Liens securing Hedging Obligations pursuant to Hedging Arrangements entered into by the Company and its Subsidiaries in the ordinary course of business and permitted hereby; and

(x) Liens with respect to property of any of Foreign Subsidiaries and securing Indebtedness of Foreign Subsidiaries; provided, that such Liens shall only secure Indebtedness permitted hereunder not in excess of $40,000,000 in the aggregate;

(xi) other Liens in addition to those described in Sections 7.3(C)(i) through (x) securing Indebtedness not to exceed $20,000,000 in the aggregate.

In addition, other than such restrictions contained in agreements of the type set forth in clauses (i)-(x) of Section 7.3(L) below, neither the Company nor any of its Subsidiaries shall become a party to any agreement, note, indenture or other instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of the Administrative Agent for the benefit of itself and the Lenders, as collateral for the Obligations. Notwithstanding the foregoing, any such agreement, note, indenture or other instrument may prohibit the creation of a Lien in favor of the Administrative Agent for the benefit of itself and the Lenders, as collateral for the Obligations, so long as such prohibition does not apply if the 2008 Senior Noteholders, the 2009 Senior Noteholders, the lenders under the Term Loan Credit Facility and the lenders or creditors under any other senior (unsubordinated) credit, loan or borrowing facility or senior (unsubordinated) note purchase agreement similar in form and substance to any of the foregoing and in a principal amount equal to or greater than $25,000,000, so long as the creditors under such facility or note purchase agreement agree to be bound by the terms of the Intercreditor Agreement, shall be provided with a Lien that is equal and ratable with the Lien provided to the Administrative Agent for the benefit of itself and the Lenders.

(D) Investments. Except to the extent permitted pursuant to paragraph (G) below, neither the Company nor any of its Subsidiaries shall directly or indirectly make or own any Investment except:

(i) Investments in cash and Cash Equivalents;

(ii) Permitted Existing Investments in an amount not greater than the amount thereof on the Closing Date;

(iii) Investments in trade receivables or received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(iv) Investments consisting of deposit accounts maintained by the Company and its Subsidiaries;

(v) Investments in (i) Domestic Incorporated Subsidiaries or (ii) Foreign Subsidiaries which provide a guarantee (including gross-up amounts for any withholding taxes or capital charges) of the Obligations (as distinguished from solely guaranteeing Drawn Foreign Amounts) (each such Foreign Subsidiary, a “Foreign Guarantor”), so long as any guarantee payments made in connection with such guarantee can be shared and applied in accordance with the requirements of the Intercreditor Agreement; provided, however, that any Investment constituting a Permitted Acquisition shall be governed by clause (vii) below and not this clause (v);

(vi) Investments in Foreign Subsidiaries which are not Foreign Guarantors, subject to the Foreign Subsidiary Investment Limitation, if applicable; provided, that (x) intercompany loans permitted pursuant to Section 7.3(A)(v) and assets of Foreign Subsidiaries (other than assets directly or indirectly contributed to such Foreign Subsidiaries by the Company and/or the Significant Domestic Incorporated Subsidiaries after the Closing Date) which are used to make Investments in other Foreign Subsidiaries shall not be included in determining compliance with this clause (vi), (y) prior to consummating any Investment in a Foreign Subsidiary in an amount in excess of $50,000,000, the Company shall demonstrate to the Administrative Agent’s satisfaction the Company’s and its Subsidiaries’ pro forma compliance or planned pro forma compliance with this clause (vi), and (z) any Investment constituting a Permitted Acquisition shall be governed by clause (vii) below and not this clause (vi);

(vii) Investments constituting Permitted Acquisitions; provided, that the Leverage Ratio will not exceed 3.35 to 1.00 after giving effect to any such Permitted Acquisition in excess of $100,000,000 (as demonstrated by the Company on a pro forma basis to the Administrative Agent’s satisfaction); provided, further, that if a Foreign Subsidiary (the “Acquiring Foreign Subsidiary”) Acquires another Person that becomes a Foreign Subsidiary (the “Target Sub”) as a result of such Acquisition, and the Equity Interests of the Target Sub are transferred in their entirety by the Acquiring Foreign Subsidiary to the Company or a Significant Domestic Incorporated Subsidiary within 60 days after the date on which the Target Sub is initially Acquired, then the Target Sub shall be deemed to have been owned at all times by the Company or the applicable Significant Domestic Incorporated Subsidiary, and, so long as the other conditions for a Permitted Acquisition have been satisfied and the Leverage Ratio test set forth above is met, then the Investment in the Target Sub shall be permitted under this clause (vii);

(viii) Investments constituting Indebtedness permitted by Section 7.3(A), Contingent Obligations permitted by Section 7.3(E) or Restricted Payments permitted by Section 7.3(F);

(ix) Investments consisting of any right of the Company or its wholly-owned Domestic Incorporated Subsidiaries to payment for goods sold or for services rendered, whether or not it has been earned by performance;

(x) Investments comprised of capital contributions (whether in the form of cash, a note, or other assets) to a Subsidiary or other special purpose entity created solely to engage in transactions giving rise to Receivables Facility Attributed Indebtedness permitted hereunder or otherwise resulting from transfers of assets permitted hereunder to such a Subsidiary or special purpose entity;

(xi) Investments in Joint Ventures in an aggregate amount not to exceed $50,000,000; and

(xii) Investments in addition to those referred to elsewhere in this Section 7.3(D) in an aggregate amount not to exceed $50,000,000.

(E) Contingent Obligations. Neither the Company nor any of its Subsidiaries shall directly or indirectly create or become or be liable with respect to any Contingent Obligation, except: (i) recourse obligations resulting from endorsement of negotiable instruments for collection in the ordinary course of business; (ii) Permitted Existing Contingent Obligations, together with replacement Contingent Obligations (on substantially similar terms as the Permitted Existing Contingent Obligations) to the extent of any Permitted Refinancing Indebtedness of the Indebtedness that was the subject of such Permitted Existing Contingent Obligations; (iii) obligations, warranties, guarantees and indemnities, not relating to Indebtedness of any Person, which have been or are undertaken or made in the ordinary course of business and not for the benefit of or in favor of an Affiliate of the Company or such Subsidiary; (iv) Contingent Obligations with respect to surety, appeal and performance bonds obtained by the Company or any Subsidiary in the ordinary course of business, (v) Contingent Obligations of the Subsidiary Guarantors under the Domestic Subsidiary Guaranty, the Foreign Subsidiary Guaranty or of a Foreign Guarantor under a guaranty of the Indebtedness under the agreements described in clause (vi) below, (vi) Contingent Obligations of the Subsidiary Guarantors or any of the Company’s other Subsidiaries under any guaranty of the Indebtedness arising under the 2008 Senior Notes, the 2009 Senior Notes, the 2008 Note Agreement, the 2009 Note Agreement, the Term Loan Credit Facility or any other senior (unsubordinated) credit, loan or borrowing facility or senior (unsubordinated) note purchase agreement similar in form and substance to any of the foregoing and in a principal amount equal to or greater than $25,000,000, so long as the creditors under such facility or note purchase agreement agree to be bound by the terms of the Intercreditor Agreement, (vii) obligations arising under or related to the Loan Documents, (viii) Contingent Obligations arising in connection with Receivables Facility Attributed Indebtedness permitted under Section 7.3(A); (ix) Contingent Obligations of the Company or any Subsidiary arising from the guaranty of Indebtedness of the Company or any Subsidiary, as applicable, to the extent such Indebtedness was permitted pursuant to Section 7.3(A); (x) Contingent Obligations in respect of representations and warranties customarily given in respect of Asset Sales otherwise permitted hereunder; and (xi) Contingent Obligations, in an aggregate amount not to exceed $150,000,000 at any time outstanding, arising as a result of the guaranty of any Indebtedness not described in clauses (i) through (x) hereof and otherwise permitted under Section 7.3(A).

(F) Restricted Payments. The Company shall not, and shall not permit any of its Subsidiaries to, declare or make any Restricted Payment if either a Default or an Unmatured Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom provided, however, that the Company or any Subsidiary may make dividend payments to holders of its Equity Interests or stock repurchases or redemptions pursuant to any Stock Repurchase Plan subsequent to the occurrence of a Default or an Unmatured Default if the payment of such dividends or commitment to make such stock repurchase was publicly announced to such holders of Equity Interests prior to the occurrence of such Default or Unmatured Default. In addition to the foregoing, the Company shall not permit any of its issued and outstanding Capital Stock or any of its Subsidiaries’ issued and outstanding Capital Stock to be subject to any redemption right or repurchase agreement pursuant to which the Company or any Subsidiary is or may become obligated to redeem or repurchase its Capital Stock, other than those agreements identified in Schedule 6.8.

(G) Conduct of Business; Subsidiaries; Acquisitions. Neither the Company nor any of its Significant Subsidiaries shall engage in any business other than the businesses engaged in by the Company on the date hereof and any business or activities which are reasonably similar, related or incidental thereto or logical extensions thereof. The Company shall not create, acquire or capitalize any Subsidiary after the date hereof unless (i) no Default or Unmatured Default which is not being cured shall have occurred and be continuing or would result therefrom; (ii) after such creation, acquisition or capitalization, all of the representations and warranties contained herein shall be true and correct in all material respects (unless such representation and warranty is made as of a specific date, in which case, such representation or warranty shall be true in all material respects as of such date); and (iii) after such creation, acquisition or capitalization the Company shall be in compliance with the terms of Section 7.2(K) and Section 7.3(L). Neither the Company nor any Significant Domestic Subsidiary shall make any Acquisitions, other than Acquisitions meeting the following requirements or otherwise approved by the Required Lenders (each such Acquisition constituting a “Permitted Acquisition”):

(i) no Default or Unmatured Default shall have occurred and be continuing or would result from such Acquisition or the incurrence of any Indebtedness in connection therewith;

(ii) the purchase is consummated pursuant to a negotiated acquisition agreement on a non-hostile basis;

(iii) prior to each such Acquisition with a purchase price in excess of $100,000,000, the Company shall deliver to the Administrative Agent and the Lenders a certificate from one of the Authorized Officers, demonstrating to the reasonable satisfaction of the Administrative Agent that after giving effect to such Acquisition and the incurrence of any Indebtedness permitted by Section 7.3(A) in connection therewith, on a pro forma basis using, for any Acquisition, historical financial statements containing reasonable adjustments satisfactory to the Administrative Agent, as if the Acquisition and such incurrence of Indebtedness had occurred on the first day of the twelve-month period ending on the last day of the Company’s most recently completed fiscal quarter, the Company would have been in compliance with the financial covenants in Section 7.4 and not otherwise in Default;

(iv) the Leverage Ratio will not exceed 3.35 to 1.00 after giving effect to any such Acquisition in excess of $100,000,000 (as demonstrated by the Company on a pro forma basis to the Administrative Agent’s satisfaction including for purposes of calculating such ratio, EBITDA of the Person which is the subject of such Acquisition for the preceding 12 month period); and

(v) the businesses being acquired shall be reasonably similar, related or incidental to, or a logical extension of, the businesses or activities engaged in by the Company on the Closing Date.

(H) Transactions with Affiliates. Neither the Company nor any of its Subsidiaries shall directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (other than a wholly-owned direct or indirect Subsidiary of the Company), on terms that are (a) not authorized by the Board of Directors or (b) less favorable to the Company or any of its Subsidiaries, as applicable, than those that might be obtained in an arm’s length transaction at the time from Persons who are not such an Affiliate, except for (i) Restricted Payments permitted by Section 7.3(F), (ii) Investments permitted by Section 7.3(D), (iii) transactions in the ordinary course of business and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and (iv) loans and advances to employees in the ordinary course of business and in amounts consistent with practice in effect prior to the Closing Date.

(I) Restriction on Fundamental Changes. Neither the Company nor any of its Significant Subsidiaries shall enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of the Company’s consolidated business or property, whether now or hereafter acquired, except (i) transactions permitted under Sections 7.3(B), 7.3(D) or 7.3(G) and, (ii) a Subsidiary of the Company may be merged into or consolidated with the Company (in which case the Company shall be the surviving corporation) or any wholly-owned Domestic Incorporated Subsidiary of the Company, (iii) a Foreign Subsidiary may be merged into or consolidated with any other wholly-owned Foreign Subsidiary (provided that if involving a Foreign Subsidiary Borrower, the Foreign Subsidiary Borrower shall be the surviving corporation), and (iv) any liquidation of any Subsidiary of the Company into the Company or another Subsidiary of the Company, as applicable.

(J) Margin Regulations. Neither the Company nor any of its Subsidiaries, shall use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry Margin Stock in such amounts as would cause this Agreement to be deemed a “purpose credit” for purposes of Regulation T.

(K) [Reserved]

(L) Subsidiary Covenants. The Company will not, and will not permit any Significant Subsidiary to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on the ability of any Significant Subsidiary to pay dividends or make any other distribution on its stock, or make any other Restricted Payment, pay any Indebtedness or other Obligation owed to the Company or any other Subsidiary, make loans or advances or other Investments in the Company or any other Subsidiary, or sell, transfer or otherwise convey any of its property to the Company or any other Subsidiary other than pursuant to (i) applicable law, (ii) this Agreement or the other Loan Documents, (iii) the 2008 Senior Notes, the 2009 Senior Notes, the Term Loan Credit Facility and any other senior (unsubordinated) credit, loan or borrowing facility or senior (unsubordinated) note purchase agreement similar in form and substance to any of the foregoing and in a principal amount equal to or greater than $25,000,000, so long as the creditors under such facility or note purchase agreement agree to be bound by the terms of the Intercreditor Agreement, (iv) restrictions imposed by the holder of a Lien permitted by Section 7.3(C), (v) restrictions and conditions on the foregoing existing as of the Closing Date, (vi) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder, (vii) restrictions or conditions imposed by any agreement relating to any securitization transaction permitted by this Agreement if such restrictions or conditions apply only to the assets and interests therein that are the subject of the securitization transaction or to any Subsidiary which is a special purpose entity party to and whose sole business relates to such securitization transaction, (viii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (ix) customary provisions in leases and other contracts restricting the assignment thereof, (x) restrictions and conditions in any existing or future joint venture agreement that restricts the ability of any party to such agreement to create, incur or permit a Lien on the equity interests in the joint venture and (xi) restrictions and conditions in any existing or future license agreement with respect to intellectual property that restricts the ability of any party to such agreement to create, incur or permit a Lien on such intellectual property.

(M) Hedging Obligations. The Company shall not and shall not permit any of its Subsidiaries to enter into any interest rate, commodity or foreign currency exchange, swap, collar, cap or similar agreements evidencing Hedging Obligations, other than interest rate, foreign currency or commodity exchange, swap, collar, cap or similar agreements entered into by the Company or such Subsidiary pursuant to which the Company or such Subsidiary has hedged its reasonably estimated interest rate, foreign currency or commodity exposure, which are non-speculative in nature. Such permitted hedging agreements entered into by the Company and any Lender or any affiliate of any Lender are sometimes referred to herein as “Hedging Agreements.”

(N) Issuance of Disqualified Stock. From and after the Closing Date, neither the Company, nor any of its Subsidiaries shall issue to any Person (other than the Company or a wholly-owned Subsidiary) any Disqualified Stock unless after giving effect to the next sentence, such Disqualified Stock and Indebtedness is issued in accordance with the terms of this Agreement. All issued and outstanding Disqualified Stock issued to any Person (other than the Company or a wholly-owned Subsidiary) shall be treated as Indebtedness for all purposes of this Agreement (and as funded Indebtedness for purposes of Section 7.1(F)), and the amount of such deemed Indebtedness shall be the aggregate amount of the liquidation preference of such Disqualified Stock.

7.4. Financial Covenants. The Company shall comply with the following:

(A) Maximum Leverage Ratio. The Company and its consolidated Subsidiaries shall not permit the ratio (the “Leverage Ratio”) of (i) Net Indebtedness to (ii) EBITDA to be greater than 3.50 to 1.00 for each four (4) fiscal quarter period of the Company beginning with the fiscal quarter ending September 30, 2011.

The Leverage Ratio shall be calculated, in each case, determined as of the last day of each fiscal quarter of the Company based upon (a) for Net Indebtedness, Net Indebtedness as of the last day of each such fiscal quarter; and (b) for EBITDA, the actual amount for the Last Twelve-Month Period, provided, that the Leverage Ratio shall be calculated, with respect to Permitted Acquisitions, on a pro forma basis using historical financial statements and containing reasonable adjustments satisfactory to the Administrative Agent, broken down by fiscal quarter in the Company’s reasonable judgment.

(B) Minimum Consolidated Net Worth. The Company shall not permit its Consolidated Net Worth at any time to be less than the sum of (a) $725,000,000 (the “Base Amount”) plus (b) on the last Business Day of each fiscal year, beginning with the fiscal year ending September 30, 2012, the sum of fifty percent (50%) of Net Income (if positive) for such fiscal year, plus (c) fifty percent (50%) of the net cash proceeds resulting from the issuance by the Company of any Capital Stock, other than shares of Capital Stock issued pursuant to employee stock option or ownership plans; provided that the effect of adjustments (not in excess of the Maximum Adjustment Amount) in the accumulated other comprehensive earnings accounts of the Company and its Subsidiaries, shall in each case be excluded in calculating the Company’s Consolidated Net Worth. For purposes of this Section 7.4(B), “Maximum Adjustment Amount” means 10% of the Base Amount. The Company’s compliance with this covenant shall be calculated and tested as of the end of each fiscal quarter.

ARTICLE VIII: DEFAULTS

8.1. Defaults. Each of the following occurrences shall constitute a Default under this Agreement:

(A) Failure to Make Payments When Due. (i) The Company shall fail to pay when due any of the Obligations consisting of principal with respect to the Loans or Reimbursement Obligations or (ii) any member of the Obligor Group shall fail to pay within five (5) days of the date when due any of the other Obligations under this Agreement or the other Loan Documents.

(B) Breach of Certain Covenants. The Company shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on the Company under:

(i) Section 7.1 and such failure shall continue unremedied for thirty (30) days;

(ii) Section 7.2 and such failure shall continue unremedied for thirty (30) days after notice thereof from the Agent or any Lender is delivered to the Company or the Company otherwise becomes aware of such failure, or

(iii) Sections 7.3 or 7.4.

(C) Breach of Representation or Warranty. Any representation or warranty made or deemed made by the Company to the Administrative Agent or any Lender herein or by the Company or any of its Subsidiaries in any of the other Loan Documents or in any statement or certificate at any time given by any such Person pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made (or deemed made).

(D) Other Defaults. The Company shall default in the performance of or compliance with any term contained in this Agreement (other than as covered by paragraphs (A) or (B) of this Section 8.1), or the Company or any of its Subsidiaries shall default in the performance of or compliance with any term contained in any of the other Loan Documents, and such default shall continue unremedied and unwaived for thirty (30) days after the occurrence thereof.

(E) Default as to Other Indebtedness. The Company or any of its Subsidiaries shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Indebtedness (other than Indebtedness hereunder, but including, without limitation, Disqualified Stock issued to Persons other than the Company or any wholly-owned Subsidiary), beyond any period of grace provided with respect thereto, which individually or together with other such Indebtedness as to which any such failure exists has an aggregate outstanding principal amount in excess of $30,000,000; or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness having such aggregate outstanding principal amount, beyond any period of grace, if any, provided with respect thereto, if the effect thereof is to cause an acceleration, mandatory redemption, a requirement that the Company offer to purchase such Indebtedness or other required repurchase of such Indebtedness, or permit the holder(s) of such Indebtedness to accelerate the maturity of any such Indebtedness, or require a redemption or other repurchase of such Indebtedness or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the Company or any of its Subsidiaries (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof.

(F) Involuntary Bankruptcy; Appointment of Receiver, Etc.

(i) An involuntary case shall be commenced against the Company, any of the Company’s Significant Domestic Incorporated Subsidiaries, or any of the Company’s Significant Foreign Subsidiaries and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company, any of the Company’s Significant Domestic Incorporated Subsidiaries, or any of the Company’s Significant Foreign Subsidiaries in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law.

(ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Company, any of the Company’s Significant Domestic Incorporated Subsidiaries or any of the Company’s Significant Foreign Subsidiaries or over all or a substantial part of the property of the Company, any of the Company’s Significant Domestic Incorporated Subsidiaries or any of the Company’s Significant Foreign Subsidiaries shall be entered; or an interim receiver, trustee or other custodian of the Company, any of the Company’s Significant Domestic Incorporated Subsidiaries or any of the Company’s Significant Foreign Subsidiaries or of all or a substantial part of the property of the Company, any of the Company’s Significant Domestic Incorporated Subsidiaries or any of the Company’s Significant Foreign Subsidiaries shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of the Company, any of the Company’s Significant Domestic Incorporated Subsidiaries or any of the Company’s Significant Foreign Subsidiaries shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within sixty (60) days after entry, appointment or issuance.

(G) Voluntary Bankruptcy; Appointment of Receiver, Etc. The Company, any of the Company’s Significant Domestic Incorporated Subsidiaries or any of the Company’s Significant Foreign Subsidiaries shall (i) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, (iii) consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, (iv) make any assignment for the benefit of creditors or (v) take any corporate action to authorize any of the foregoing.

(H) Judgments and Attachments. Any money judgment(s) (other than a money judgment covered by insurance reasonably satisfactory (including the amount thereof) to the Administrative Agent and as to which the applicable insurance company has not disclaimed or reserved the right to disclaim coverage or subject to indemnity), writ or warrant of attachment, or similar process against the Company or any of its Subsidiaries or any of their respective assets involving in any single case or in the aggregate an amount in excess of $30,000,000 is or are entered and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days.

(I) Dissolution. Any order, judgment or decree shall be entered against the Company decreeing its involuntary dissolution or split up from its Significant Subsidiaries and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or the Company shall otherwise dissolve or cease to exist except as specifically permitted by this Agreement.

(J) Loan Documents. At any time, for any reason, any Loan Document that materially affects the ability of the Administrative Agent or any of the Lenders to enforce the Obligations ceases to be in full force and effect or the Company or any of the Company’s Significant Subsidiaries party thereto seek to repudiate their respective obligations thereunder.

(K) ERISA Event. An ERISA Event shall have occurred that, in the opinion of the Required Lenders, individually or when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a liability to the Company and the Subsidiaries in excess of $30,000,000

(L) Installment Payments. The Company or any member of the Controlled Group has failed to make an installment or any other payment which could result in a lien under Section 430(k) of the Code with respect to a liability in excess of $30,000,000.

(M) Change of Control. A Change of Control shall occur.

(N) Environmental Matters. The Company or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to (i) the Release by the Company or any of its Subsidiaries of any Contaminant into the environment, (ii) the liability of the Company or any of its Subsidiaries arising from the Release by any other Person of any Contaminant into the environment, or (iii) any violation of any Environmental, Health or Safety Requirements of Law by the Company or any of its Subsidiaries, which, in any case, has or is reasonably likely to subject the Company to liability (which is not covered by undenied indemnification by a creditworthy indemnitor) in excess of $30,000,000.

(O) Guarantor Revocation. Except as permitted upon the termination of such Foreign Subsidiary Guarantor’s parent as a Foreign Subsidiary Borrower, any guarantor of the Obligations shall terminate or revoke any of its obligations under the Domestic Subsidiary Guaranty or the Foreign Subsidiary Guaranty.

(P) Receivables Facility Attributed Indebtedness. An event (such event, a “Receivables Facility Trigger Event”) shall occur which (i) permits the investors or purchasers in respect of Receivables Facility Attributed Indebtedness of the Company or any Affiliate of the Company to require the early amortization or liquidation of such Receivables Facility Attributed Indebtedness in an aggregate outstanding amount in excess of $30,000,000 and (x) such Receivables Facility Trigger Event shall not be remedied or waived within the later to occur of the tenth day after the occurrence thereof or the expiry date of any grace period related thereto under the agreement evidencing such Receivables Facility Attributed Indebtedness, or (y) such investors shall require the early amortization or liquidation of such Receivables Facility Attributed Indebtedness as a result of such Receivables Facility Trigger Event, (ii) results in the termination of reinvestments of collections or proceeds of receivables and related assets under the agreements evidencing such Receivables Facility Attributed Indebtedness, or (iii) causes or otherwise permits the replacement or substitution of the Company or any Affiliate thereof as the servicer under the agreements evidencing such Receivables Facility Attributed Indebtedness; provided, however, that this Section 8.1(P) shall not apply on any date with respect to any voluntary request by the Company or an Affiliate thereof for an above-described amortization, liquidation, or termination of reinvestments so long as the aforementioned investors or purchasers cannot independently require on such date such amortization, liquidation or termination of reinvestments.

A Default shall be deemed “continuing” until cured or until waived in writing in accordance with Section 9.3.

ARTICLE IX: ACCELERATION, DEFAULTING LENDERS; WAIVERS,

AMENDMENTS AND REMEDIES

9.1. Termination of Revolving Loan Commitments; Acceleration. If any Default described in Section 8.1(F) or 8.1(G) occurs with respect to any Borrower, the Termination Date shall be deemed to have occurred, all obligations of the Lenders to make Loans hereunder and the obligation of any Issuing Banks to issue Letters of Credit hereunder shall automatically terminate, the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender and the Borrowers shall be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Administrative Agent the cash collateral required pursuant to Section 3.11. If any other Default occurs, the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation of the Issuing Banks to issue Letters of Credit hereunder, or declare the Termination Date to have occurred and the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrowers expressly waive.

9.2. Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan or the issuance of a Letter of Credit notwithstanding the existence of a Default or the inability of the applicable Borrower to satisfy the conditions precedent to such Loan or issuance of such Letter of Credit shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 9.3, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full in cash.

9.3. Amendments. Subject to the provisions of this Article IX, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrowers may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrowers hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender (which is not a Defaulting Lender) affected thereby (provided, that a Defaulting Lender shall be permitted to consent to any increase or extension of its Revolving Loan Commitment or any amendment, waiver or modification which would otherwise require its consent pursuant to clauses (ii) and (iii) below):

(i) Postpone or extend the Revolving Loan Termination Date or any other date fixed for any payment of principal of, or interest on, the Loans (other than prepayments thereunder), the Reimbursement Obligations or any fees or other amounts payable to such Lender or any modifications of the provisions relating to prepayments of Loans and other Obligations;

(ii) Reduce the principal amount of any Loans or L/C Obligations, or reduce the rate or extend the time of payment of interest or fees thereon; provided, however, that a waiver of the application of the default rate of interest pursuant to Section 2.10 hereof shall only require the approval of the Required Lenders; or

(iii) Increase the amount of the Revolving Loan Commitment of any Lender hereunder, increase any Lender’s Pro Rata Share or increase the aggregate principal amount of such Lender’s Loans;

provided, further, however, that no such supplemental agreement shall, without the consent of each Lender (which is not a Defaulting Lender):

(i) Reduce the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters or amend the definitions of “Required Lenders” or “Pro Rata Share”;

(ii) Permit any Borrower to assign its rights under this Agreement;

(iii) Other than pursuant to a transaction permitted by the terms of this Agreement, release any guarantor from its obligations under the Domestic Subsidiary Guaranty or the Foreign Subsidiary Guaranty;

(iv) Amend Section 12.2 or 12.3 in a manner that would alter the pro rata sharing of payments required thereby; or

(v) Amend the definition of “Agreed Currencies” or “Agreed Jurisdictions” or amend Section 2.23 or this Section 9.3.

No amendment of any provision of this Agreement relating to (a) the Administrative Agent shall be effective without the written consent of the Administrative Agent, (b) Swing Line Loans shall be effective without the written consent of the Swing Line Bank, and (c) any Issuing Bank shall be effective without the written consent of such Issuing Bank. The Administrative Agent may waive payment of the fee required under Section 13.3(C) without obtaining the consent of any of the Lenders.

ARTICLE X: GENERAL PROVISIONS

10.1. Survival of Representations. All representations and warranties of the Borrowers contained in this Agreement shall survive delivery of this Agreement and the making of the Loans herein contemplated so long as any principal, accrued interest, fees, or any other amount due and payable under any Loan Document is outstanding and unpaid (other than contingent reimbursement and indemnification obligations) and so long as the Revolving Loan Commitments have not been terminated.

10.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrowers in violation of any limitation or prohibition provided by any applicable statute or regulation.

10.3. Intentionally Omitted.

10.4. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

10.5. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrowers, the Administrative Agent, the Co-Syndication Agents and the Lenders and supersede all prior agreements and understandings among the Borrowers, the Administrative Agent and the Lenders relating to the subject matter thereof.

10.6. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other Lender (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

10.7. Expenses; Indemnification.

(A) Expenses. The Borrowers shall reimburse the Administrative Agent, the Arrangers and the Co-Syndication Agents for any reasonable costs and out-of-pocket expenses (including reasonable attorneys’ and paralegals’ fees and time charges of attorneys and paralegals for the Administrative Agent, which attorneys and paralegals may be employees of the Administrative Agent) paid or incurred by the Administrative Agent, the Arrangers or the Co-Syndication Agents in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents. The Company also agrees to reimburse the Administrative Agent, the Arrangers, the Co-Syndication Agents and the Lenders for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ and paralegals’ fees and time charges of attorneys and paralegals for the Administrative Agent, the Arrangers, the Co-Syndication Agents and the Lenders, which attorneys and paralegals may be employees of the Administrative Agent, or an Arranger, a Co-Syndication Agent or the Lenders) paid or incurred by the Administrative Agent, the Arrangers, the Co-Syndication Agents or any Lender in connection with the collection of the Obligations and enforcement of the Loan Documents.

(B) Indemnity. The Borrowers further agree to defend, protect, indemnify, and hold harmless the Administrative Agent, each Arranger, each Co-Syndication Agent, and each and all of the Lenders and each of their respective Affiliates, and each of such Administrative Agent’s, Arranger’s, Co-Syndication Agent’s, Lender’s, or Affiliate’s respective officers, directors, trustees, investment advisors, employees, attorneys, advisors and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article V) (collectively, the “Indemnitees”), based upon its obligations, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, reasonable costs, reasonable expenses of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of:

(i) this Agreement or any of the other Loan Documents, or any act, event or transaction related or attendant thereto or to the making of the Loans, and the issuance of and participation in Letters of Credit hereunder, the management of such Loans or Letters of Credit, the use or intended use of the proceeds of the Loans or Letters of Credit hereunder, or any of the other transactions contemplated by the Loan Documents; or

(ii) any liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs of investigation, feasibility or remedial action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future relating to violation of any Environmental, Health or Safety Requirements of Law arising from or in connection with the past, present or future operations of the Company, its Subsidiaries or any of their respective predecessors in interest, or, the past, present or future environmental, health or safety condition of any respective property of the Company or its Subsidiaries, the presence of asbestos-containing materials at any respective property of the Company or its Subsidiaries or the Release or threatened Release of any Contaminant into the environment (collectively, the “Indemnified Matters”);

provided, however, the Borrowers shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters to the extent caused by or resulting from the willful misconduct or gross negligence of such Indemnitee, as determined by the final non-appealable judgment of a court of competent jurisdiction. If the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, each Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

(C) Waiver of Certain Claims. The Borrowers further agree to assert no claim against any of the Indemnitees on any theory of liability seeking consequential, special, indirect, exemplary or punitive damages.

(D) Survival of Agreements. The obligations and agreements of the Borrowers under this Section 10.7 shall survive the termination of this Agreement.

10.8. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

10.9. Confidentiality. Each Lender agrees to hold any confidential information which it may receive from any member of the Obligor Group pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender’s direct or indirect contractual counterparties in Hedging Agreements or to legal counsel, accountants and other professional advisors to such counterparties, (vii) permitted by Section 13.4, (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder, (ix) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, and (x) in the event and to the extent such confidential information (A) becomes publicly available other than as a result of breach of this Section or (B) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

10.10. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

10.11. Nonliability of Lenders. The relationship among the Borrowers and the Lenders and the Administrative Agent shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to any Borrower. Neither the Administrative Agent nor any Lender undertakes any responsibility to any Borrower to review or inform such Borrower of any matter in connection with any phase of such Borrower’s business or operations.

10.12. GOVERNING LAW. ANY DISPUTE BETWEEN ANY BORROWER AND THE ADMINISTRATIVE AGENT OR ANY LENDER ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THE BORROWERS AND THE LENDERS IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING 735 ILCS SECTION 105/5-1 ET SEQ. BUT OTHERWISE WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS.

10.13. CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL.

(A) NON-EXCLUSIVE JURISDICTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH OF THE PARTIES HERETO

HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY MEMBER OF THE OBLIGOR GROUP AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT (OTHER THAN COUNTERCLAIMS INITIATED IN THE SAME JURISDICTION AS THE CLAIM) SHALL BE BROUGHT TO THE EXTENT POSSIBLE ONLY IN A COURT IN CHICAGO, ILLINOIS.

(B) SERVICE OF PROCESS. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY PROCESS UPON IT AND IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY WRITS, PROCESS OR SUMMONSES IN ANY SUIT, ACTION OR PROCEEDING BY THE MAILING THEREOF BY THE ADMINISTRATIVE AGENT OR THE LENDERS BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY ADDRESSED AS PROVIDED HEREIN. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY OF THE PARTIES HERETO TO SERVE ANY SUCH WRITS, PROCESS OR SUMMONSES IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(C) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(D) ADVICE OF COUNSEL. EACH OF THE PARTIES REPRESENTS TO EACH OTHER PARTY HERETO THAT IT HAS DISCUSSED THIS AGREEMENT AND, SPECIFICALLY, THE PROVISIONS OF SECTION 10.7 AND THIS SECTION 10.13, WITH ITS COUNSEL.

(E) SERVICE OF PROCESS TO FOREIGN SUBSIDIARY BORROWERS. EACH FOREIGN SUBSIDIARY BORROWER IRREVOCABLY DESIGNATES AND APPOINTS THE COMPANY, AS ITS AUTHORIZED AGENT, TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF, SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUIT, ACTION OR PROCEEDING OF THE NATURE REFERRED TO IN SECTION 10.13(A) IN ANY FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS. THE COMPANY HEREBY REPRESENTS, WARRANTS AND CONFIRMS THAT THE COMPANY HAS AGREED TO ACCEPT SUCH APPOINTMENT (AND ANY SIMILAR APPOINTMENT BY A SUBSIDIARY GUARANTOR WHICH IS A FOREIGN SUBSIDIARY). SAID DESIGNATION AND APPOINTMENT SHALL BE IRREVOCABLE BY EACH SUCH FOREIGN SUBSIDIARY BORROWER UNTIL ALL LOANS, ALL REIMBURSEMENT OBLIGATIONS, INTEREST THEREON AND ALL OTHER AMOUNTS PAYABLE BY SUCH FOREIGN SUBSIDIARY BORROWER HEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS SHALL HAVE BEEN PAID IN FULL IN ACCORDANCE WITH THE PROVISIONS HEREOF AND THEREOF AND SUCH FOREIGN SUBSIDIARY BORROWER SHALL HAVE BEEN TERMINATED AS A BORROWER HEREUNDER PURSUANT TO SECTION 2.23. EACH FOREIGN SUBSIDIARY BORROWER HEREBY CONSENTS TO PROCESS BEING SERVED IN ANY SUIT, ACTION OR PROCEEDING OF THE NATURE REFERRED TO IN SECTION 10.13(A) IN ANY FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS BY SERVICE OF PROCESS UPON THE COMPANY AS PROVIDED IN THIS SECTION 10.13(E); PROVIDED THAT, TO THE EXTENT LAWFUL AND POSSIBLE, NOTICE OF SAID SERVICE UPON SUCH AGENT SHALL BE MAILED BY REGISTERED OR CERTIFIED AIR MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO THE COMPANY AND (IF APPLICABLE TO) SUCH FOREIGN SUBSIDIARY BORROWER AT ITS ADDRESS SET FORTH IN THE BORROWING SUBSIDIARY AGREEMENT TO WHICH IT IS A PARTY OR TO ANY OTHER ADDRESS OF WHICH SUCH FOREIGN SUBSIDIARY BORROWER SHALL HAVE GIVEN WRITTEN NOTICE TO THE ADMINISTRATIVE AGENT (WITH A COPY THEREOF TO THE COMPANY). EACH FOREIGN SUBSIDIARY BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL CLAIM OF ERROR BY REASON OF ANY SUCH SERVICE IN SUCH MANNER AND AGREES THAT SUCH SERVICE SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH FOREIGN SUBSIDIARY BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING AND SHALL, TO THE FULLEST EXTENT PERMITTED BY LAW, BE TAKEN AND HELD TO BE VALID AND PERSONAL SERVICE UPON AND PERSONAL DELIVERY TO SUCH FOREIGN SUBSIDIARY BORROWER. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

10.14. Subordination of Intercompany Indebtedness. Each Borrower agrees that any and all claims of such Borrower against any of its Affiliates that is a guarantor with respect to any indebtedness of any guarantor to such Borrower (“Intercompany Indebtedness”), any endorser, obligor or any other guarantor of all or any part of the Obligations, or against any of its properties, including, without limitation, claims arising from liens or security interests upon property, shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Obligations; provided that, and not in contravention of the foregoing, so long as no Default has occurred and is continuing each Borrower may make loans to and receive payments in the ordinary course with respect to such Intercompany Indebtedness from each such guarantor to the extent permitted by the terms of this Agreement and the other Loan Documents. Should any payment, distribution, security or instrument or proceeds thereof be received by a Borrower upon or with respect to the Intercompany Indebtedness in contravention of this Agreement or the Loan Documents or after the occurrence of a Default, including, without limitation, an event described in Section 8.1(F) or (G), prior to the satisfaction of all of the Obligations (other than contingent indemnity obligations) and the termination of all financing arrangements pursuant to any Loan Document or Hedging Agreement among the Borrowers and the Lenders (and their Affiliates), each Borrower shall receive and hold the same in trust, as trustee, for the benefit of the holders of the Obligations and shall forthwith deliver the same to the Administrative Agent, for the benefit of such Persons, in precisely the form received (except for the endorsement or assignment of the applicable Borrower where necessary), for application to any of the Obligations, due or not due, and, until so delivered, the same shall be held in trust by the applicable Borrower as the property of the holders of the Obligations. If the applicable Borrower fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees are irrevocably authorized to make the same. Each Borrower agrees that until the Obligations (other than the contingent indemnity obligations) have been paid in full (in cash) and satisfied and all financing arrangements pursuant to any Loan Document or Hedging Agreement among the Borrowers and the Lenders (and their Affiliates) have been terminated, such Borrower will not assign or transfer to any Person (other than the Administrative Agent) any claim such Borrower has or may have against any guarantor.

10.15. USA PATRIOT Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 25, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrowers in accordance with the Act. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.16. No Duties Imposed on Co-Syndication Agents, Documentation Agents or Arrangers. None of the Persons identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as a “Co-Syndication Agent,” “Documentation Agent” or “Arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, if such Person is a Lender, those applicable to all Lenders as such. Without limiting the foregoing, none of the Persons identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as a “Co-Syndication Agent,” “Documentation Agent” or “Arranger” shall have or be deemed to have any fiduciary duty to or fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

10.17. Accounting. Except as provided to the contrary herein, all accounting terms and other applicable definitions, covenants and provisions herein shall be interpreted and all accounting determinations and other applicable calculations hereunder shall be made in accordance with Agreement Accounting Principles. If any changes in generally accepted accounting principles are hereafter required or permitted and are adopted by the Company or any of its Subsidiaries with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, tests, restrictions or standards herein or in the related definitions or terms used therein (“Accounting Changes”), the parties hereto agree, at the Company’s request, to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating the Company’s and its Subsidiaries’ financial condition shall be the same after such changes as if such changes had not been made; provided, however, until such provisions are amended in a manner reasonably satisfactory to the Administrative Agent and the Required Lenders, no Accounting Change shall be given effect in such calculations and all financial reports (excluding in any event financial statements) required to be delivered hereunder shall be prepared in accordance with Agreement Accounting Principles without taking into account such Accounting Changes. In the event such amendment is entered into, all references in this Agreement to Agreement Accounting Principles shall mean generally accepted accounting principles as of the date of such amendment. Notwithstanding the foregoing or any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any of its Subsidiaries at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Staff Position APB 14-1 to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

ARTICLE XI: THE ADMINISTRATIVE AGENT

11.1. Appointment; Nature of Relationship. JPMorgan Chase is appointed by the Lenders as the Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article XI. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement and that the Administrative Agent is merely acting as the representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of Section 9-102 of the Illinois Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders, for itself and on behalf of its affiliates, agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender waives.

11.2. Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties or fiduciary duties to the Lenders, or any obligation to the Lenders to take any action hereunder or under any of the other Loan Documents except any action specifically provided by the Loan Documents required to be taken by the Administrative Agent.

11.3. General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrowers, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is found in a final judgment by a court of competent jurisdiction to have arisen solely from the gross negligence or willful misconduct of such Person.

11.4. No Responsibility for Loans, Creditworthiness, Recitals, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document; (iii) the satisfaction of any condition specified in Article V, except receipt of items required to be delivered solely to the Administrative Agent; (iv) the existence or possible existence of any Default or (v) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. The Administrative Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or in any of the other Loan Documents for the execution, effectiveness, genuineness, validity, legality, enforceability, collectibility, or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of any guarantor of any or all of the Obligations, the Borrower or any of its Subsidiaries.

11.5. Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement expressly requires such), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all owners of Loans. Upon receipt of any such instructions from the Required Lenders (or all of the Lenders in the even that and to the extent that this Agreement expressly requires such), the Administrative Agent shall be permitted to act on behalf of the full principal amount of the Obligations. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

11.6. Employment of Administrative Agent and Counsel. The Administrative Agent may execute any of its duties as the Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorney-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.

11.7. Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

11.8. The Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to its respective Pro Rata Shares (i) for any amounts not reimbursed by the Borrowers for which the Administrative Agent is entitled to reimbursement by the Borrowers under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from the gross negligence or willful misconduct of the Administrative Agent.

11.9. Rights as a Lender. With respect to its Revolving Loan Commitment, Loans made by it, and Letters of Credit issued by it, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders”, “Issuing Bank” or “Issuing Banks” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Company or any of its Subsidiaries in which such Person is not prohibited hereby from engaging with any other Person.

11.10. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Arranger, either Co-Syndication Agent or any other Lender and based on the financial statements prepared by the Company and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, either Co-Syndication Agent or any other Lender based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking the action under this Agreement and the other Loan Documents. Except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent for any of its Affiliates in any capacity.

11.11. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrowers and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Administrative Agent’s giving notice of resignation, then the retiring Administrative Agent may appoint, on behalf of the Borrowers and the Lenders, a successor Administrative Agent. Notwithstanding anything herein to the contrary, so long as no Default has occurred and is continuing, each such successor Administrative Agent shall be subject to approval by the Company, which approval shall not be unreasonably withheld. Such successor Administrative Agent shall be a Lender and shall be a commercial bank having capital and retained earnings of at least $500,000,000. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XI shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. The Administrative Agent may not be removed without its prior written consent.

11.12. No Duties Imposed Upon Arrangers. No Person identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as an “Arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than if such Person is a Lender, those applicable to all Lenders as such. Without limiting the foregoing, no Person identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as an “Arranger” shall have or be deemed to have any fiduciary duty to or fiduciary relationship with any Lender. In addition to the agreement set forth in Section 11.10, each of the Lenders acknowledges that it has not relied, and will not rely, on any Person so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

11.13. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or the Company referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

11.14. Delegation to Affiliates. The Borrowers and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents, and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under terms of this Agreement.

11.15. Intercreditor Agreement and Subsidiary Guaranties. Each Lender authorizes the Administrative Agent to enter into and remain subject to each of the Intercreditor Agreement, the Domestic Subsidiary Guaranty and the Foreign Subsidiary Guaranty on behalf and for the benefit of such Lender and to take all actions contemplated by such documents, including, without limitation, all enforcement actions. Each Lender agrees to be bound by the terms and conditions of the Intercreditor Agreement.

ARTICLE XII: SETOFF; RATABLE PAYMENTS

12.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs and is continuing, any Indebtedness from any Lender to any Borrower (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

12.2. Ratable Payments; Failure to Fund. (A) If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Sections 2.14(E), 4.1, 4.2, or 4.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to the obligations owing to them. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

(B) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.2(D), 2.17, 3.6, 3.7 or 11.8, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swing Line Bank or an Issuing Bank to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

12.3. Application of Payments. If any Borrower, prior to the occurrence of a Default, has remitted a payment to the Administrative Agent or any Lender without indicating the Obligation to be reduced thereby, or at any time after the occurrence of a Default, subject to the provisions of Section 9.2, the Administrative Agent shall, unless otherwise specified at the direction of the Required Lenders which direction shall be consistent with the last sentence of this Section 12.3, apply all payments and prepayments in respect of any Obligations in the following order:

(A) first, to pay interest on and then principal of any portion of the Loans which the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or any Borrower;

(B) second, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Administrative Agent;

(C) third, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Lenders and the issuer(s) of Letters of Credit;

(D) fourth, to pay interest due in respect of Swing Line Loans;

(E) fifth, to pay interest due in respect of Loans (other than Swing Line Loans and L/C Obligations);

(F) sixth, to the ratable payment or prepayment of principal outstanding on Swing Line Loans;

(G) seventh, to the ratable payment or prepayment of principal outstanding on Loans (other than Swing Line Loans) and Reimbursement Obligations in such order as the Administrative Agent may determine in its sole discretion;

(H) eighth, to provide required cash collateral, if required pursuant to Section 3.11; and

(I) ninth, to the ratable payment of all other Obligations.

Unless otherwise designated (which designation shall only be applicable prior to the occurrence of a Default) by the applicable Borrower, all principal payments in respect of Loans (other than Swing Line Loans) shall be applied first, to repay outstanding Floating Rate Loans, and then to repay outstanding Eurocurrency Rate Loans with those Eurocurrency Rate Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods. The order of priority set forth in this Section 12.3 and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Administrative Agent, the Lenders, the Swing Line Bank and the issuer(s) of Letters of Credit as among themselves. Upon written notice to the Borrowers, the order of priority set forth in clauses (C) through (I) of this Section 12.3 may at any time and from time to time be changed by the Required Lenders without consent of or approval by the Company, or any other Person; provided, that the order of priority of payments in respect of Swing Line Loans may be changed only with the prior written consent of the Swing Line Bank. The order of priority set forth in clauses (A) and (B) of this Section 12.3 may be changed only with the prior written consent of the Administrative Agent.

12.4. Relations Among Lenders.

(A) Except with respect to the exercise of set-off rights of any Lender in accordance with Section 12.1, the proceeds of which are applied in accordance with this Agreement, and except as set forth in the following sentence, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Company or any other obligor hereunder or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, at the direction of the Administrative Agent.

(B) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

12.5. Representations and Covenants Among Lenders. Each Lender represents and covenants for the benefit of all other Lenders and the Administrative Agent that such Lender is not satisfying and shall not satisfy any of its obligations pursuant to this Agreement with any assets considered for any purposes of ERISA or Section 4975 of the Code to be assets of or on behalf of any “plan” as defined in section 3(3) of ERISA or section 4975 of the Code, regardless of whether subject to ERISA or Section 4975 of the Code.

ARTICLE XIII: BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

13.1. Successors and Assigns; Designated Lenders.

(A) Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent and the Lenders and their respective successors and assigns permitted hereby, except that (i) none of the Borrowers shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 13.3, and (iii) any transfer by Participants must be made in compliance with Section 13.2. Any attempted assignment or transfer by any party not made in compliance with this Section 13.1 or Section 13.3 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 13.2. The parties to this Agreement acknowledge that clause (ii) of this Section 13.1 relates only to absolute assignments and this Section 13.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any promissory note issued hereunder to a Federal Reserve Bank, (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any promissory note issued hereunder to its trustee in support of its obligations to its trustee or (z) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any promissory note issued hereunder to direct or indirect contractual counterparties in interest rate swap agreements relating to the Loans, but in all cases excluding credit default swaps; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 13.3. The Administrative Agent may treat the Person which made any Revolving Loan or which holds any promissory note issued hereunder as the owner thereof for all purposes hereof unless and until such Person complies with Section 13.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Revolving Loan or which holds any promissory note issued hereunder to direct payments relating to such Revolving Loan or promissory note issued hereunder to another Person. Any assignee of the rights to any Revolving Loan or any promissory note issued hereunder agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a promissory note has been issued hereunder in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

(B) Designated Lenders.

(i) Subject to the terms and conditions set forth in this Section 13.1(B), any Lender may from time to time elect to designate an Eligible Designee to provide all or any part of the Loans to be made by such Lender pursuant to this Agreement; provided that the designation of an Eligible Designee by any Lender for purposes of this Section 13.1(B) shall be subject to the approval of the Administrative Agent (which consent shall not be unreasonably withheld or delayed). Upon the execution by the parties to each such designation of an agreement in the form of Exhibit L hereto (a “Designation Agreement”) and the acceptance thereof by the Administrative Agent, the Eligible Designee shall become a Designated Lender for purposes of this Agreement. The Designating Lender shall thereafter have the right to permit the Designated Lender to provide all or a portion of the Loans to be made by the Designating Lender pursuant to the terms of this Agreement and the making of the Loans or portion thereof shall satisfy the obligations of the Designating Lender to the same extent, and as if, such Loan was made by the Designating Lender. As to any Loan made by it, each Designated Lender shall have all the rights a Lender making such Loan would have under this Agreement and otherwise; provided, (x) that all voting rights under this Agreement shall be exercised solely by the Designating Lender, (y) each Designating Lender shall remain solely responsible to the other parties hereto for its obligations under this Agreement, including the obligations of a Lender in respect of Loans made by its Designated Lender and (z) no Designated Lender shall be entitled to reimbursement under Article IV hereof for any amount which would exceed the amount that would have been payable by the applicable Borrower to the Lender from which the Designated Lender obtained any interests hereunder. No additional promissory notes shall be required to be issued hereunder with respect to Loans provided by a Designated Lender; provided, however, to the extent any Designated Lender shall advance funds, the Designating Lender shall be deemed to hold the promissory notes issued hereunder in its possession as an administrative agent for such Designated Lender to the extent of the Loan funded by such Designated Lender. Such Designating Lender shall act as an administrative agent for its Designated Lender and give and receive notices and communications hereunder. Any payments for the account of any Designated Lender shall be paid to its Designating Lender as administrative agent for such Designated Lender and neither the Borrowers nor the Administrative Agent shall be responsible for any Designating Lender’s application of such payments. In addition, any Designated Lender may (1) with notice to, but without the consent of the Borrowers or the Administrative Agent, assign all or portions of its interests in any Loans to its Designating Lender or to any financial institution consented to by the Administrative Agent providing liquidity and/or credit facilities to or for the account of such Designated Lender and (2) subject to advising any such Person that such information is to be treated as confidential in accordance with Section 13.4, disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any guarantee, surety or credit or liquidity enhancement to such Designated Lender.

(ii) Each party to this Agreement hereby agrees that it shall not institute against, or join any other Person in instituting against, any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceedings under any federal or state bankruptcy or similar law for one year and a day after the payment in full of all outstanding senior indebtedness of any Designated Lender; provided that the Designating Lender for each Designated Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage and expense arising out of its inability to institute any such proceeding against such Designated Lender. This Section 13.1(B) shall survive the termination of this Agreement.

13.2. Participations.

(A) Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Revolving Credit Obligations of such Lender, any promissory note issued hereunder held by such Lender, any Revolving Loan Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Revolving Credit Obligations and the holder of any promissory note issued to it hereunder in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

(B) Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Revolving Loan Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 9.3.

(C) Benefit of Certain Provisions. Each Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 12.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 12.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 12.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 12.2 as if each Participant were a Lender. Each Borrower further agrees that each Participant shall be entitled to the benefits of Article IV to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Article IV than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the applicable Borrower, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Article IV to the same extent as if it were a Lender.

13.3. Assignments.

(A) Permitted Assignments. Any Lender may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be evidenced by an agreement substantially in the form of Exhibit D or in such other form as may be agreed to by the parties thereto (each such agreement, an “Assignment Agreement”). Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall, unless otherwise consented to in writing by the applicable Borrower and the Administrative Agent, either be in an amount equal to the entire applicable Revolving Credit Obligations of the assigning Lender or (unless each of the applicable Borrower and the Administrative Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Revolving Credit Obligations subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the Assignment Agreement.

(B) Consents. The consent of the applicable Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund; provided that the consent of the applicable Borrower shall not be required if a Default has occurred and is continuing; provided further, that the Borrowers shall be deemed to have consented to any such assignment unless they shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof. The consent of each Issuing Bank shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund. The consent of the Administrative Agent shall be required prior to an assignment becoming effective. Any consent required under this Section 13.3(B) shall not be unreasonably withheld or delayed.

(C) Effect; Effective Date. Upon (i) delivery to the Administrative Agent of an Assignment Agreement, together with any consents required by Sections 13.3(A) and 13.3(B), and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent or unless such assignment is made to such assigning Lender’s Affiliate), such assignment shall become effective on the effective date specified in such assignment. The Assignment Agreement shall contain a representation and warranty by the Purchaser to the effect that none of the funds, money, assets or other consideration used to make the purchase and assumption of the Revolving Loan Commitment and Revolving Credit Obligations under the applicable Assignment Agreement constitutes “plan assets” as defined under ERISA and that the rights, benefits and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights, benefits and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Revolving Credit Obligations assigned to such Purchaser without any further consent or action by the Borrowers, the Lenders or the Administrative Agent. In the case of an assignment covering all of the assigning Lender’s rights, benefits and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the Loan Documents. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 13.3(C), the transferor Lender, the Administrative Agent and the applicable Borrower shall, at no additional cost to the applicable Borrower, and, if the transferor Lender or the Purchaser desires that its Loans be evidenced by promissory notes, make appropriate arrangements so that, upon cancellation and surrender to the applicable Borrower of the previously issued promissory notes (if any) held by the transferor Lender, new promissory notes issued hereunder or, as appropriate, replacement promissory notes are issued to such transferor Lender, if applicable, and new promissory notes or, as appropriate, replacement promissory notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Revolving Loan Commitments (or, if the Revolving Loan Termination Date has occurred, their respective Revolving Credit Obligations), as adjusted pursuant to such assignment.

(D) The Register. The Administrative Agent, acting solely for this purpose as an Administrative Agent of each Borrower (and each Borrower hereby designates the Administrative Agent to act in such capacity), shall maintain at one of its offices in Chicago, Illinois a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the Revolving Loan Commitments of, and principal amounts of and interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time and whether such Lender is an original Lender or assignee of another Lender pursuant to an assignment under this Section 13.3. The entries in the Register shall be conclusive, and Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

13.4. Dissemination of Information. Each Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of such Borrower and its Subsidiaries; provided, that each Transferee and prospective Transferee agrees to be bound by Section 10.9 of this Agreement.

13.5. Tax Certifications. If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.14(E).

ARTICLE XIV: NOTICES

14.1. Giving Notice. Except as otherwise permitted by Section 2.13 with respect to Borrowing/Election Notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Documents shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i) if to any Borrower or any Subsidiary Guarantor, at the Company’s address or telecopier number set forth on the signature page hereof;

(ii) if to the Administrative Agent, at its address or telecopier number set forth on the signature page hereof, provided, however, that all notices relating to Loans in an Agreed Currency other than Dollars (but not any notices relating to Letters of Credit) shall also be delivered to:

JPMorgan Europe Limited

125 London Wall

London

EC2Y 5AJ

England

Fax: 44 207 777 2360

Telephone: 44 207 777 2352/2355

Attn: Agency Department;

(iii) if to an Issuing Bank, at its address or telecopier number set forth on the signature page hereof; and

(iv) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).

14.2. Change of Address. Each of the Company and the Administrative Agent may change the address for service of notice upon it by a notice in writing to the other parties hereto, including, without limitation, each Lender. Each Lender may change the address for service of notice upon it by a notice in writing to the Company and the Administrative Agent.

ARTICLE XV: COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by each Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by telex or telephone, that it has taken such action.

ARTICLE XVI: NO NOVATION; REFERENCES TO THIS AGREEMENT

IN LOAN DOCUMENTS

16.1. No Novation. It is the express intent of the parties hereto that this Agreement (i) shall re-evidence the Borrower’s indebtedness under the Existing Credit Agreement, (ii) is entered into in substitution for, and not in payment of, the obligations of the Borrower under the Existing Credit Agreement, and (iii) is in no way intended to constitute a novation of any of the Borrower’s indebtedness which was evidenced by the Existing Credit Agreement or any of the other Loan Documents.

16.2. References to This Agreement In Loan Documents. Upon the effectiveness of this Agreement, on and after the date hereof, each reference in any other Loan Document to the Existing Credit Agreement (including any reference therein to “the Credit Agreement,” “thereunder,” “thereof,” “therein” or words of like import referring thereto) shall mean and be a reference to this Agreement.

ARTICLE XVII: COMPANY GUARANTEE

In order to induce the Lenders to extend credit to the other Borrowers hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of such other Borrowers. The Company further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.

The Company waives presentment to, demand of payment from and protest to any Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by: (a) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the

Obligations; (e) the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Obligations, if any; (f) any change in the corporate, partnership or other existence, structure or ownership of any Borrower or any other guarantor of any of the Obligations; (g) the enforceability or validity of the Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Borrower or any other guarantor of any of the Obligations, for any reason related to this Agreement, any Swap Agreement, any other Loan Document, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Borrower or any other guarantor of the Obligations, of any of the Obligations or otherwise affecting any term of any of the Obligations; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.

The Company further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent, the Issuing Bank or any Lender to any balance of any deposit account or credit on the books of the Administrative Agent, the Issuing Bank or any Lender in favor of any Borrower or any other Person.

The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise.

The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent, the Issuing Bank or any Lender upon the bankruptcy or reorganization of any Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent, the Issuing Bank or any Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any other Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the Administrative Agent, the Issuing Bank or any Lender, forthwith pay, or cause to be paid, to the Administrative Agent, the Issuing Bank or any Lender in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon. The Company further agrees that if payment in respect of any Obligation shall be due in a currency other than Dollars and/or at a place of payment other than New York, Chicago or any other Eurocurrency Payment Office and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent, the Issuing Bank or any Lender,

disadvantageous to the Administrative Agent, the Issuing Bank or any Lender in any material respect, then, at the election of the Administrative Agent, the Company shall make payment of such Obligation in Dollars (based upon the applicable Equivalent Amount in effect on the date of payment) and/or in New York, Chicago or such other Eurocurrency Payment Office as is designated by the Administrative Agent and, as a separate and independent obligation, shall indemnify the Administrative Agent, the Issuing Bank and any Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by the Company of any sums as provided above, all rights of the Company against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations owed by such Borrower to the Administrative Agent, the Issuing Bank and the Lenders.

Nothing shall discharge or satisfy the liability of the Company hereunder except the full performance and payment of the Obligations.

The remainder of this page is intentionally blank.

IN WITNESS WHEREOF, the Borrowers, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

WOODWARD, INC., as a Borrower

By:	/s/ Robert F. Weber, Jr.
Name: Robert F. Weber, Jr.
Title: Chief Financial Officer and Treasurer

Address: 1000 East Drake Road
Fort Collins, Colorado 80525

Attention: Robert F. Weber, Jr.
Chief Financial Officer and Treasurer
Telephone No.: 970-498-3112
Facsimile No.: 970-498-3921

WOODWARD GOVERNOR GERMANY GMBH, as a Foreign Subsidiary Borrower

By:	/s/ Wilhelm Boyemann
Name: Wilhelm Boyemann
Title: Managing Director

Address: 1000 East Drake Road
Fort Collins, Colorado 80525

Attention: Robert F. Weber, Jr.
Chief Financial Officer and Treasurer
Telephone No.: 970-498-3112
Facsimile No.: 970-498-3921

SIGNATURE PAGE TO

WOODWARD THIRD AMENDED AND RESTATED CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A., as Administrative Agent, as Swing Line Lender, as an Issuing Bank and as a Lender

By:	/s/ Nathan L. Bloch
Name: Nathan L. Bloch
Title: Senior Vice President

SIGNATURE PAGE TO

WOODWARD THIRD AMENDED AND RESTATED CREDIT AGREEMENT

WELLS FARGO BANK, N.A., as Co- Syndication Agent and as a Lender

By:	/s/ Peg Laughlin
Name: Peg Laughlin
Title: SVP

SIGNATURE PAGE TO

WOODWARD THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Co-Syndication Agent and as a Lender

By:	/s/ Victor Pierzchalski
Name:Victor Pierzchalski
Title: Authorized Signatory

SIGNATURE PAGE TO

WOODWARD THIRD AMENDED AND RESTATED CREDIT AGREEMENT

BANK OF AMERICA, N.A., as Co- Documentation Agent and as a Lender

By:	/s/ David R. Barney
Name: David R. Barney
Title: Senior Vice President

SIGNATURE PAGE TO

WOODWARD THIRD AMENDED AND RESTATED CREDIT AGREEMENT

U.S. BANK NATIONAL ASSOCIATION, as Co-Documentation Agent and as a Lender

By:	/s/ Jacob Payne
Name: Jacob Payne
Title: Vice President

SIGNATURE PAGE TO

WOODWARD THIRD AMENDED AND RESTATED CREDIT AGREEMENT

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Daniel T. Laurenzi
Name: Daniel T. Laurenzi
Title: Vice President

SIGNATURE PAGE TO

WOODWARD THIRD AMENDED AND RESTATED CREDIT AGREEMENT

FIFTH THIRD BANK, as a Lender

By:	/s/ Neil Mesch
Name: Neil Mesch
Title: Vice President

SIGNATURE PAGE TO

WOODWARD THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Anne Nickel
Name: Anne Nickel
Title: Second Vice President

SIGNATURE PAGE TO

WOODWARD THIRD AMENDED AND RESTATED CREDIT AGREEMENT

HSBC BANK USA, N.A., as a Lender

By:	/s/ Mire Levy
Name: Mire Levy
Title: VP and Relationship Manager

SIGNATURE PAGE TO

WOODWARD THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Exhibits A, A-1, B, C, D, E, F, G, H, I-1, I-2, I-3, J, K, L, M, N-1 and N-2

(to Third Amended and Restated Credit Agreement)

[Intentionally Removed]

Schedules 1.1.1, 1.1.2, 1.1.3, 1.1.4, 1.1.5, 3.2, 6.3, 6.8, 6.9 and 6.17

(to Third Amended and Restated Credit Agreement)

[Intentionally Removed]